   As filed with the Securities and Exchange Commission on January 11, 2002.
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                         ADERIS PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)

         Delaware                    2834                   54-1749283
      (State or other          (Primary Standard         (I.R.S. Employer
       jurisdiction        IndustrialClassification   Identification Number)
    ofincorporation or           Code Number)
       organization)

                                85 Main Street
                        Hopkinton, Massachusetts 01748
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)


                               -----------------

                                Peter G. Savas
                     Chief Executive Officer and President
                         Aderis Pharmaceuticals, Inc.
                                85 Main Street
                        Hopkinton, Massachusetts 01748
                                (508) 497-2300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------
                                  Copies to:
                Alan W. Pettis, Esq.    Frederick W. Kanner, Esq.
                Jeevan B. Gore, Esq.      Dewey Ballantine LLP
               Michael D. Cohen, Esq.      1301 Avenue of the
                  Latham & Watkins              Americas
               650 Town Center Drive,   New York, New York 10019
                     Suite 2000              (212) 259-8000
               Costa Mesa, California
                        92626
                   (714) 540-1235


                               -----------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                         Proposed
                                                    Maximum Aggregate        Amount of
Title of Each Class of Securities to be Registered Offering Price(1)(2) Registration Fee(2)
--------------------------------------------------------------------------------------------
          Common Stock, $0.001 par value..........     $100,000,000           $23,900
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Includes    shares that the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee.
                               -----------------
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS                                         January 11, 2002
                             Subject to completion
--------------------------------------------------------------------------------

Shares

[LOGO] Logo of Aderis Pharmaceuticals

Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We anticipate the initial public
offering price will be between $      and $     per share.

We have applied to have our common stock approved on the Nasdaq National Market for quotation under the symbol "ADPX."

Before buying any shares of our common stock, you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                         Per share  Total
--------------------------------------------------------------------------------
Public offering price                                    $          $
--------------------------------------------------------------------------------
Underwriting discounts and commissions                   $          $
--------------------------------------------------------------------------------
Proceeds to Aderis                                       $          $
--------------------------------------------------------------------------------

The underwriters may also purchase up to         additional shares of our
common stock from us at the public offering price, less the underwriting discounts, to cover over-allotments, if any, within 30 days from the date of this prospectus.

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about         , 2002.

UBS Warburg                                                  CIBC World Markets
                              RBC Capital Markets

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Through and including            , 2002 (the 25th day after the date of this
prospectus), all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, are required to deliver a prospectus. This prospectus delivery requirement is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------



                  Prospectus summary.....................  3

                  The offering...........................  5

                  Summary financial data.................  6

                  Risk factors...........................  7

                  Special note regarding forward-looking
                    statements........................... 20

                  Use of proceeds........................ 21

                  Dividend policy........................ 21

                  Capitalization......................... 22

                  Dilution............................... 23

                  Selected financial data................ 25

                  Management's discussion and analysis of
                    financial condition and results of
                    operations........................... 26


                  Business...............................  33

                  Scientific advisory board..............  52

                  Management.............................  53

                  Related party transactions.............  64

                  Principal stockholders.................  66

                  Description of capital stock...........  69

                  Shares eligible for future sale........  72

                  Underwriting...........................  74

                  Legal matters..........................  76

                  Experts................................  76

                  Change in independent auditors.........  76

                  Where you can find more information....  76

                  Index to financial statements.......... F-0

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock, which we discuss under "Risk factors" and our consolidated financial statements and related notes.

OVERVIEW

We are a biopharmaceutical company engaged in developing small molecule drugs to treat central nervous system, cardiovascular and renal disorders. We currently have four product candidates for five indications in development, with one in Phase III clinical trials, three in Phase II clinical trials and one that recently concluded its first Phase I clinical trial. We have entered into collaboration agreements with Schwarz Pharma AG, King Pharmaceuticals Research and Development, Inc. (King), a subsidiary of King Pharmaceuticals, Inc. and Fujisawa Healthcare, Inc. We focus on small molecule drug candidates that act selectively to either block (antagonists) or increase (agonists) the activity of certain proteins, such as receptors and enzymes that regulate important physiologic functions. By developing compounds that selectively target single receptor subtypes, we believe we can produce the desired therapeutic effect while minimizing side effects often produced by less selective compounds. Small molecules generally offer the dosing flexibility required for optimal patient compliance, have a broader array of dosage forms, lend themselves to easier formulation, have greater potential for absorption and utilization by the body and are more efficiently manufactured than large molecule therapies, such as proteins.

OUR PRODUCT CANDIDATES

We currently have four product candidates for five indications in development.

 .   Our most advanced product candidate, Rotigotine-CDS, a dopamine D\\2\\
    receptor agonist, is formulated as a transdermal patch for first line treatment of early stage and combination therapy for late stage Parkinson's disease, an age-related, neurodegenerative disorder. Parkinson's disease affects one million patients in the United States. Current therapy is limited by erratic patterns of drug release into the blood stream, causing patients to experience often debilitating fluctuations in symptoms. Rotigotine-CDS is a transdermal patch that is designed to provide a constant blood level of the drug over a 24-hour period, thereby minimizing daily symptoms and side effects associated with fluctuating levels of drug in the blood. Schwarz Pharma has an exclusive, worldwide license to develop and commercialize Rotigotine-CDS. Rotigotine-CDS is currently in Phase III clinical trials in the United States and Europe.

 .   Rotigotine-CDS has also been formulated as a reduced-dose patch for the treatment of Restless Legs Syndrome, a common, under-diagnosed neurologic movement disorder, which studies indicate may affect up to 15% of the population. Patients with this disorder have an almost irresistible urge to move their legs because of disagreeable sensations associated with this syndrome. There are currently no medications approved for the treatment of Restless Legs Syndrome in the United States. Schwarz Pharma began development of Rotigotine-CDS reduced dose with a pilot, Phase II safety and efficacy clinical trial in late 2001 in Europe.

 .   MRE-470 is an adenosine A\\2A\\ agonist being developed as an alternative to exercise stress testing in combination with coronary artery flow imaging for the diagnosis of coronary artery disease. Because many patients can not perform the level of exercise necessary for an adequate study, approximately 1.8 million coronary blood flow imaging procedures are performed in the United States using a pharmacologic stress agent in lieu of exercise each year. Currently, the leading pharmacologic stress agent for imaging studies is adenosine. Our selective adenosine A\\2A\\ receptor agonist is designed to minimize the side effects of adenosine and can be delivered as a bolus injection rather than the continuous infusion required with adenosine. King has the exclusive, worldwide license to develop and commercialize MRE-470. MRE-470 is currently in Phase II clinical trials in the United States.

 .   DTI-0009 is an adenosine A\\1\\ agonist designed to control heart rate in atrial fibrillation by slowing conduction through the atrioventricular node. Atrial fibrillation is the most common of the cardiac arrhythmias, or abnormal heart rhythms, and affects approximately six million patients worldwide. DTI-0009 is being developed as both an oral formulation for chronic and an intravenous formulation for acute therapy. Fujisawa Healthcare has the exclusive, clinical development and commercialization rights, in the United States and Canada, for the intravenous formulation of DTI-0009. The intravenous formulation of DTI-0009 is in Phase II clinical trials in the United States.

 .   DTI-0017 is an adenosine A\\1\\ antagonist designed to treat edema typically associated with congestive heart failure. Approximately 4.7 million people in the United States suffer from congestive heart failure. DTI-0017 is being developed as both an oral formulation for chronic and an intravenous formulation for acute therapy. Our own studies and other published research suggest that adenosine A\\1\\ antagonists, such as DTI-0017, appear to act at a different site in the kidney from most diuretics, do not affect potassium balance, appear to prevent the decreased renal function seen with some other diuretics and may prevent the development of resistance to the diuretic effect occurring with some other agents. We have concluded our first Phase I clinical trial of DTI-0017 and are currently reformulating the product candidate and conducting additional animal testing.

In addition, we believe there may be additional therapeutic indications for our current portfolio of product candidates.

OUR BUSINESS STRATEGY

We intend to become a leader in the development and commercialization of innovative adenosine-based and other therapies for cardiovascular, central nervous system and renal diseases. To achieve this objective, we intend to concentrate on the following key strategies:

 .   focus our internal research and pre-clinical development on predominantly cardiovascular, central nervous system and renal disease pathways;

 .   maintain and expand our in-house expertise and capabilities in synthetic chemistry, pharmacology and key elements of clinical development while outsourcing routine drug development activities;

 .   wherever economically feasible, retain development responsibility and marketing rights to our drug candidates through late stage clinical development and/or regulatory approval to maximize the value of each of our drug candidates; and

 .   in-license clinical stage drug candidates and acquire companies with complementary product pipelines and technologies to supplement our internal research and development efforts.

The offering

Common stock being offered..........................      shares

Common stock to be outstanding after the offering...      shares

Use of proceeds..................................... Research and development activities, including clinical trials, acquisition of new technologies
                                                     or products, working capital and other general
                                                     corporate purposes. See "Use of proceeds."

Proposed Nasdaq National Market symbol.............. ADPX

The number of shares of common stock outstanding after this offering is based on shares outstanding on , and excludes:

 .   shares of common stock issuable upon exercise of options outstanding under our 1995 stock option plan and our 2001 incentive award plan with a
    weighted average price of $   per share;

 .   shares of common stock issuable upon exercise of warrants with a weighted average price of $  per share; and

 .   up to    additional shares of common stock reserved for issuance under our
    1995 stock option plan and 2001 incentive award plan.

Unless otherwise indicated, information in this prospectus assumes the following:

 .   the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering;

 .   the filing of our amended and restated certificate of incorporation immediately following the closing of this offering;

 .   no exercise by the underwriters of their overallotment option; and

 .   the issuance of 222,334 shares of common stock to the former shareholders of Renalogics, Inc.

                               -----------------

We were incorporated as Discovery Therapeutics, Inc. in Delaware in 1994 and changed our name to Aderis Pharmaceuticals, Inc. in January 2002. Our principal executive offices are located at 85 Main Street, Hopkinton, Massachusetts 01748, and our telephone number is (508) 497-2300. References in this prospectus to "Aderis," "we," "our" and "us" refer to Aderis Pharmaceuticals, Inc. Our web site is located at www.aderis.com. Information contained in our web site is not incorporated by reference into and does not form any part of this prospectus.

Summary financial data

The following table sets forth certain of our summary financial data. The data presented below have been derived from our audited and unaudited financial statements included elsewhere in this prospectus.

You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this Prospectus and the information under "Selected financial data" and "Management's discussion and analysis of financial condition and results of operations."

                                                             Year ended       Nine months ended
                                                            December 31,        September 30,
                                                       ---------------------  ----------------
Statements of operations data                            1998   1999    2000     2000     2001
------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                            (unaudited)
Revenue............................................... $3,173 $6,851 $ 2,967  $ 2,405  $ 1,608
Costs and expenses....................................  2,639  5,800   8,160    4,939    9,012
Operating income (loss)...............................    534  1,051  (5,193)  (2,534)  (7,404)
Net income (loss).....................................     79  1,073  (4,943)  (2,344)  (6,712)
Net income (loss) per common share, basic.............   0.07   0.77   (3.09)   (1.47)   (4.00)
Net income (loss) per common share, diluted...........   0.03   0.33   (3.09)   (1.47)   (4.00)
Shares used in computing net income (loss) per
 common share, basic..................................  1,095  1,387   1,599    1,597    1,679
Shares used in computing net income (loss) per share,
 diluted..............................................  2,431  3,254   1,599    1,597    1,679
Pro forma net loss per share, basic and diluted
 (unaudited)(1).......................................                 (1.16)            (0.99)
Shares used in computing pro forma net loss per share,
 basic and diluted (unaudited)(1).....................                 4,253             6,748

                                                    As of September 30,
                                                            2001
                                                  ------------------------
                                                                 Pro forma
     Balance sheet data                             Actual  as adjusted(2)
     ----------------------------------------------------------------------
     (In thousands)                                     (unaudited)
     Cash and cash equivalents................... $ 41,283
     Working capital.............................   40,195
     Total assets................................   41,884
     Deferred stock compensation.................    2,769
     Convertible preferred stock.................   56,215
     Total stockholders' equity (deficit)........ $(15,672)

--------
(1) Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, adjusted to include the pro forma effects of the conversion of preferred stock to common stock as if such conversion had occurred on the original date of issuance along with the inclusion of 222,334 shares of common stock to be issued to the former shareholders of Renalogics upon closing of the proposed initial public offering.
(2) The pro forma as adjusted balance sheet data give effect to the conversion of all outstanding convertible preferred stock into 6,599,186 shares of common stock and the issuance of 222,334 shares of common stock issuable to
    the former shareholders of Renalogics along with the charge of $    related
    to the issuance of the shares to the former shareholders of Renalogics. The pro forma as adjusted balance sheet data also reflect the sale of shares of common stock at the initial public offering price, after deducting the underwriter discounts, commissions and estimated offering expenses.

--------------------------------------------------------------------------------


Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occurs, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a history of operating losses and accumulated deficit, and we may not achieve or maintain profitability in the future.
Since we were founded in 1994, we have engaged primarily in organizational and research and development efforts. We have incurred operating losses in all but two years since our inception, and we may never achieve sustained profitability. The net loss for the fiscal years ended December 31, 2000 was $4.9 million compared to net income of $1.1 million for the fiscal year ended December 31, 1999. The net loss for the nine months ended September 30, 2001 was $6.7 million. As of September 30, 2001, we had an accumulated deficit of $20.2 million. Our losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations.

We have not commercially launched any products to date and do not expect to do so in the near future. Our ability to generate revenue from product sales or to achieve profitability is dependent on our ability, alone or with our corporate collaborators, to successfully and timely design, develop, manufacture and commercialize our product candidates. Our revenues to date have been generated principally from license fees and milestone payments from our drug compounds.
We expect that our costs will continue to exceed our revenues on an annual basis for the foreseeable future. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our operating results fluctuate significantly, and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in our stock price, causing investor losses.
Our operating results have fluctuated in the past and are likely to do so in the future. These fluctuations could cause our stock price to decline. Some of the factors that could cause our operating results to fluctuate include:

 .   expiration or termination of agreements with collaborators, which may not be renewed or replaced;

 .   general and industry-specific economic conditions, which may affect our collaborators' and our research and development expenditures on our out-licensed drug candidates;

 .   inability of our collaborators and us to complete non-clinical and clinical studies in a timely manner that results in a failure or delay in receiving the required regulatory approvals to commercialize our drug candidates;

 .   the timing and willingness of our collaborators to invest the resources necessary to commercialize our drug candidates;

 .   the timing of receipts of milestone payments from our collaborators; and

 .   the timing of regulatory approvals, if any.

If our revenues decline in a quarter, whether due to a delay in recognizing expected revenues or otherwise, our earnings will decline because many of our expenses are relatively fixed. In particular, our

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

research and development and general and administrative expenses are not affected directly by variations in revenue.

Due to fluctuations in our revenues and operating expenses, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance. It is possible that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In that case, our stock price could fluctuate significantly or decline.

We are at an early stage of development and we do not have, and may never develop, any commercial drugs or other products that generate revenues.
We are a biopharmaceutical company at an early stage of development, and we do not have any commercial products. Our drug candidates will require significant additional development, clinical trials, regulatory clearances and additional investment before they can be commercialized. Our product development efforts may not lead to commercial drugs, either because the drug candidates fail to be safe and effective in clinical trials or because we have inadequate financial or other resources to pursue our drug candidates through the clinical trial process. We do not expect to be able to market any of our existing drug candidates for a number of years, if at all. If we are unable to develop any commercial drugs, or if such development is delayed, we will be unable to generate product revenues, which may require that we raise additional capital or cease our operations.

The regulatory approval process is expensive, time consuming, uncertain and may prevent us from obtaining required approvals for the commercialization of some of our drug candidates.
The research, testing, manufacturing and marketing of drug candidates are subject to extensive regulation by numerous regulatory authorities in the United States and other countries. In addition, countries other than the United States have complex and technical regulatory requirements that differ from country to country. Failure to comply with the regulatory requirements of the Food and Drug Administration, or FDA, and other applicable foreign and US regulatory requirements may subject a company to administrative or judicially imposed sanctions. These include:

 .   warning letters;

 .   civil penalties;

 .   criminal penalties;

 .   injunctions;

 .   product seizure or detention;

 .   product recalls;

 .   total or partial suspension of production; and

 .   FDA refusal to approve pending new drug applications, or NDAs, or supplements to approved NDAs.

Our drug candidates are in the early stages of development and have not received required regulatory clearance from the FDA or any other foreign or US regulatory body to be commercially marketed and sold. The regulatory clearance process typically takes many years and is extremely expensive. Despite the time and expense exerted, regulatory clearance is never guaranteed. If we fail to obtain regulatory clearance for our current or future drug candidates, we will be unable to market and sell any products and therefore may never be able to generate product revenues or be profitable.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------


As part of the regulatory clearance process, we must conduct, at our own expense or our collaborators' expense, pre-clinical research and clinical trials for each drug candidate to demonstrate safety and efficacy.
The number of pre-clinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is in development for and regulations applicable to any particular drug candidate.

The FDA can delay, limit or deny approval of a drug for many reasons, including:

 .   a drug candidate may not be safe or effective;

 .   FDA officials may interpret data from pre-clinical testing and clinical trials in different ways than we interpret it;

 .   the FDA might not approve our manufacturing processes or facilities, or the processes or facilities of our collaborators; or

 .   the FDA may change its approval policies or adopt new regulations.

The FDA also may approve a drug candidate for fewer indications than requested or may condition approval on the performance of post-marketing studies for a drug candidate.

Even if we receive FDA and other regulatory approvals, our drug candidates may later exhibit adverse effects that limit or prevent their widespread use or that force us to withdraw products derived from those drug candidates from the market. The process of obtaining approvals in foreign countries may be subject to delay and failure for the same reasons. In addition, we cannot be certain that regulatory authorities will approve the labeling claims that are necessary or desirable for the promotion of our drug candidates. Any delay in, or failure to receive approval for, any of our drug candidates could materially harm our business, financial condition and results of operations.

If we receive regulatory approval, we will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations.
Any regulatory approvals that we receive for our drug candidates may also be subject to limitations on the indicated uses for which the drug candidate may be marketed or contain requirements for potentially costly post-marketing follow-up studies. In addition, we or our third-party manufacturers will be required to adhere to federal regulations setting forth current good manufacturing practices, known as cGMP. The regulations require that our drug candidates are manufactured and our records maintained in a prescribed manner with respect to manufacturing, testing and quality control activities. Furthermore, we or our third party manufacturers must pass a pre-approval inspection of manufacturing facilities by the FDA and foreign authorities before obtaining marketing approval, and will be subject to periodic inspection by the FDA and corresponding foreign regulatory authorities under reciprocal agreements with the FDA. Such inspections may result in compliance issues that could prevent or delay marketing approval, or require the expenditure of money or other resources to correct. If we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution, which could materially harm our business, financial condition and results of operation.

We are dependent on the successful outcome of the clinical trials for our most advanced drug candidates, Rotigotine-CDS, MRE-470 and DTI-0009.
Our business prospects will depend on our ability and the ability of our collaborators to complete patient enrollment in clinical trials, to obtain satisfactory results, to obtain required regulatory approvals and to

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

successfully commercialize Rotigotine-CDS, MRE-470 and DTI-0009. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites and the eligibility criteria for the trial. Delays in patient enrollment in the trials may result in increased costs, program delays, or both, which could slow down our product development and approval process. If clinical trials for these drug candidates are not completed or conducted as planned, or if either or both of these drug candidates do not prove to be safe and effective or do not receive required regulatory approvals, the commercialization of these drug candidates would be delayed or prevented and our business prospects would be materially harmed which would likely cause a sharp drop in our stock price.

Our pre-clinical and initial clinical testing results may not be predictive of future trial results. If subsequent trial results are negative, we may be forced to stop developing drug candidates important to our future.
The results of pre-clinical studies and initial clinical trials of our drug candidates do not necessarily predict the results of later-stage clinical trials. Drug candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through initial clinical testing. We cannot assure you that the data collected from clinical trials of our drug candidates will be sufficient to support FDA or other regulatory approval.

Administering any drug candidates we develop to humans may produce undesirable side effects. These side effects could interrupt, delay or halt clinical trials of our drug candidates and could result in the FDA or other regulatory authorities denying approval of our drug candidates for any or all targeted indications. The FDA, other regulatory authorities or we may suspend or terminate clinical trials at any time. We cannot assure you that any of our drug candidates will be safe for human use.

If we fail to maintain our existing collaborative relationships, or if our collaborators do not devote adequate resources to the development and commercialization of our licensed drug candidates, we may not be able to achieve profitability.
We have granted exclusive development, commercialization and marketing rights to Schwarz Pharma for the development of Rotigotine-CDS, to King for MRE-470 and to Fujisawa Healthcare for the intravenous formulation of DTI-0009 in the United States and Canada. These collaborators are responsible for most, and in some cases all, aspects of these programs, including conducting research and development and clinical trials and the regulatory approval process. We have no control over the amount and timing of resources that our collaborators dedicate to the development of our licensed drug candidates. Our ability to generate royalties from our collaborators depends on our collaborators' abilities to establish the safety and efficacy of our drug candidates, obtain regulatory approvals and achieve market acceptance of products developed from our drug candidates. If Schwarz Pharma, King or Fujisawa Healthcare do not perform under our collaborative agreements, our potential for revenue from the related drug candidates will be dramatically reduced. Schwarz Pharma, King and Fujisawa Healthcare may terminate our collaborative agreements on short notice and at their sole discretion.

Collaborative agreements generally pose the following risks:

 .   collaborators may not pursue further development and commercialization of compounds resulting from collaborations or may elect not to continue or renew research and development programs;

 .   collaborators may delay clinical trials, underfund a clinical trial program, stop a clinical trial or abandon a drug candidate, repeat or conduct new clinical trials or require a new formulation of a drug candidate for clinical testing;

 .   collaborators could independently develop, or develop with third parties, products that could compete with our future products;


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 .   the terms of our agreements with our current or future collaborators may not be favorable to us;

 .   a collaborator with marketing and distribution rights to one or more products may not commit enough resources to the marketing and distribution of products developed from our drug candidates, limiting our potential revenues from the commercialization of a product;

 .   disputes may arise delaying or terminating the research, development or commercialization of our drug candidates, or result in significant litigation or arbitration; and

 .   collaborations may be terminated and, if terminated, we would experience increased capital requirements if we elected to pursue further development of the drug candidate.

In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. If business combinations involving our collaborators were to occur, the effect could be to diminish, terminate or cause delays in one or more of our product development programs.

If we do not find additional collaborators for our drug candidates, we may have to reduce or delay our rate of product development and/or increase our expenditures.
Our strategy for developing, manufacturing and commercializing our drug candidates includes entering into various relationships with pharmaceutical companies to advance our programs and reduce our expenditures on each program. We may not be able to negotiate additional collaborations on acceptable terms, if at all. If we are not able to establish additional collaborative arrangements, we may have to reduce or delay further development of some of our programs and/or increase our expenditures and undertake the development activities at our own expense. If we elect to increase our capital expenditures to fund development programs on our own, we will need to obtain additional capital, which may not be available on acceptable terms or at all.

If physicians and patients do not accept our products, we may be unable to generate significant revenue, if any.
Even if our products obtain regulatory approval, our products, if any, may not gain market acceptance among physicians, patients and the medical community which would limit our ability to generate revenue and would adversely affect our results of operations. The degree of market acceptance of any product depends on a number of factors, including:

 .   demonstration of clinical efficacy and safety;

 .   cost effectiveness;

 .   convenience and ease of administration;

 .   potential advantages over alternative treatment methods; and

 .   marketing and distribution support.

Physicians will not recommend our products until clinical data or other factors demonstrate the safety and efficacy of our products as compared to other treatments. In practice, competitors may be more effective in marketing their drugs. Even if the clinical safety and efficacy of products developed from our drug candidates is established, physicians may elect not to recommend these products for a variety of factors, including the reimbursement policies of government and third party payors.

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The reimbursement status of newly approved healthcare drugs is uncertain and failure to obtain adequate reimbursement could limit our ability to market any products we may develop and decrease our ability to generate revenue.
There is significant uncertainty related to the reimbursement of newly approved pharmaceutical products. Our ability and the ability of our collaborators to commercialize products developed from our drug candidates in both domestic and foreign markets will depend in part on the reimbursements, if any, obtained from third-party payors such as government health administration authorities, private health insurers, managed care programs and other organizations. Third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new pharmaceutical products. Cost control initiatives could decrease the price that we, or our collaborators, would receive for products developed from our drug candidates and affect our ability to commercialize any products we may develop. If third parties fail to provide reimbursement for any drugs, we may develop, consumers and doctors may not choose to use products developed from our drug candidates, and we may not realize an acceptable return on our investment in product development.

We may be unable to raise additional capital or generate the significant revenues necessary to expand our operations and invest in new products.
It might be necessary for us to raise additional capital over the next few years to continue our research and development efforts and to commercialize our products. We believe that the proceeds from this offering and projected revenues from collaborations should be sufficient to fund our anticipated levels of operations for the next 24 months. However, we cannot assure you that our business or operations will not change in a manner that would consume available resources more rapidly than anticipated. We also cannot assure you that we will continue to receive payments under existing collaborative arrangements or that existing or potential future collaborations will be adequate to fund our operations. We may need additional funds sooner than planned to meet operational needs and capital requirements for product development and commercialization. We cannot assure you that additional funds will be available when needed or on terms acceptable to us. If adequate funds are not available, we may have to reduce substantially or eliminate expenditures for the development and production of certain of our proposed products or obtain funds through arrangements with our corporate collaborators that require us to relinquish rights to certain of our technologies or products. Either of these alternatives could have a material adverse effect on our business, operating results, financial condition and future growth prospects.

Our competitors may develop and market drugs that are less expensive, more effective, or safer, which may diminish or eliminate the commercial success of any products we may commercialize.
The biopharmaceutical market is highly competitive. Our competitors may:

 .   adapt more quickly to new technologies and scientific advances;

 .   initiate or withstand substantial price competition more successfully than we can;

 .   have greater success in recruiting skilled scientific workers from the limited pool of available talent;

 .   more effectively negotiate third-party licensing and collaboration arrangements; and

 .   take advantage of acquisition or other opportunities more readily than we can.

Almost all of the larger biopharmaceutical companies have developed, or are attempting to develop, products that will compete with products that may be developed from our drug candidates.

It is possible that our competitors will develop and market products that are less expensive and more effective than our future products or that will render our products obsolete. It is also possible that our

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competitors will commercialize competing products before any products developed from our drug candidates are marketed. We expect that the competition from other biopharmaceutical companies, pharmaceutical companies, universities and public and private research institutions will increase. Many of our competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

We expect intense competition in our targeted markets, which could render our products obsolete or substantially limit the volume of products that we sell. We are aware of other companies that are developing products that may be competitive to ours. We anticipate that we will face increased competition in the future as new companies enter the market and advanced technologies emerge. Rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions characterize the markets for products developed from our drug candidates. One or more of our competitors may render our technology obsolete or uneconomical by advances in existing technological approaches or the development of different approaches. Many of these competitors have greater financial resources and personnel and more experience in research and development than we have. Furthermore, we cannot assure you that the pharmaceutical and biotechnology companies which will be our potential customers or our strategic partners will not develop products that compete with our technology, either internally or in collaboration with others.

If we are unable to effectively protect our intellectual property, third parties may use our technology, which could impair our ability to compete in our markets.
Our continued success will depend significantly on our ability to obtain and maintain meaningful patent protection for our drug candidates throughout the world. We rely on patents to protect a significant part of our intellectual property and to enhance our competitive position. However, our presently pending and future patent applications may not issue as patents, and any patent issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued to us, or which may be issued to us in the future, may not be sufficiently broad to prevent third parties from producing competing products. In addition, the laws of various foreign countries in which we compete may not protect our intellectual property to the same extent as do the laws of the United States. If we fail to obtain adequate patent protection for our proprietary technology, our ability to compete would be impaired.

In addition to patent protection, we also rely on protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we generally seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of a relationship with us. However, we may not obtain these agreements in all circumstances. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for our trade secrets or other confidential information. In addition, adequate remedies may not exist in the event of unauthorized use or disclosure of this information. The loss or exposure of our trade secrets and other proprietary information would impair our competitive advantages and could have a material adverse effect on our operating results, financial condition and future growth prospects. Furthermore, others may have developed, or may develop in the future, substantially similar or superior know-how and technology.

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We may be involved in lawsuits to protect or enforce our patents which could be expensive and time consuming.
In order to protect or enforce our patent rights, we may initiate patent litigation against third parties or we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and diverts our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not being issued.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the trading price of our common stock.

Our success depends on our ability to operate without infringing or misappropriating the proprietary rights of others.
Our success depends on avoiding the infringement of other parties' patents and proprietary rights as well as avoiding the breach of any licenses relating to our technologies and products. Given that there may be patents of which we are unaware, particularly in the United States where patent applications are confidential, avoiding patent infringement may be difficult. Various third parties hold patents which may relate to our technology, and we may be found to infringe these or other patents or proprietary rights of third parties, either with products we are currently developing or with new products which we may develop in the future. If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our current or future products or drug candidates, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. We may not be able to obtain the license on commercially reasonable terms, if at all, especially if the patent holder is a competitor. In addition, even if we can obtain the license, it may be non-exclusive, which will permit others to use the same technology licensed to us. We also may be required to pay substantial damages to the patent holder in the event of an infringement. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder. Any successful infringement action brought against us may also adversely affect marketing of the infringing product in other markets not covered by the infringement action, as well as our marketing of other products based on similar technology. Furthermore, we may suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any successful infringement action against us may harm our business operating results, financial condition and future growth prospects.

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We depend on our key personnel, the loss of any of whom would impair our ability to compete.
Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel. We only carry key person life insurance on Peter G. Savas, our chief executive officer and president and Donald A. McAfee, our chief technical officer. The loss of the services of any member of our senior management, scientific or technical staff may significantly delay or prevent the achievement of product development and other business objectives and could have a material adverse effect on our business, operating results and financial condition. We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have other commitments such as consulting or advisory contracts with other organizations that may affect their ability to contribute to us. Our future success will also depend on our ability to identify, recruit and retain additional qualified scientific, technical and managerial personnel. There is currently a shortage of skilled executives and intense competition for such personnel in the areas of our activities, and we cannot assure you that we will be able to continue to attract and retain personnel with the advanced qualifications necessary for the development of our business. The inability to attract and retain the necessary scientific, technical and managerial personnel could have a material adverse effect upon our business, operating results, financial condition and future growth prospects.

We have no manufacturing capacity and depend on third parties to manufacture our products.
We do not currently operate manufacturing facilities for clinical or commercial production of our drug candidates under development. We have no experience in manufacturing, and we currently lack resources and capability to manufacture any of our drug candidates on a clinical or commercial scale. As a result, we are dependent on corporate collaborators, licensees or other third parties for the manufacturing of clinical and commercial scale quantities of our drug candidates. We cannot be certain that these third parties will successfully be able to manufacture our drug candidates on a commercial scale. In addition, in the event of a natural disaster, equipment failure, power failure, strike or other difficulty, we may be unable to replace our third party manufacturers in a timely manner.

We have no marketing or sales staff, and if we are unable to enter into collaborations with marketing partners or if we are unable to develop our own sales and marketing capability, we may not be successful in commercializing our products.
We currently have no sales, marketing or distribution capability. As a result, we will depend on collaborations with third parties which have established distribution systems and direct sales forces. To the extent that we enter into co-promotion or other licensing arrangements, our revenues will depend upon the efforts of third parties, over which we may have little or no control.

If we are unable to reach and maintain agreement with one or more pharmaceutical companies or collaborators, we may be required to market our products directly. We may elect to establish our own specialized sales force and marketing organization to market our products to physicians. In order to do this, we would have to develop a marketing and sales force with technical expertise and with supporting distribution capability. Developing a marketing and sales force is expensive and time consuming and could delay a product launch. We cannot be certain that we will be able to develop this capacity.

We may be subject to product liability claims and may not be able to obtain adequate insurance.
Once we have commercially launched our products, we will face exposure to product liability claims. Any product liability claims arising in the future, regardless of merit or eventual outcome, could have a material adverse effect on our business, operating results, financial condition and future growth prospects. We intend to secure limited product liability insurance coverage, but we cannot assure you that we will be able to obtain such insurance on acceptable terms with adequate coverage, or at

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reasonable costs. In addition, potential product liability claims may exceed the amount of our insurance or may be excluded from coverage under the terms of the policy. There is also a risk that third parties that we have agreed to indemnify could incur liability.

Since we conduct clinical trials on humans, we face the risk that the use of our drug candidates will result in adverse effects. These risks will exist even for products developed from our drug candidates that may be cleared for commercial sale. We cannot predict all of the possible harms or side effects that may result and, therefore, the amount of insurance coverage we currently hold may not be adequate to protect us from all liabilities. We may not have sufficient resources to pay for any liabilities resulting from a claim beyond the limit of our insurance coverage.

Our research and development operations involve hazardous materials, which could subject us to significant liability.
Our research and development activities involve the controlled use of hazardous materials, including hazardous chemicals and radioactive materials. Accordingly, we are subject to federal, state and local laws governing the use, handling and disposal of these materials. We may incur significant costs to comply with additional environmental and health and safety regulations in the future. Although we believe that our safety procedures for handling and disposing of hazardous materials comply with regulatory requirements, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially adversely affect our business operating results, financial condition and future growth prospects.

We may encounter difficulties in managing our growth, and these difficulties could increase our losses.
We expect to have significant growth in the number of our employees and the scope of our operations. Continued growth may place a significant strain on our managerial, operational and financial resources. To manage our anticipated growth, we must continue to implement and improve our managerial, operational and financial systems, to expand our facilities and to continue to recruit and train additional qualified personnel. We cannot assure you that that we will be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel and that our systems, procedures or controls will be adequate to support our operations. Any inability to manage growth could have a material adverse effect on our business, operating results, financial condition and future growth prospects.

RISKS RELATED TO THIS OFFERING

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.
Following the completion of this offering, our executive officers, directors
and their affiliates will beneficially own or control approximately   percent
of the outstanding shares of our common stock (after giving effect to the conversion of all outstanding preferred stock and the exercise of all outstanding vested and unvested options and warrants). Accordingly, our current executive officers, directors and their affiliates will have substantial control over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. The concentration of ownership may also delay or prevent a change of control of us at a premium price if these stockholders oppose it. See "Management" and "Principal stockholders" for details on our capital stock ownership.

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Management may invest or spend the proceeds of this offering in ways in which you may not agree and in ways that may not yield a return to our stockholders. Management will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem such uses desirable, and our use of the proceeds may not yield a significant return or any return at all for our stockholders. Management intends to use a majority of the proceeds from this offering for research and development, working capital and other general corporate purposes, and potentially to finance future acquisitions. Because of the number and variability of factors that determine our use of the proceeds from this offering, we cannot assure you that these uses will not vary substantially from our currently planned uses. Pending our use of the proceeds from this offering, we intend to invest the net proceeds from this offering in interest-bearing securities of investment grade.

If we engage in any acquisition, we will incur a variety of costs, and we may never realize the anticipated benefits of the acquisition.
We currently have no commitments or agreements with respect to any material acquisitions. However, if appropriate opportunities become available, we may attempt to acquire businesses, technologies, services or products that we believe are a strategic fit with our business. If we do undertake any transaction of this sort, the process of integrating an acquired business, technology, service or product may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may fail to realize the anticipated benefits of any acquisition. Future acquisitions could reduce your ownership percentage in us and could cause us to incur debt, expose us to future liabilities and result in amortization expenses related to intangible assets.

In addition, recent changes in the Financial Accounting Standards Board rules for merger accounting may affect the cost of making acquisitions or of being acquired. For example, we would likely have to record intangible assets that we would amortize to earnings if we merge with another company. Such amortization would adversely impact our future operating results. Further, accounting rule changes that reduce the availability of write-offs of the value of in-process research and development in connection with an acquisition could result in the capitalization and amortization of these amounts which would negatively impact results of operations in future periods.

The market price of our common stock may be highly volatile, and you may not be able to resell your shares at or above the initial public offering price.
There has not been a public market for our common stock. We cannot assure you that an active trading market for our common stock will develop following this offering. You may not be able sell your shares quickly or at the market price if trading in our common stock is not active. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. Please see "Underwriting" for more information regarding our arrangement with the underwriters and the factors considered in setting the initial public offering price.

The trading price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

 .   actual or anticipated variations in quarterly operating results;

 .   announcements of technological innovations by us, our collaborators or our competitors;

 .   new products or services introduced or announced by us or our competitors;

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 .   changes in financial estimates by securities analysts;

 .   conditions or trends in the biotechnology and pharmaceutical industries;

 .   changes in the market valuations of similar companies;

 .   announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

 .   additions or departures of our key personnel;

 .   disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

 .   the loss of a significant collaborator;

 .   developments concerning our collaborations; and

 .   sales of our common stock.

In addition, the stock market in general, the Nasdaq National Market and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Further, there has been particular volatility in the market prices of securities of biotechnology and life sciences companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management's attention and resources, which could materially harm our business, results of operations, financial condition and future growth prospects.

New investors in our common stock will experience immediate and substantial dilution.
The offering price of our common stock will be substantially higher than the net tangible book value per share of our existing capital stock. As a result, purchasers of our common stock in this offering will incur immediate and
substantial dilution of $   in net tangible book value per share of common
stock, based on an assumed public offering price of $   per share. Those
purchasers will experience additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution" for a more detailed discussion of the dilution new investors will incur in this offering.

The large number of shares eligible for sale following this offering may depress the market price of our common stock.
Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price to decline. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. After this offering,
we will have          shares of common stock outstanding. If there are more
shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares and sellers remain willing to sell the shares. The number of shares of our common stock available for sale in the public market is limited by restrictions under federal securities laws and under lock-up agreements that our stockholders have entered into with the underwriters. Except in limited circumstances, those lock-up agreements restrict our stockholders from selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus without the prior written consent of UBS Warburg LLC. However, UBS Warburg LLC may, in its sole discretion, release all or any portion of the common stock from the restrictions of the lock-up agreements. The following table indicates approximately when the shares of

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our common stock that are not being sold in the offering but which were outstanding as of December 31, 2001 will be eligible for sale into the public market:

Days after prospectus date Shares eligible for sale           Comment
---------------------------------------------------------------------------------
    Upon Effectiveness....                          Shares not locked-up and
                                                    saleable under Rule 144.

    180 days..............                          Lock-up released: shares
                                                    saleable under Rules 144 and
                                                    701.

Additionally, of the 1,816,791 shares of our common stock that may be issued upon the exercise of options and warrants outstanding as of December 31, 2001,
approximately    shares will be vested and eligible for sale 180 days after the date of this prospectus. For a further description of the eligibility of shares for sale into the public market following the offering, see "Shares eligible for future sale."

We do not expect to pay dividends.
We presently intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future.

Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult.
Anti-takeover provisions in our charter documents and Delaware law may make an acquisition of us more difficult. These provisions:

 .   allow the authorized number of directors to be changed only by resolution of the board of directors;

 .   establish a classified board of directors requiring that not all members of the board be elected at one time;

 .   require that stockholder actions must be effected at a duly called stockholder meeting and prohibit stockholder action by written consent;

 .   authorize our board of directors to issue blank check preferred stock without stockholder approval which, if issued, would increase the number of outstanding shares of our capital stock;

 .   establish advance notice requirements for nominations to the board of directors or for proposals that can be acted on at stockholder meetings; and

 .   limit who may call stockholder meetings.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law which may prohibit large stockholders from consummating a merger with or acquisition of us. These provisions may prevent a merger or acquisition that would be attractive to stockholders and could limit the price that investors would be willing to pay for our common stock in the future.

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Special note regarding forward-looking statements

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

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Use of proceeds

Our net proceeds from the sale of     shares of our common stock in this
offering are estimated to be $   million ($   million if the underwriters'
over-allotment option is exercised in full) assuming an initial public offering
price of $   per share and after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use a significant portion of the proceeds of the offering primarily to fund our research and development activities, including clinical trials, acquisition of additional potential in-licensing candidates, working capital and other general corporate purposes. We may also use a portion of the proceeds for the acquisition of, or investment in, businesses, technologies, services or products that complement our business. Currently, we have no present understandings, commitments or agreements to enter into any potential acquisitions and investments.

The amount and timing of our actual expenditures will depend on many factors including the timing, extent, cost and progress of clinical trials, the costs and success of manufacturing drug substances, and opportunities for in-licensing technologies and compounds. Until the funds are used as described above, we intend to invest the proceeds of the offering in interest-bearing, investment grade securities.

Dividend policy

The payment of dividends is within the discretion of our board of directors. Our ability to pay any future dividends will depend on our earnings, operating and financial condition and projected capital requirements. We have not declared or paid any cash dividends on our capital stock since inception. We currently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Capitalization

The following table sets forth our capitalization as of September 30, 2001:

 .   on an actual basis; and

 .   on a pro forma as adjusted basis reflecting the conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of this offering, the issuance of 222,334 shares of common stock issuable to the former shareholders of Renalogics, the charge of $ related to the issuance of these shares to the former shareholders of
    Renalogics and the sale of the   shares of common stock offered by us at an
    assumed initial public offering price of $ per share, less the underwriting discounts and commissions and estimated offering expenses and the receipt of the net proceeds of the offering.

You should read this information in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and the notes relating to our financial statements appearing elsewhere in this prospectus.

                                                               As of
                                                        September 30, 2001
                                                       ---------------------
                                                                   Pro forma
                                                         Actual  as adjusted
   --------------------------------------------------------------------------
   (In thousands)
   Cash and cash equivalents.......................... $ 41,283          $
                                                       ========          ===
   Convertible preferred stock, $0.001 par value
    Authorized--7,000,000 shares
    Issued and outstanding--6,599,186 shares actual,
      and no shares pro forma as adjusted.............   56,215           --
                                                       --------          ---
   Stockholders' equity (deficit):
   Common stock, $0.001 par value
    Authorized--50,000,000 shares
    Issued and outstanding--1,694,830 shares actual,
      and   shares pro forma as adjusted..............        2
   Additional paid-in capital.........................    7,313
   Deferred stock compensation........................   (2,769)
   Deficit accumulated during development stage.......  (20,218)
                                                       --------          ---
      Total stockholders' equity (deficit)............  (15,672)
                                                       --------          ---
        Total capitalization.......................... $ 40,543          $
                                                       ========          ===

The table above does not include:

 .   1,267,391 shares of common stock issuable upon exercise of options outstanding under our 1995 stock option plan with a weighted average price of $0.69 per share;

 .   136,400 shares of common stock issuable upon exercise of warrants with a weighted average price of $6.00 per share; and

 .   up to 47,609 additional shares of common stock reserved for issuance under our 1995 stock option plan.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Dilution

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the initial public offering price per share of our common stock and the pro forma net tangible book value of our common stock immediately after completion of this offering. Pro forma net tangible book value per share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities, divided by the pro forma number of shares of our common stock outstanding as of September 30, 2001 after giving effect to the conversion of all shares of our convertible preferred stock outstanding as of September 30, 2001 upon the closing of this offering and the issuance of 222,334 shares of common stock to the shareholders of Renalogics upon the closing of this offering. The pro forma net tangible book value of our common stock as of September 30, 2001 was approximately $40.5 million, or approximately $4.76 per share. Assuming the sale of the shares of our common stock offered by this prospectus at an assumed initial public offering price of $ per share and after deducting underwriting discounts and the estimated offering expenses, our pro forma net tangible book value as of September 30, 2001 would have been $ , or $ per share of our common stock. This represents an immediate increase in pro forma net tangible book value of $
 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $ per share to new investors. The following table illustrates this dilution on a per share basis:

   Assumed initial public offering price per share...................     $
    Pro forma net tangible book value per share as of September 30,
      2001........................................................... $
    Pro forma increase in net tangible book value attributable to new investors......................................................
   Pro forma net tangible book value per share after this offering...     $
   Pro forma dilution per share to new investors.....................     $

The following table summarizes, on a pro forma basis as described above as of September 30, 2001, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have assumed an initial public offering price of $ per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.



                                  Shares purchased Total consideration    Average
                                  ---------------  -----------------    price per
                                  Number  Percent  Amount     Percent       share
    ----------------------------- ------- -------  --------   --------- ---------
    Existing stockholders........               %      $            %          $
    New investors................
                                     ---      ---      --         ---
     Total.......................             100%     $          100%
                                     ===      ===      ==         ===

The foregoing discussion and tables assume no exercise of any outstanding stock options or warrants. The exercise of all options and warrants outstanding as of September 30, 2001 having an exercise price less than the offering price would increase the dilutive effect to new investors to $ per share. See "Capitalization," "Management--Employee benefit plans" and "Description of capital stock."

--------------------------------------------------------------------------------

Dilution
--------------------------------------------------------------------------------


If the underwriters exercise their over-allotment in full, the following will occur:

 .   the number of shares of our common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and

 .   the number of shares of our common stock held by new investors will
    increase to     shares, or approximately  % of the total number of our
    common stock outstanding after this offering.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Selected financial data

The following selected financial data should be read in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and the related notes to those statements included elsewhere in this prospectus. The statements of operations data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited financial statements included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996 and 1997 and the balance sheet data as of December 31, 1996, 1997 and 1998 are derived from the company's financial statements not included in this prospectus. The statements of operations data for the nine months ended September 30, 2000 and 2001 and the balance sheet data as of September 30, 2001 have been derived from our unaudited financial statements, which are included elsewhere in this prospectus. In our opinion, these unaudited interim financial statements include all adjustments, consisting of only normal recurring adjustments that are necessary for a fair presentation of our financial position and results of operations for those periods. Operating results for the nine month period ended September 30, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2001.

                                                                                        Nine months
                                                                                           ended
                                                    Year ended December 31,            September 30,
                                            ---------------------------------------  ----------------
Statements of operations data                  1996     1997    1998   1999    2000     2000     2001
-------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                                   (unaudited)
Revenues................................... $   166  $   954  $3,173 $6,851 $ 2,967  $ 2,405  $ 1,608
Costs and expenses.........................   3,501    3,399   2,639  5,800   8,160    4,939    9,012
                                            -------  -------  ------ ------ -------  -------  -------
Operating income (loss)....................  (3,335)  (2,445)    534  1,051  (5,193)  (2,534)  (7,404)
                                            -------  -------  ------ ------ -------  -------  -------
Net income (loss)..........................  (3,392)  (2,939)     79  1,073  (4,943)  (2,344)  (6,712)
Net income (loss) per common share, basic..   (3.12)   (2.70)   0.07   0.77   (3.09)   (1.47)   (4.00)
Net income (loss) per share, diluted.......   (3.12)   (2.70)   0.03   0.33   (3.09)   (1.47)   (4.00)
Shares used in computing net income (loss)
 per common share, basic...................   1,088    1,088   1,095  1,387   1,599    1,597    1,679
Shares used in computing net income (loss)
 per common share, diluted.................   1,088    1,088   2,431  3,254   1,599    1,597    1,679
Pro forma net loss per share, basic and
 diluted (unaudited).......................                                   (1.16)            (0.99)
Shares used in computing pro forma net loss
 per share, basic and diluted (unaudited)..                                   4,253             6,748


                                           As of December 31,                       As of
                              --------------------------------------------  September 30,
Balance sheet data               1996     1997     1998     1999      2000           2001
-------------------------------------------------------------------------------------------
(In thousands)                                                               (unaudited)
Cash and cash equivalents.... $   912  $   609  $ 3,076  $ 1,640  $  4,118       $ 41,283
Working capital..............  (2,605)  (5,495)  (5,374)    (563)    1,389         40,195
Total assets.................   1,056      704    4,098    3,074     4,175         41,884
Deferred stock compensation..    ----       --       --       --       965          2,769
Convertible preferred stock..   4,257    4,257    4,257    8,325    13,809         56,215
Total stockholders' equity
 (deficit)...................  (6,762)  (9,692)  (9,606)  (7,654)  (12,365)       (15,672)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Management's discussion and analysis of financial condition and results of operations

You should read the following discussion of the financial condition and results of our operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk factors," as well as those discussed elsewhere. See "Risk factors" and "Special note regarding forward-looking statements."

OVERVIEW

We were formed in 1994 to develop small-molecule drugs that act selectively on subtypes of dopamine and adenosine receptors. We began operations by acquiring the pharmaceutical research programs of Whitby Research, Inc., a wholly owned subsidiary of Ethyl Corp. In 1999, we acquired Renalogics, Inc., a development stage company that had funded two early stage research programs at Emory University.

To date, our revenues have consisted primarily of license fees, milestone payments and other fees pursuant to product license and development agreements between us and our corporate collaborators. Staff Accounting Bulletin (SAB) No. 101, issued in December 1999, requires companies to recognize certain up-front nonrefundable fees and milestone payments over the life of the related contract alliance when such fees are received in conjunction with alliances that have multiple elements. We have entered into development agreements for three of our drug candidates under which we license product rights to certain of our compounds, for which we earn up-front license fees and on-going milestone payments as our collaborators reach certain development milestones specified in the contracts. Payments under these agreements are non-refundable. Each contract calls for us to participate on an on-going basis in joint management committees and potentially provide fee-based development assistance to our collaborators. As a result of this on-going involvement on our part, we recognize total fixed or determined contract revenues on a straight-line basis over the development period set forth in the contract adjusted from time to time for any delays in development or clinical trials of the compound. Most of our contracts can be canceled by our collaborators at any time, allowing our collaborators to avoid the payment of future fees. Therefore, we do not recognize revenues ahead of actual cash received. Any royalty payments provided for in our contracts are recognized in the period in which they are earned. Deferred revenues consist of payments received in advance of revenues recognized under these agreements. Revenues have varied and will likely vary in the future from period to period due principally to the timing of milestone payments and the progress towards attainment of development milestones by our collaborators.

Research and development expenses primarily consist of salaries and related expenses for personnel and consulting services. Other research and development expenses include fees paid to consultants and outside service providers, as well as the costs of materials used in screening and research and development. We charge all research and development expenses to operations as incurred.

Selling and general and administrative expenses primarily consist of salaries and related expenses for personnel in business development, administration, finance, accounting and human resources. Other costs include facility costs and professional fees for legal and accounting services.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Royalty expense consists of charges related to our in-licensing of the compounds and related technologies for our product candidates. These charges are typically incurred under our various agreements for purchased and in-licensed technology when we receive payments from our product candidates which incorporate technology covered under such agreements. These charges are computed as a percentage of the license fees, milestone payments and on-going royalties, if any, received by us related to our product candidates. The amounts and term of these obligations vary by product candidate.

Write-off of purchased technology consists of a charge related to the impairment of the value of technology purchased in connection with our acquisition of Renalogics. Due to the impairment of this purchased technology, we will expense the value of the additional 222,334 shares to be issued to the former Renalogics shareholders, to be issued upon the successful closing of the proposed initial public offering.

We have granted stock options to employees and non-employees at prices, which for financial reporting purposes, are deemed below fair market value on the dates of grant. As a result, we have recorded deferred compensation expense, which represents, in the case of employees, the difference between the option exercise price and the deemed fair value of our common stock. In the case of non-employees, deferred compensation represents the fair market value of the options granted, computed using the Black-Scholes option-pricing model.

RESULTS OF OPERATIONS

Nine months ended September 30, 2001 and 2000

Revenues
Revenues for the nine months ended September 30, 2001 decreased $0.8 million to $1.6 million from $2.4 million for the nine months ended September 30, 2000. The decrease is attributable to lower milestone payments received by us due to a delay in commencement of Phase III clinical testing of Rotigotine-CDS by Schwarz Pharma.

Research and development expenses
Research and development expenses for the nine months ended September 30, 2001 increased $0.2 million to $4.0 million from $3.8 million for the nine months ended September 30, 2000. The net increase is attributable to approximately $1.3 million in increased spending on clinical testing, $0.3 million of non-clinical testing costs and $0.4 million of expenses associated with increased staffing and the addition of a chief medical officer. The increases were offset by a reduction of $0.3 million in amortization of capitalized technology costs associated with the acquisition of Renalogics and approximately $1.5 million of costs for the nine months ended September 30, 2000 related to license fees paid for acquired technology, which were fully expensed by December 31, 2000. We expect research and development expenses to continue to increase in the future as more of our drug candidates progress into clinical trials.

General and administrative expenses
General and administrative expenses increased approximately $1.7 million to $2.8 million for the nine months ended September 30, 2001 from $1.1 million for the nine months ended September 30, 2000. This increase is attributable to our investment in development of the administrative infrastructure necessary to enable us to expand our operations, support our development efforts and facilitate the additional reporting and regulatory requirements of a public company. The increase is primarily composed of $0.8 million of accounting and legal costs incurred to expand accounting control systems, implement new revenue recognition rules for prior years and to prepare for a public offering,

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

$0.5 million in increased salary expense associated with the addition of a new chief executive officer and chief commercial officer and $0.2 million of increased travel and consulting expenses. It is expected that general and administrative expenses will continue to trend upwards as we expand our management staff and make further investment in information technology resources to support our growth.

Stock based compensation
Stock based compensation increased approximately $2.2 million to $2.2 million for the nine months ended September 30, 2001 and reflects $1.1 million of amortization of deferred stock compensation in connection with the grant of stock options primarily to our officers, directors and other employees, $0.7 million in connection with accelerated vesting for certain former members of our board of directors, $0.2 million related to the cashless exercise of options by a former member of management and $0.1 million related to option grants to non-employees.

Net interest income
Net interest income increased approximately $0.5 million to $0.7 million for the nine months ended September 30, 2001 from $0.2 million for the nine months ended September 30, 2000, attributable to increased cash balances resulting from the sale of Series D preferred stock in 2001.

Years ended December 31, 2000 and December 31, 1999

Revenues
Revenues for the year ended December 31, 2000 decreased by $3.9 million to $3.0 million from $6.9 million for the year ended December 31, 1999. This decrease was attributable to a $1.6 million acceleration of previously deferred revenues recognized in the year ended December 31, 1999 associated with the termination of an agreement with one of our collaborators during 1999 as well as lower milestone payments pursuant to our contracts with other collaborators pending the attainment of additional development milestones by them.

Research and development expenses
Research and development expenses increased approximately $0.4 million to $5.1 million for the year ended December 31, 2000 from $4.7 million for the year ended December 31, 1999. This increase was attributable to $0.4 million of increased clinical trial expenses and related travel associated with DTI-0009, a charge of $1.5 million related to license fees paid for acquired technology and $0.2 million of amortization of capitalized purchased technology associated with the acquisition of Renalogics. These increases were offset in part by the completion in the year ended December 31, 1999 of certain toxicology and associated pre-clinical testing and manufacturing costs of DTI-0017 and DTI-0009 resulting in $1.9 million in reduced expenses for the year ended December 31, 2000.

General and administrative expenses
General and administrative expenses for the year ended December 31, 2000 increased $1.2 million to $2.0 million from $0.8 million for the year ended December 31, 1999. The increase was primarily attributable to increased personnel costs of $0.5 million related to new employees including a new chief executive officer, in September 2000, increased travel and associated costs of $0.1 million as well as increased investor relations and legal costs of $0.2 million and increased professional fees of $0.2 million associated with the outsourcing of our accounting function.

Royalty expense
Royalty expense for the year ended December 31, 2000 decreased $0.2 million to $0.0 million from $0.2 million for the year ended December 31, 1999. The decrease is a result of reduction in royalty bearing milestone payments received by us during the year ended December 31, 2000.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Write-off of purchased technology
Write-offs of purchased technology totaled $0.7 million for the year ended December 31, 2000 and resulted from our determination that the value of technology purchased in connection with our acquisition of Renalogics was impaired. We are required to issue an additional 103,664 shares of our common stock and 118,670 shares of our Series B preferred stock to the former shareholders of Renalogics upon the closing of an underwritten initial public offering.

Net interest income
Net interest income for the year ended December 31, 2000 increased $0.2 million to $0.2 million from $0.0 million for the year ended December 31, 1999. The increase is due to increased cash balances from cash receipts from corporate collaborators and a reduction in interest expense due to the conversion of certain notes payable to shareholders to Series B preferred stock in 1999.

Years ended December 31, 1999 and December 31, 1998

Revenues
Revenues for the year ended December 31, 1999 our revenues increased $3.7 million to $6.9 million from $3.2 million for the year ended December 31, 1998. The increase is due to a $1.6 million acceleration of revenue, previously deferred, associated with the termination of an agreement with one of our collaborators during 1999 and revenues recognized as a result of license fees and milestone payments pursuant to new contracts entered into in late 1998 and mid 1999 with Schwarz Pharma and Fujisawa Healthcare, respectively.

Research and development expenses
Research and development expenses for the year ended December 31, 1999 increased approximately $3.2 million to $4.7 million from $1.5 million for the year ended December 31, 1998. The increase in 1999 was attributable primarily to expenses associated with the commencement of clinical trials of DTI-0009 and DTI-0017. Specifically the increases consisted of $1.6 million in toxicology testing, $0.5 million of third party manufacturing costs, clinical trial costs of $0.4 million and staff related expenses of $0.3 million. In addition, in 1999 we incurred approximately $0.3 million of additional research and consulting costs associated with the acquisition of Renalogics which were partially offset by a reduction of $0.1 million in consulting expenses during the same period.

General and administrative expenses
General and administrative expenses for the year ended December 31, 1999 increased $0.1 million to $0.8 million from $0.7 million for the year ended December 31, 1998 due to increased legal expenses of approximately $0.1 million associated with licensing negotiations and worldwide patent filing efforts for Rotigotine-CDS, DTI-0009 and DTI-0017.

Royalty expense
Royalty expense for the year ended December 31, 1999 decreased $0.3 million to $0.2 million from $0.5 million for the year ended December 31, 1998. The decrease is a result of lower royalty bearing milestone payments received during the year ended December 31, 1999.

Net interest income
Net interest income for the year ended December 31, 1999 increased $0.3 million to $0.0 million from a net expense of $0.3 million for the year ended December 31, 1998. The increase is attributable to increased cash balances from the sale of preferred stock in 1999 and a reduction of interest expense due to the conversion of certain notes payable to shareholders to Series B preferred stock in 1999.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Provision for income taxes
Provision for income taxes primarily reflects foreign withholding taxes related to the receipt by the company of licensing fees from foreign entity. This agreement has subsequently been terminated and no further taxes have been withheld.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations primarily through private placements of common stock and preferred stock as well as payments we received under licensing agreements and loans. As of September 30, 2001, we had raised aggregate net proceeds from loans and the sale of our common stock and preferred stock of $56.3 million. In addition through September 30, 2001 we had received $16.3 million from license fees, milestone payments and research contracts.

Cash and cash equivalents were $41.3 million at September 30, 2001 compared to $4.1 million at December 31, 2000. Net cash used for operating activities was $6.1 million and $1.7 million for the nine months ended September 30, 2001 and 2000, respectively. The increase from 2000 to 2001 consisted primarily of operating expenses related to conducting clinical trials and other research, development and administrative activities and the timing of cash payments related to these activities.

Net cash used for investing activities was $0.3 million and $0.0 million for the nine months ended September 30, 2001 and September 30, 2000, respectively. The increase from 2000 to 2001 was primarily related to the purchase of certain computer equipment and analytical instrumentation. Net cash provided by financing activities was $43.6 million and $5.5 million for the nine months ended September 30, 2001 and September 30, 2000, respectively. This increase was primarily related to the greater net proceeds realized from the sale of our Series D preferred stock in 2001 as compared to the sale of our Series C preferred stock in 2000.

We expect to continue to incur substantial operating losses. We believe that existing capital resources together with the net proceeds of this offering and interest income should be sufficient to fund our operations for at least the next 24 months. This forecast is a forward-looking statement that involves risks and uncertainties, and actual results could vary. Our future capital resources will depend on many factors, including:

 .   the timing, cost, extent and results of clinical trials;

 .   payments to third parties for manufacturing of clinical materials;

 .   the timing of receipt of milestone payments from our collaborators;

 .   the costs and timing of regulatory approvals;

 .   the progress of our research and development activities; and

 .   availability of technology in-licensing opportunities.

Until we can generate sufficient cash from our operations to sustain our business, which we do not expect for the foreseeable future, we expect to finance future cash needs through private and public financings, including equity financings. We cannot be certain that additional funding will be available when needed or on favorable terms. If funding is not available, we may need to delay or curtail our development and commercialization activities to a significant extent.

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30

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


STOCK COMPENSATION

In connection with the grant of stock options to employees, we recorded deferred compensation totaling $2.9 million during the nine months ended September 30, 2001 and $1.1 million for the year ended December 31, 2000, representing the difference between the exercise price and the deemed fair value of our common stock for financial reporting purposes on the date those options were granted. This amount is initially recorded as a component of stockholders' equity and is being charged against income over the vesting period of the individual options. We recorded deferred stock compensation expense of $1.1 million for the nine months ended September 30, 2001 and $0.1 million for the year ended December 31, 2000. At September 30, 2001, we had a total of $2.8 million remaining to be amortized over the vesting periods of the stock options.

We expect to record deferred stock compensation expense for options granted through September 30, 2001, assuming no forfeitures, as follows:


                    Year                              Amount
                    -----------------------------------------
                    2001......................... $  459,000
                    2002.........................  1,275,000
                    2003.........................    673,000
                    2004.........................    308,000
                    2005.........................     54,000

In addition we expect to record additional deferred compensation for options granted in November 2001, which will be amortized over the vesting periods of these options.

In connection with option grants to non-employees, we recorded non-cash compensation totaling $0.9 million during the nine months ended September 30, 2001 and $23,000 for the year ended December 31, 2000. These charges primarily relate to the acceleration in September 2001 of vesting of certain options and restricted stock granted to board members totaling approximately $0.7 million. The remaining charge related to the charge for options previously granted to non-employees for which we are recording the charge over the vesting period of the underlying options.

QUANTITATIVE AND QUALITATIVE DISCLOSURE REGARDING MARKET RISK

As of September 30, 2001, we had cash and cash equivalents of $41.3 million consisting of cash and highly liquid investments. Our exposure to market risk relates to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of any interest expense we must pay with respect to any outstanding debt instruments. We currently have no long-term debt. We do not plan to invest in derivative financial instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. SFAS No. 142 discusses how intangible assets that are acquired should be accounted for in financial statements upon their acquisition and also how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Beginning on January 1, 2002, with the adoption of SFAS No. 142, goodwill and certain purchased intangibles existing on June 30, 2001 will no longer be subject

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

to amortization over their estimated useful lives. Rather, the goodwill and certain purchased intangibles will be subject to an annual assessment for impairment based on fair value. The provisions of SFAS No. 142 are required to be adopted starting with fiscal years beginning after December 15, 2001. We do not expect adoption of these statements to have a material impact on its financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121. SFAS No. 144 further refines the requirements of SFAS No. 121 that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (2) measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. We do not expect the adoption of this statement to have a material impact on its financial position or results of operations. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001.

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OVERVIEW

We are a biopharmaceutical company engaged in developing small molecule drugs to treat central nervous system, cardiovascular and renal disorders. We currently have four product candidates for five indications in development, with one in Phase III clinical trials, three in Phase II clinical trials and one that recently concluded its first Phase I clinical trial. We have entered into collaboration agreements with Schwarz Pharma, King and Fujisawa Healthcare. We focus on small molecule drug candidates that act selectively to either block (antagonists) or increase (agonists) the activity of certain proteins, such as receptors and enzymes that regulate important physiologic functions. By developing compounds that selectively target single receptor subtypes, we believe we can produce the desired therapeutic effect while minimizing side effects often produced by less selective compounds. Small molecules generally offer the dosing flexibility required for optimal patient compliance, have a broader array of dosage forms, lend themselves to easier formulation, have greater potential for absorption and utilization by the body and are more efficiently manufactured than large molecule therapies, such as proteins.

OUR PRODUCT CANDIDATES

We currently have four product candidates for five indications in development:

 .   Our most advanced product candidate, Rotigotine-CDS, a dopamine D\\2\\
    receptor agonist, is formulated as a transdermal patch for first line treatment of early stage, and combination therapy for late stage Parkinson's disease, an age-related, neurodegenerative disorder. Parkinson's disease affects one million patients in the United States. Current therapy is limited by erratic patterns of drug release into the blood stream, causing patients to experience often debilitating fluctuations in symptoms. Rotigotine-CDS is a transdermal patch that is designed to provide a constant blood level of the drug over a 24-hour period, thereby minimizing daily symptoms and side effects associated with fluctuating levels of drug in the blood. Schwarz Pharma has an exclusive, worldwide license to develop and commercialize Rotigotine-CDS. Rotigotine-CDS is currently in Phase III clinical trials in the United States and Europe.

 .   Rotigotine-CDS has also been formulated as a reduced-dose patch for the treatment of Restless Legs Syndrome, a common, under-diagnosed neurologic movement disorder which studies indicate may affect up to 15% of the population. Patients with this disorder have an almost irresistible urge to move their legs because of disagreeable sensations associated with this syndrome. There are currently no medications approved for the treatment of Restless Legs Syndrome in the United States. Schwarz Pharma began development of Rotigotine-CDS reduced dose with a pilot, Phase II safety and efficacy clinical trial in late 2001 in Europe.

 .   MRE-470 is an adenosine A\\2A\\ agonist being developed as an alternative to exercise stress testing in combination with coronary artery flow imaging for the diagnosis of coronary artery disease. Because many patients can not perform the level of exercise necessary for an adequate study, approximately 1.8 million coronary blood flow imaging procedures are performed in the United States using a pharmacologic stress agent in lieu of exercise each year. Currently, the leading pharmacologic stress agent for imaging studies is adenosine. Our selective adenosine A\\2A\\ receptor agonist is designed to minimize the side effects of adenosine and can be delivered as a bolus injection rather than the continuous infusion required with adenosine. King has the exclusive, worldwide license to develop and commercialize MRE-470. MRE-470 is currently in Phase II clinical trials in the United States.

 .   DTI-0009 is an adenosine A\\1\\ agonist designed to control heart rate in atrial fibrillation by slowing conduction through the atrioventricular node. Atrial fibrillation is the most common of the cardiac arrhythmias, or abnormal heart rhythms, and affects approximately six million patients worldwide. DTI-0009 is being developed as both an oral formulation for chronic and an intravenous

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    formulation for acute therapy. Fujisawa Healthcare has the exclusive, clinical development and commercialization rights, in the United States and Canada, for the intravenous formulation of DTI-0009. The intravenous formulation of DTI-0009 is in Phase II clinical trials in the United States.

 .   DTI-0017 is an adenosine A\\1\\ antagonist designed to treat edema typically associated with congestive heart failure. Approximately 4.7 million people in the United States suffer from congestive heart failure. DTI-0017 is being developed as both an oral formulation for chronic and an intravenous formulation for acute therapy. Our own studies and other published research suggest that adenosine A\\1\\ antagonists, such as DTI-0017, appear to act at a different site in the kidney from most diuretics, does not affect potassium balance, appear to prevent the decreased renal function seen with some other diuretics and may prevent the development of resistance to the diuretic effect occurring with some other agents. We have concluded our first Phase I clinical trial and are currently reformulating the product candidate and conducting additional animal testing.

CLINICAL DEVELOPMENT PROGRAMS

We currently have four product candidates for five indications in development.

                                    Product
Product candidate                   indication          Dosage form       Clinical stage Marketing rights
----------------------------------- ------------------- ----------------- -------------- ----------------------
Rotigotine-CDS (dopamine D\\2\\     Parkinson's disease Transdermal patch     Phase III  Schwarz Pharma
 agonist patch)
----------------------------------------------------------------------------------------------------------------
Rotigotine-CDS Reduced-Dose         Restless Legs       Transdermal patch     Phase II   Schwarz Pharma
 (dopamine D\\2\\ agonist patch)    Syndrome
----------------------------------------------------------------------------------------------------------------
MRE-470 (adenosine A\\2A\\          Cardiac imaging     Intravenous           Phase II   King
 agonist)
----------------------------------------------------------------------------------------------------------------
DTI-0009 (adenosine A\\1\\ agonist) Atrial fibrillation Intravenous           Phase II   Fujisawa Healthcare(1)
----------------------------------------------------------------------------------------------------------------
DTI-0009 (adenosine A\\1\\ agonist) Atrial fibrillation Oral                  Phase I(2) Aderis
----------------------------------------------------------------------------------------------------------------
DTI-0017 (adenosine A\\1\\          Edema in congestive Intravenous           Phase I(3) Aderis
 antagonist)                        heart failure
----------------------------------------------------------------------------------------------------------------
DTI-0017 (adenosine A\\1\\          Edema in congestive Oral                  Phase I(3) Aderis
 antagonist)                        heart failure

--------
(1) Fujisawa Healthcare has the exclusive US and Canadian rights to develop and commercialize the intravenous formulation of DTI-0009.
(2) We have completed the first Phase I clinical trial.
(3) We concluded one Phase I clinical trial which indicated a diuretic effect. Because of side effects observed in the course of the study, we are currently reformulating the product candidate and conducting additional animal testing.

Rotigotine-CDS. Once-a-day transdermal patch for treatment of Parkinson's disease
Our most advanced product candidate, Rotigotine-CDS, a dopamine D\\2\\ receptor agonist, is formulated as a transdermal patch for first line treatment of early and combination therapy for late stage idiopathic Parkinson's disease. Rotigotine-CDS is currently in Phase III clinical trials. We believe that Rotigotine-CDS has significant potential to alleviate the symptoms and improve the quality of life of patients with Parkinson's disease.

Market opportunity
Parkinson's disease is an age-related, neurodegenerative disorder affecting an estimated one million patients in the United States today. Recent US Census Bureau projections indicate that the aging of the population will result in a substantial increase in the number of at-risk individuals in the coming decades, leading to an increase in the prevalence of the disease. Approximately $2 billion is spent annually on drug therapy worldwide to treat this disease.

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Medical need
Parkinson's disease patients cannot produce sufficient quantities of dopamine to stimulate the dopamine receptors in the brain. Stimulation of these dopamine receptors is necessary for people to move normally. Pharmacologic therapies for Parkinson's disease focus on stimulation of the dopamine D\\2\\ receptor in the brain, thought to be the most active receptor in mediating movement. Patients cannot be treated directly with dopamine because it does not penetrate into the brain. Levodopa, or L-dopa, a common treatment for Parkinson's disease, must be converted by the brain cells into dopamine to be effective. Because this conversion takes place in the very nerve cells that are degenerating as a result of the disease, L-dopa's long-term usefulness is limited. In addition, patients must take multiple daily doses and long-term use is often accompanied by worsening movement fluctuations, neuropsychiatric complications and dyskinesias, or uncontrolled body movements.

An alternate approach is to give the patient a substitute compound for dopamine that acts by stimulating the D\\2\\ receptors, like dopamine, but does not have to be converted by the body into dopamine. Significant clinical success has been achieved using selective dopamine receptor agonists, but this success has been constrained by the method of drug administration. To date, these products are usually delivered orally, producing a very uneven pattern of drug release in the blood stream, causing patients to experience fluctuations in symptoms far more frequently than desired. The optimum range of therapeutic drug levels in Parkinson's disease patients is very narrow. Therefore, patients require a dosage form of the dopamine D\\2\\ agonist that results in a continuous, 24 hour therapeutic blood level of the drug to achieve optimal results. Recent studies have shown success treating the complications of L-dopa therapy by giving continuous infusions of dopamine agonists.

Our product candidate
We have developed Rotigotine-CDS as a small molecule dopamine D\\2\\ agonist that is readily deliverable through the skin. We formulated this molecule into a transdermal patch that we believe enables delivery of a constant dose of drug over a 24 hour period, allowing patients to minimize daily symptoms and side effects. In addition, unlike currently available therapies, we believe that most patients treated with Rotigotine-CDS will be able to wake up every day with minimal symptoms. We also believe it is easier for patients to use a once-a-day transdermal patch therapy rather than an oral medication regimen requiring dosing multiple times a day.

We completed a double blind, placebo-controlled Phase II clinical trial for this drug at nine major Parkinson disease centers in North America, which demonstrated statistically significant efficacy. Based on these data and our pre-clinical toxicology data, we entered into collaboration with Schwarz Pharma in July 1998 to complete worldwide development and commercialization of Rotigotine-CDS. The agreement provides for license fees and milestone payments and royalty rates based on product sales.

Using a reformulated version of our original compound, Schwarz Pharma has completed additional multi-center Phase II trials of the patch in both North America with early stage patients and in Europe with late stage patients. Based on the data from these trials, Schwarz Pharma received clearance from both the FDA and the European regulatory authorities to proceed to Phase III clinical trials, which commenced in late 2001.

Rotigotine-CDS Reduced Dose. Transdermal patch for treatment of Restless Legs Syndrome
Rotigotine-CDS has also been formulated as a reduced-dose patch for the treatment of Restless Legs Syndrome. Restless Legs Syndrome is a common neurologic movement disorder in which patients suffer an almost irresistible urge to move their legs because of disagreeable sensations, and is usually worse at rest. Schwarz Pharma started a pilot, Phase II safety and efficacy clinical trial for Rotigotine-CDS in late

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2001 in Europe. We believe Rotigotine-CDS has significant potential to alleviate the symptoms and improve the quality of life of patients with Restless Legs Syndrome.

Market opportunity
Restless Legs Syndrome can be described as a compelling urge to move the limbs, usually associated with abnormal sensations and causing chronic sleep deprivation. The stress often associated with sleep complaints can adversely affect occupational activities, social activities and family life. The unpleasant sensations may be described like worms or bugs crawling under the skin and are often worse at rest. Studies have indicated that as much as 15% of the population may experience symptoms of Restless Legs Syndrome and, although the prevalence increases with age, 30% to 40% of patients with severe symptoms had their first symptoms before the age of 20.

Medical need
There are currently no medications approved for the treatment of Restless Legs Syndrome in the United States, although dopaminergic agents are first line therapy for "off-label" use. L-dopa is effective, but as many as 80% of patients may develop worsening of symptoms from its chronic use. Small, usually uncontrolled trials suggests that a transdermally administered dopamine D\\2\\ agonist, like Rotigotine-CDS, would produce a similar therapeutic effect without the side effects associated with oral dopamine use. The doses of these classes of drugs is usually much lower than the dose required to treat Parkinson's disease. Other classes of medications used include opioids, benzodiazepine sedatives, anticonvulsants, the antihypertensive clonadine, and iron replacement.

MRE-470. Blood vessel dilator for cardiac imaging
MRE-470 is an adenosine A\\2A\\ agonist used as an alternative to exercise prior to cardiac flow imaging for the diagnosis of coronary artery disease. It is formulated to be administered by bolus injection rather than the continuous infusion required with adenosine. MRE-470 begins to work quickly and provides sustained coronary blood vessel dilation for 15 to 20 minutes, permitting the physician adequate time to complete the diagnostic imaging. MRE-470 is currently in Phase II clinical trials.

Market opportunity
Cardiac stress tests are performed on people who may have coronary artery disease because they have experienced certain symptoms, including chest pain, shortness of breath or irregular heartbeats. Generally, during a cardiac stress test, the patient's physical condition and heart function is monitored through electrocardiogram leads placed on the chest. In addition, for many patients, the physician needs to examine the flow of blood to the heart to improve the usefulness of the test. These tests, called perfusion imaging cardiac stress tests, provide an image of the blood flow to the various parts of the heart. For the test to yield the best possible images, the patient's coronary vessels must be fully dilated prior to injection of the imaging agent, generally through the use of exercise. Approximately 1.8 million of these tests require a pharmacological stress agent rather than exercise because patients receiving the test cannot tolerate the required level of exercise as a result of age, disease or infirmity.

Medical need
Currently, the leading blood vessel dilator for cardiac perfusion imaging studies is adenosine. Because adenosine is eliminated from the blood stream in approximately ten seconds, the drug must be given with a special syringe pump as an intravenous infusion over six minutes. Adenosine causes coronary blood vessel dilation through stimulation of the A\\2A\\ receptor. However, adenosine has serious side effects, such as severe slowing of the heart rate, chest pain, hypotension and wheezing. These side effects arise, for the most part, from the actions of adenosine on receptors other than the A\\2A\\ subtype.

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Our product candidate
MRE-470 is designed to be a highly selective adenosine A\\2A\\ receptor agonist which may minimize adenosine side effects of slowing heart rate, chest pain, hypotension or wheezing. In addition, it can be administered as a bolus injection that will make it easier to use than adenosine. MRE-470 may also be useful with the new contrast agents used in flow imaging with echocardiography.

In pre-clinical in-vivo studies in animals, we demonstrated that MRE-470 is useful in imaging coronary blood flow. Based on these data, we entered into a collaboration agreement with King. Under the terms of the agreement, King has an exclusive license to market and sell our adenosine A\\2A\\ agonists for use in cardiac imaging, either directly or through a sub-licensee. In return, the agreement provides for license fees and milestone payments and royalty rates based on product sales. In addition, we retain co-development and co-marketing rights for therapeutic applications of our A\\2A\\ compounds, except for MRE-470.

King is conducting a series of Phase II clinical trials of MRE-470 examining dose response to the drug, potential side effects and vasodilatory effects of the drug in patients.

DTI-0009. Treatment for acute and chronic heart rate control in atrial fibrillation
DTI-0009 is an adenosine A\\1\\ agonist that acts predominantly by slowing conduction through the atrioventricular node of the heart to control heart rate in atrial fibrillation. Intravenous DTI-0009 is in Phase II clinical trials for acute rate control in atrial fibrillation. We believe that DTI-0009, packaged as an acute dosage form and an oral dosage for chronic use, has the potential to provide immediate and sustained therapy for patients with atrial fibrillation.

Market opportunity
Atrial fibrillation is the most common of the cardiac arrhythmias, or abnormal heart rhythms, and affects approximately six million patients worldwide. The incidence is increasing due to the aging of the population and because patients with underlying heart disease are surviving longer and developing atrial fibrillation. When a patient experiences atrial fibrillation, the heart can beat too rapidly to effectively pump blood throughout the body leading to palpitation, shortness of breath, chest pain and possibly heart failure. The incidence of atrial fibrillation increases with age, with approximately 3% of the population at age 65 and 10% of people over the age of 80 having the arrhythmia.

Medical need
Current treatments to return patients to a normal heart rhythm have variable initial success but generally poor long term success in maintaining a normal rhythm, with most patients returning to atrial fibrillation within one to two years. In addition, these treatments can cause sudden cardiac death syndrome. Treatment of chronic atrial fibrillation often requires the use of drugs to maintain a slow heart rate. DTI-0009 is not designed to convert patients back to a normal rhythm and, because it has no direct effects on the pumping chamber heart muscle, should not have many of the side effects of standard antiarrhythmics.

Therapies commonly used to control heart rate during atrial fibrillation by slowing conduction through the atrioventricular node, including digoxin, beta blockers and calcium channel blockers, have significant shortcomings. Digoxin has a slow onset when given intravenously in the acute setting, provides poor heart rate control during exercise and has a narrow range between therapeutic effect and toxicity. Both beta blockers and calcium channel blockers can cause symptomatic low blood pressure before achieving adequate heart rate control. In addition, calcium channel blockers can aggravate heart failure which is becoming the most common underlying heart disease leading to atrial fibrillation. Beta blockers can aggravate acute heart failure and cause wheezing.

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Our product candidate
DTI-0009 is a potent, small molecule, selective adenosine A\\1\\ agonist that, by affecting predominantly the atrioventricular node of the heart, has the potential to control heart rate without lowering blood pressure. It is formulated to potentially overcome the clinical shortcomings of current therapies. The molecule is designed to be readily delivered orally and by intravenous injection.

In pre-clinical studies, we demonstrated that DTI-0009 is effective in slowing conduction through the atrioventricular node. Based on these data, we entered into a licensing agreement with Fujisawa Healthcare, the US development and sales arm of Fujisawa Pharmaceutical Co. of Japan. The agreement provides Fujisawa Healthcare with exclusive US and Canadian development and marketing rights for the intravenous formulation of DTI-0009. In return, the agreement provides for license fees, milestone payments and royalty rates based on product sales. We retain rights outside the United States and Canada to the intravenous formulation and worldwide rights to the all other dosage forms of the drug.

Two multi-center trials to determine dosing and safety of the intravenous formulation have been completed in the electrophysiology laboratory. The intravenous formulation of the compound is currently in multi-center Phase II clinical trials for acute heart rate control in atrial fibrillation.

DTI-0017. Potassium neutral diuretic for edema in congestive heart failure DTI-0017 is an adenosine A\\1\\ antagonist designed to treat edema associated with heart failure by blocking the action of endogenous adenosine on the A\\1\\ receptor in the kidney. We are developing DTI-0017 as both an intravenous form for acute treatment and in an oral form for chronic use. Our own studies and other published research suggest that adenosine A\\1\\ antagonists, such as DTI-0017, may be useful as diuretics in the treatment of congestive heart failure. DTI-0017 appears to act at a different site in the kidney than most diuretics, does not affect potassium balance, appears to prevent decreased renal function seen with some other diuretics and may assist in the prevention of resistance that often develops to other diuretics.

Market opportunity
Approximately 4.7 million people in the United States suffer from congestive heart failure, a condition where the heart cannot pump enough blood to meet the needs of the body's other organs. Symptoms of congestive heart failure are related to inadequate blood flow and sodium and fluid retention. The body interprets the decreased blood flow as a decrease in blood volume that might occur with dehydration or blood loss. This causes the body to retain sodium, which can lead to fluid build-up, or edema. The excess fluid causes congestion in the lungs with shortness of breath and accumulation of fluid in the extremities and abdominal organs.

Medical need
Diuretics are typically required to remove excess fluid caused by sodium retention. There are many currently available diuretic agents for pharmacological treatment of edema associated with congestive heart failure. Two classes of these drugs, loop and thiazide diuretics, can cause dangerously low levels of blood potassium that may result in life-threatening arrhythmias, especially if used together. Oral potassium replacements are available but are difficult to take and dosage must be adjusted according to the results of blood tests. In addition, the potent loop diuretics actually decrease blood flow through the kidney. This decrease in kidney blood flow limits the ability of the body to cleanse the blood, which may lead to a resetting of kidney function that causes resistance to diuretic treatment. Potassium-sparing diuretics can limit this potassium loss, but if used inappropriately can cause a dangerous increase in blood potassium levels or hyperkalemia. Potassium-sparing diuretics must be used very carefully with other drugs used to treat congestive heart failure, such as angiotensin converting enzyme inhibitors, because of their additive effect on potassium levels.

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Human and animal studies indicate that adenosine A\\1\\ agonists can cause increased urine output without causing changes in blood potassium levels. They also increase kidney blood flow when used alone, and maintain the glomerular filtration rate when added to loop diuretics.

Our product candidate
We are independently developing DTI-0017 to treat both acute and chronic indications. We have undertaken and concluded the first Phase I clinical trial for DTI-0017. In this trial we found that patients had difficulty tolerating DTI-0017 due to side effects such as vomiting and irritation at the injection site which we believe were related to the vehicle used to deliver the drug. There was also one serious adverse event which may or may not have been related to DTI-0017. We are in the process of evaluating the possible role of DTI-0017 in the serious adverse event, reformulating the intravenous and oral formulations of DTI-0017 and conducting additional animal testing.

RESEARCH AND DEVELOPMENT

Our industry collaborators are presently investing in pre-clinical and clinical development of our dopamine D\\2\\ agonists and adenosine A\\2A\\ agonists for additional therapeutic targets. Our agreements with these companies provide us with a combination of milestone and royalty payments in the event the compounds are successfully developed and launched for new indications. We are currently developing staffing and task plans for a number of pre-clinical and early-clinical programs in adenosine-mediated conditions as well as inflammatory conditions affecting the cardiovascular and renal systems. These programs are intended to result in product candidates that are covered by our current patents or form the basis of new patent applications.

BUSINESS STRATEGY

We intend to become a leader in the development and commercialization of innovative adenosine-based and other therapies for cardiovascular, central nervous system and renal diseases. To achieve this objective, we intend to concentrate on the following key strategies.

Focus our internal research and development on predominantly cardiovascular, central nervous system and renal disease pathways
We believe our receptor-specific adenosine agonists and antagonists have positioned us to develop superior therapeutic approaches to atrial fibrillation, congestive heart failure, coronary artery disease diagnosis and diseases of the central nervous system. We believe that our adenosine receptor technology has additional potential application in inflammatory conditions affecting the cardiovascular and renal systems, and could enable us to become a leading company in the market for adenosine-based therapeutics, an area of pharmaceutical research receiving renewed attention and interest. We believe that this technology and early work in other inflammation mediators now underway in our research laboratories hold the potential for the development of novel drug candidates that can rapidly advance into clinical trials.

Maintain and expand in-house expertise and capabilities in synthetic chemistry, pharmacology and key elements of clinical development while outsourcing routine drug development activities
We are developing a scientific and management team tailored to design and manage pre-clinical and clinical development programs. We will expand our in-house capabilities in synthetic chemistry, pharmacology, regulatory affairs, clinical trial management and biostatistics. We intend to outsource certain specific activities of drug development such as manufacturing, formulation and packaging, non-clinical toxicology and clinical site management.

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Wherever economically feasible, retain development responsibility and marketing rights to our drug candidates through late stage clinical development and/or regulatory approval to maximize the value of each of our drug candidates
We believe that undertaking the cost and risks of clinical development of our drugs will position us to either approach the market directly with our drugs, if and when approved, or to negotiate out-licensing arrangements that result in much larger portions of the commercial value of the drugs accruing to us. We will seek to form development collaborations earlier in the cycle when we believe that the development costs far outweigh our ability to fund them or have the potential to jeopardize the success of other on-going programs.

In-license clinical stage drug candidates and acquire companies with complementary product pipelines and technologies to supplement our internal research and development efforts
We believe that many new therapies for cardiovascular and renal diseases will come from efforts now underway in biotechnology. Our strategy is to seek out and selectively in-license clinical stage molecules and acquire firms to add complementary technology and development programs to our existing portfolio.

SCIENTIFIC BACKGROUND

Receptor and enzyme pharmacology
Naturally-occurring signal molecules interact with special recognition sites called receptors, proteins located on the surface of the cell that mediate a variety of physiological effects, or with enzymes that catalyze metabolic chemical reactions. Receptors for naturally-occurring signal molecules such as adenosine or dopamine exist in a variety of subtypes that are distributed among tissues. The receptor subtype distribution allows any individual signal molecule to mediate different actions in different tissues.

Small molecule analogs of signal molecules that act at individual receptor subtypes enable the desired therapeutic effect to be produced while minimizing side effects that often result from less selective compounds. Agonists stimulate the activity of receptors and enzymes while antagonists inhibit such activity. These receptor-subtype selective drugs exert a more potent therapeutic action than are possible with naturally occurring products which do not distinguish among subtypes of a particular receptor family.

Adenosine receptors
Adenosine is a multi-purpose signal molecule that regulates a variety of cardiovascular, renal and other cellular functions to minimize damage during times of physiological stress. Different adenosine receptor subtypes govern different effects of adenosine. The challenges faced in the use of adenosine as a therapeutic agent stem from its nearly equal affinity for all receptor subtypes and extremely short half-life of approximately ten seconds. There are at least four adenosine receptor subtypes. In the heart, the A\\1\\ subtype controls the rate and conduction of electrical stimulation through the heart. The A\\2A\\ subtype controls dilation of arteries including the coronary arteries supplying blood to the heart muscle. In the kidney, we believe that the A\\1\\ receptor helps modulate electrolyte balance, blood flow and filtration. It is often desirable to achieve a single, specific effect of adenosine by increasing or blocking activity to one receptor subtype without affecting the other subtypes and causing potentially harmful side effects.

Dopamine receptors
Dopamine production and release in the brain is necessary to move normally and smoothly. Naturally produced dopamine acts in part, by stimulating the D\\2\\ receptor, which is thought to be the most active receptor for mediating movement. If an individual is unable to produce sufficient quantities of dopamine, certain central nervous system disorders, such as Parkinson's disease, may result.

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CLINICAL APPLICATIONS

Parkinson's disease
Parkinson's disease is an age-related, neurodegenerative disorder with an average age of onset of 60 years. However, 10 to 20% of the cases develop before age 50 and half of those are younger than 40 years old. Moreover, according to the American Parkinson's Disease Society, the incidence below the age of 50 is increasing. Approximately one million persons in the United States report having the disease, but the actual incidence may be higher. Recent US Census Bureau projections indicate that aging of the population will result in a substantial increase in the number of at-risk individuals in the coming decades, leading to an increase in the prevalence of the disease.

Parkinson's disease is caused by degenerative changes associated with the loss of dopamine-producing neurons in an area of the brain known as the substantia nigra, resulting in the loss of the neurons that produce dopamine. Patients with Parkinson's disease can still respond to dopamine but are unable to produce quantities sufficient for normal movement. Thus, current pharmacologic therapies for the disease focus on replacing the missing dopamine D\\2\\ receptor stimulation.

The cause of these pathologic changes in the majority of Parkinson's disease cases is of unknown origin. Parkinson's disease may also be caused by recurrent trauma and genetic defects. However, it is suspected that Parkinson's usually results from the combination of a genetic predisposition and unidentified environmental triggers.

The introduction of L-dopa in the late 1960's represented a significant advance in the treatment of this disease by providing clinical benefit to most patients. L-dopa is a drug that is converted by the body into dopamine, in both the brain and periphery, leading to improvement in motor function. However, L-dopa has a number of shortcomings. L-dopa is converted to dopamine in the very nerve cells that are degenerating, limiting its long-term usefulness as these cells die. L-dopa must also be combined with an agent that blocks its breakdown to dopamine in the periphery to limit side effects and increase the blood levels of L-dopa that reach the brain. Because it has a short chemical half-life, the patient must take multiple doses daily. In addition, data suggest that long-term treatment with L-dopa is often complicated by neuropsychiatric complications and new uncontrolled body movement problems such as dyskinesias and motor fluctuations. As many as half of all Parkinson's disease patients treated with L-dopa for over five years experience motor fluctuations and dyskinesias. When patients are experiencing symptoms, they are "off" and when medication relieves those symptoms, they are "on." Patients can go from being "on" to being "off" in a very rapid and unpredictable manner. These fluctuations may not be related to L-dopa blood levels, making treatment by dose adjustment difficult. There may also be potential for further brain cell loss by L-dopa due to oxidative damage resulting from the drug.

An alternate approach is to give the patient a substitute compound for dopamine that acts like dopamine by stimulating the D\\2\\ receptors but does not have to be converted by the body into dopamine. In particular, dopamine receptor agonists selective for these receptors are proven agents for treating Parkinson's disease.

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The range of therapeutic drug levels in Parkinson's disease patients is relatively narrow. Therefore, patients require a dosage form of the dopamine D\\2 \\agonist that results in continuous, 24 hour therapeutic blood levels of the drug. Current D\\2\\ agonists are oral agents, and therefore do not result in steady blood levels of the drug in the patient. See diagram below. Because the current medications are not dosed at night, patients wake up "off" in the morning and are functionally limited until the morning dose of their medication reaches therapeutic blood levels.

                     [DIAGRAM SHOWING DRUG LEVELS IN BLOOD]

Restless Legs Syndrome
According to the National Institutes of Health, Restless Legs Syndrome is a common, under-diagnosed neurologic movement disorder in which patients can suffer an almost irresistible urge to move the legs because of disagreeable leg sensations that are usually worse at rest. Studies have indicated that as much as 15% of the population may experience symptoms of Restless Legs Syndrome and, although the prevalence increases with age, 30% to 40% of patients with severe symptoms had their first symptoms before the age of 20.

Restless Legs Syndrome is a disease of the central nervous system. It is often genetically determined, but can be due to other disease states, such as iron deficiency and kidney failure, and medications, such as antidepressants, caffeine and dopamine antagonists. Restless Legs Syndrome can be described as an agitated inability to rest that can have a negative impact on the quality of life. The waking discomfort, chronic sleep deprivation and stress often associated with sleep complaints can adversely affect occupational activities, social activities and family life.

The symptoms usually involve the legs, but can also involve the arms. The unpleasant sensations may be described like worms or bugs crawling under the skin. They are generally worse in the evening and night, less severe in the morning and improve with activity. The Restless Legs Syndrome Study Group, a collaboration of academic researchers with interests in the disease, has defined the following four minimal criteria for diagnosis:

 .   a compelling urge to move the limbs, usually associated with the abnormal sensations mentioned above;

 .   motor restlessness as seen in activities such as floor pacing, tossing and turning in bed and rubbing the legs;

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 .   symptoms are worse or exclusively present at rest, with variable and temporary relief by activity; and

 .   symptoms are worse in the evening and at night.

There are currently no medications approved for the treatment of Restless Legs Syndrome in the United States, although dopamine-like agents, such as L-dopa, are first line therapy for "off-label" use. L-dopa is effective, but as many as 80% of patients may develop worsening of symptoms from its chronic use. It may cause insomnia or sleeplessness and its therapeutic effect can be reduced with a high-protein meal. Oral dopamine agonists have shown high efficacy in small, but often uncontrolled trials. The doses of both L-dopa and dopamine agonists are usually much lower than the doses required to treat Parkinson's disease. Other classes of medications used include opioids, benzodiazepine sedatives, anticonvulsants, the antihypertensive clonadine and iron replacement treatments.

Cardiovascular disease
The cardiovascular system consists of the heart and blood vessels that together supply oxygen and nutrients to the cells of the body and remove waste. Arteries conduct blood to the cells, veins return it to the heart and capillaries are the small vessels where the actual exchange of oxygen, nutrients and waste products occur. The kidneys act as filters, regulating blood volume, the balance of chemicals, such as sodium, potassium and chloride, in the blood and eliminates toxic waste products. The lungs add oxygen to the circulating blood while removing carbon dioxide. The key to the body's routine ability to accomplish these tasks is adequate blood flow. Blood flow, or cardiac output, is determined by factors such as heart rate and blood pressure, which in turn are controlled by a variety of signal molecules such as adenosine, and hormones such as adrenaline and aldosterone. These hormones perform their function by binding to specific receptor sites of a variety of cell types in the heart, lungs, blood vessels and kidneys. Any significant disruption of this system results in cardiovascular disease.

Pharmacologic stress testing
Cardiac stress tests are performed on people who may have heart disease because they have experienced certain symptoms, including chest pain, shortness of breath or irregular heartbeats. Generally, during a cardiac stress test, the patient's physical condition and heart function is monitored through electrocardiogram leads placed on the chest. For many patients, physicians need to examine the flow of blood to the heart. These tests, called perfusion imaging cardiac stress tests, are performed using an imaging agent to provide an image of the blood flow to the various parts of the heart. For the test to yield the best possible images, the patient's coronary vessels must be fully dilated prior to injection of the imaging agent, generally through the use of exercise. Because many patients cannot perform the level of exercise necessary for an adequate study, approximately 1.8 million coronary blood flow imaging procedures are performed in the United States using a pharmacologic stress agent in lieu of exercise each year.

Currently, the leading blood vessel dilator for cardiac perfusion imaging studies is adenosine. Because adenosine is eliminated from the blood stream in approximately ten seconds, adenosine must be given as an intravenous infusion over six minutes requiring a special intravenous syringe pump. Adenosine causes coronary blood vessel dilation through stimulation of the A\\2A\\ receptor. However, adenosine has serious side effects, such as severe slowing of the heart rate, hypotension and wheezing due to stimulation of other adenosine receptor subtypes.

Cardiac arrhythmias-atrial fibrillation
Arrhythmias, also called dysrhythmias, are abnormal heart rhythms caused by abnormal conduction of electrical impulses in the conduction system of the heart. Arrhythmias can be fast, slow, regular or irregular. They can cause the heart to pump less effectively while they occur, depress the intrinsic muscle function of the heart and cause fainting and even death.

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The heart contains four chambers--two atria and two ventricles. The atria are weakly contracting reservoirs holding blood returning to the heart while the pumping chambers, the ventricles, contract and eject blood to the body. The diagram below shows the structure of the human heart and its electrical conduction system. This electrical system is responsible for controlling the pumping behavior of the heart.



                               [DIAGRAM OF HEART]


The normal heart beat starts as an electrical signal in a group of specialized cells in the right atrium, the sinus node, which acts as the pacemaker of the heart. This signal spreads throughout the atria and to the atrioventricular, or AV node. The atria are electrically isolated from the ventricles, and the AV node is the only place in the normal heart where the impulse from the atria can be conducted to the ventricles. The rate of conduction through the AV node determines the rate at which the ventricles contract. The impulse travels through the atrioventricular node to specialized fibers to all parts of the ventricles. This exact route must be followed for the heart to pump properly.

Atrial fibrillation is the most common of the sustained arrhythmias. In atrial fibrillation, the electrical activity in the atria is chaotic and at an extremely high rate, approximately 300 to 600 beats per minute, causing the atrial muscle to quiver rather than contract normally. The AV node is unable to conduct this extremely fast rate, but can conduct in the range of 120 to 180 beats per minute to the ventricle. Ventricular contraction at this rate is ineffective because there is inadequate time for the ventricle to fill between beats, and if it persists, causes a deterioration of ventricular pumping function. Both of these consequences can be improved by controlling the rate through slowing conduction through the AV node.

The incidence of atrial fibrillation increases with age, with approximately 3% of the population at age 65 and 10% of people over age 80 having the arrhythmia. The incidence is increasing due to the aging of the population and because patients with underlying heart disease are surviving longer and developing atrial fibrillation. In addition, atrial fibrillation is often secondary to conditions such as congestive heart failure, the incidence of which is also increasing.

Treatment for atrial fibrillation consists of initially slowing the ventricular response by slowing conduction through the AV node. Although many patients can be initially converted back to a normal rhythm, the majority of these patients will have recurrences of atrial fibrillation and ultimately end up in chronic atrial fibrillation. Therefore, the majority of atrial fibrillation patients will require long-term rate control by slowing conduction through the AV node.

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Current therapies to control heart rate by slowing conduction through the AV node, including digoxin, beta blockers and calcium channel blockers, have significant shortcomings. Digoxin has slow onset when given intravenously in the acute setting, provides poor rate control during exercise, and has a narrow range between therapeutic effect and toxicity. Both beta blockers and calcium channel blockers may cause symptomatic low blood pressure before achieving adequate heart rate control. In addition, calcium channel blockers can aggravate heart failure, which is becoming the most common underlying heart disease leading to atrial fibrillation. Beta blockers can also aggravate acute heart failure and cause wheezing.

It is well known that adenosine plays an important role in limiting the conduction of rapid atrial rates through the AV node due to its action on the A\\1\\ receptor. A\\1\\ receptor stimulation of the atrioventricular node has little effect on heart rate in normal sinus rhythm, but when the AV node is stressed by rapid atrial rates, the slowing of conduction is significantly increased. This more dramatic effect at a higher rate is called use or rate dependence. Use dependence should allow the use of low doses of an A\\1\\ agonist, minimizing the stimulation of other A\\1\\ receptors throughout the body thereby limiting side effects.

Edema in congestive heart failure
Approximately 4.7 million people in the United States suffer from congestive heart failure. Congestive heart failure is a condition in which the heart is unable to pump enough blood to meet the needs of the body's other organs. It is usually due to decreased pumping efficiency, but can be due to the inability of the heart to relax properly between beats.

Symptoms of congestive heart failure are related to inadequate blood flow and sodium and fluid retention, or edema. Patients develop exercise intolerance, cold skin, heat intolerance and fatigue from poor blood flow. The body interprets the decreased blood flow as a decrease in blood volume as might occur with dehydration or blood loss. This causes the body to retain sodium and fluid. The excess fluid causes congestion in the lungs with shortness of breath and accumulation of fluid in the extremities and abdominal organs. Treatment of congestive heart failure is directed to improving symptoms and survival.

Congestive heart failure usually requires a treatment program of rest, a sodium-restricted diet, modification of daily activities and drugs such as angiotensin converting enzyme inhibitors, beta blockers, digitalis, diuretics and vasodilators. Angiotensin converting enzyme inhibitors are the mainstay for treatment of congestive heart failure. They improve symptoms and survival. Beta blockers have also recently been shown to improve symptoms and survival. Digitalis improves symptoms but has no effect on survival.

Diuretics are typically required to remove excess fluid caused by sodium retention. The current diuretic agents for pharmacological treatment of edema associated with congestive heart failure include loop diuretics such as furosemide and torsemide, aldosterone antagonists like aldactone, thiazide diuretics such as hydrochorthiazide and the potassium-sparing diuretics such as amiloride. The loop and thiazide diuretics can cause dangerously low levels of blood potassium that can result in life-threatening arrhythmias, especially if used together. Oral potassium replacements are available, but are difficult to take and dosage must be adjusted according to the results of blood tests. Potassium-sparing diuretics can limit this potassium loss, but if used inappropriately can cause equally dangerous increase in blood potassium levels. Potassium-sparing diuretics must be used very carefully in combination with the angiotensin converting enzyme inhibitors because of the additive effect on potassium levels. In addition, the potent loop diuretics actually decrease the kidney's blood flow. This decrease limits the kidney's ability to cleanse the blood. It may lead to a resetting of kidney function that causes resistance to diuretic treatment.

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As mentioned earlier, adenosine is released in times of physiologic stress and is elevated in the kidney in heart failure. The kidney senses the low cardiac output of congestive heart failure and interprets it as low blood volume from dehydration or blood loss. Adenosine A\\1\\ receptors constrict the blood vessels leading into the kidney when activated leading to reduced kidney blood flow, and thus reduced urine output.

CORPORATE COLLABORATIONS

Corporate collaborations are an integral part of our development and growth strategy. We pursue alliances that allow us to:

 .   accelerate time to market for our drugs that address large markets that we could not effectively reach with a sales force of our own;

 .   leverage our expertise in pre-clinical and clinical development of cardiovascular and renal drugs;

 .   provide us with novel molecules for indications of strategic importance to us; and

 .   help to validate the technology platform for our drugs.

We have established the following collaborations:

Schwarz Pharma AG--Rotigotine-CDS and Rotigotine-CDS reduced dose
In July 1998, we entered into a license agreement with Schwarz Pharma under which we granted the exclusive, worldwide license to develop and commercialize Rotigotine-CDS. The agreement provides for us to receive license fees and pre-commercial regulatory milestone payments of up to $18.5 million, of which we have received $9.2 million as of December 31, 2001, along with royalty rates based on net sales of any products developed and launched by Schwarz Pharma using our dopamine D\\2\\ agonists during the term of the agreement. As long as Schwarz Pharma retains its license to our compounds, they are solely responsible for the costs of developing and marketing the drugs. Schwarz Pharma retains the right to terminate this agreement upon 30 days' written notice. Schwarz Pharma is a stockholder of Aderis. See "Principal stockholders."

King--MRE-470
In August 1997, we entered into a development and commercialization agreement with Medco Research, which was subsequently acquired by King Pharmaceuticals. Under this agreement, we granted the exclusive, worldwide license to develop and commercialize our proprietary adenosine A\\2A\\ agonists, including MRE-470. We have also granted to King a right of first refusal to obtain a license for any drug that we may develop using our proprietary adenosine A\\2A\\ agonists. The agreement provides for us to receive pre-commercial license and milestone payments of up to $8.6 million, of which we have received $2.6 million as of December 31, 2001, along with a royalty based on the net sales of any products developed from our adenosine A\\2A\\ agonists during the term of the agreement. As long as King retains its license to MRE-470, they are solely responsible for the costs of developing and marketing the drug but are under no obligation to do so. We retain co-development and co-promotion rights in the United States for therapeutic applications of our drug compounds, other than MRE-470, on a cost-shared basis. King retains the right to terminate this agreement upon 30 days' written notice.

Fujisawa Healthcare--DTI-0009
In July 1999, we entered into a development and license agreement with Fujisawa Healthcare under which we granted the exclusive license to develop and commercialize an intravenous form of DTI-0009 in the United States and Canada. We retain those rights for DTI-0009 outside the United States and Canada for the intravenous formulation and worldwide for the oral formulation. The agreement provides for us to receive license fees and pre-commercial regulatory milestone payments of up to

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$13.0 million, of which we have received $4.9 million as of December 31, 2001, along with royalty payments based on net sales of any products developed and launched by Fujisawa Healthcare using
DTI-0009 during the term of the agreement. As long as Fujisawa Healthcare retains its license to
DTI-0009, they are solely responsible for the costs of developing and marketing the drug. Fujisawa Healthcare retains the right to terminate this agreement upon 30 days' written notice.

INTELLECTUAL PROPERTY

Patents, trademarks, and trade secrets are central to the profitability of pharmaceutical products, and our policy is to pursue intellectual property protection aggressively for all our products. We own twelve issued US patents and have filed four US patent applications relating to compounds active at adenosine and dopamine receptor subtypes. In addition, we have filed patent applications in certain foreign jurisdictions (and in appropriate cases have had foreign patents issued) for these technologies. We have acquired options and licenses to patents relating to several products in pre-clinical research.

Rotigotine-CDS is protected by patents and applications relating to both our dopamine D\\2\\ receptor agonist, the bulk drug manufacturing process, and the transdermal patch used to deliver the drug. Patents relating to the D\\2\\ agonist and its use in Parkinson's therapy were acquired from Whitby Research at our formation for cash and a small royalty. All patents relating to the D\\2\\ agonist and its use in Parkinson's therapy have been issued, and they have US expiration dates ranging from 2003 to 2016. A patent application to the bulk drug manufacturing process is pending. Our proprietary transdermal delivery system is the subject of a patent application co-owned by us and the contract manufacturer of this system. All patents relating to the Parkinson's patch are licensed exclusively to Schwarz Pharma worldwide.

We have filed applications for patents relating to compounds being developed in our adenosine receptor agonist and antagonist programs. These include basic pharmaceutical composition of matter patents, and in some cases method of use or method of treatment patents. Issued patents covering our adenosine A\\2A\\ receptor agonists, having expirations between 2009 and 2013, and one patent application has been licensed to King.

SALES AND MARKETING

We currently have no sales and marketing employees, and no immediate plans to hire any. We will make final decisions about sales and marketing at a later date, but expect to depend in large part on collaboration with third parties that have established distribution systems and direct sales forces.

MANUFACTURING

We do not currently have manufacturing capabilities, nor do we intend to develop manufacturing capabilities for any products in the near future. Under existing agreements, our corporate collaborators have assumed manufacturing responsibility for our most advanced product candidates. If and when approved for marketing by the FDA, our dopamine D\\2\\ agonist patch for Parkinson's disease will be manufactured by Schwarz Pharma. King will be responsible for manufacturing our adenosine A\\2A\\ agonist for cardiac imaging. Fujisawa Healthcare will be responsible for manufacturing our adenosine A\\1\\ agonist for atrial fibrillation in intravenous formulations.

For pre-clinical and initial clinical studies with products earlier in our development pipeline, we will use contract manufacturers to prepare current good manufacturing practices, or cGMP, drug substances. We support our contract manufacturers in the development of synthesis strategies, analytical assays, and quality control procedures.

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COMPETITION

The pharmaceutical and biotechnology industries are intensely competitive, and technological progress can be rapid. Although we believe that our receptor subtype specific drug candidates constitute new therapeutic classes of molecules, we anticipate that each of the areas in which we are conducting research and development may become the focus of intense competition.

Parkinson's disease
We believe that Schwarz Pharma and we were the first companies to conduct extensive Phase II clinical trials with a once-per-day transdermal patch for the treatment of Parkinson's disease. To date only multi-dose oral or injectable agents have been approved as anti-Parkinson's therapy. While the active agent, Rotigotine, is a new dopamine agonist and the patch is a novel formulation, a number of effective dopamine agonists are already marketed in oral dosage forms. One or more of the oral dopamine agonists are being developed in once-per-day extended release dosage forms for oral delivery. It is also possible that one or more of the current approved dopamine agonists could have sufficient potency and skin permeability to be suitable for formulation into a patch, but we are not aware of published reports of programs currently in this area. There is also considerable effort and investment being made by biotechnology firms in cell transplantation approaches to treatment of this disease.

Cardiovascular disease
There has been a significant increase in competition in recent years in the market for adenosine-based products. King, CV Therapeutics, Biogen, Fujisawa Healthcare and Adenosine Therapeutics are all engaged in development programs that could compete with one or more of our adenosine-based programs.

Restless Legs Syndrome
There are currently no medications indicated for the treatment of restless legs syndrome in the United States although there is significant off-label use of drugs approved for other indications. We know of no plans by other companies to pursue that indication and we believe there are no other transdermal formulations in development for this indication.

GOVERNMENT REGULATION

Government authorities in the United States and other countries extensively regulate the research, development, testing, manufacture, promotion, marketing and distribution of drug products. Drugs are subject to rigorous regulation by the FDA in the United States and similar regulatory bodies in other countries. The steps ordinarily required before a new drug may be marketed in the United States are similar to steps required in most other countries and include:

 .   pre-clinical laboratory tests, pre-clinical studies in animals and formulation studies and the submission to the FDA of an investigational new drug application, or IND, for a new drug or antibiotic. The IND must become effective before clinical trials may begin;

 .   adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

 .   the submission of a new drug application to the FDA; and

 .   FDA review and approval of the new drug application before any commercial sale or shipment of the drug.

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Pre-clinical tests include laboratory evaluation of product chemistry and stability, as well as animal studies to evaluate toxicity. The results of pre-clinical testing are submitted to the FDA as part of an investigational new drug application. The FDA requires a 30-day waiting period after the filing of each investigational new drug application before beginning clinical tests in humans. At any time during this 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The IND application process may become extremely costly and substantially delay development of our products. Moreover, positive results of pre-clinical tests will not necessarily indicate positive results in clinical trials.

Clinical trials to support new drug applications are typically conducted in three sequential phases that may overlap. These phases generally include the following:

 .   Phase I: the drug is introduced into humans and is tested for safety, dose tolerance and metabolism.

 .   Phase II: the drug is introduced into a limited patient population to:

  .   assess the efficacy of the drug in specific, targeted indications;

  .   assess dosage tolerance and optimal dosage; and

  .   identify possible adverse effects and safety risks.

 .   Phase III trials, or pivotal studies: If a compound is found to be potentially effective and to have an acceptable safety profile in Phase II evaluations, the clinical trial will be expanded to further demonstrate clinical efficacy, optimal dosage and safety within an expanded patient population at geographically dispersed clinical study sites.

The FDA, and the Institutional Review Board at each institution at which a clinical trial is being performed, may suspend a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable health risk.

The results of product development, pre-clinical animal studies and human studies are submitted to the FDA as part of a new drug application, or NDA. The NDA also must contain extensive manufacturing information. Once the submission has been accepted for filing, the FDA has 180 days to review the application and respond to the applicant. The review process is often significantly extended by FDA requests for additional information or clarification. The FDA may refer the NDA to an advisory committee for review, evaluation and recommendation as to whether the application should be approved, but the FDA is not bound by the recommendation of an advisory committee. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-market regulatory standards is not maintained or if problems occur after the product reaches the marketplace. In addition, the FDA may require post-marketing studies, referred to as Phase IV studies, to monitor the effect of approved products, and may limit further marketing of the product based on the results of these post-market studies. The FDA has broad post-market regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals.

Satisfaction of FDA pre-market approval requirements for new drugs typically takes several years and the actual time required may vary substantially based upon the type, complexity and novelty of the product or disease. Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon our activities. Success in early stage clinical trials does not assure success in later stage clinical trials. Data obtained from clinical activities is not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent

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regulatory approval. Even if a product receives regulatory approval, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.

If regulatory approval of any of our products is granted, it will be limited to certain disease states or conditions. The manufacturers of approved products and their manufacturing facilities will be subject to continual review and periodic inspections by the FDA and other authorities where applicable, and must comply with FDA's cGMP regulations. Failure to comply with the statutory and regulatory requirements subjects the manufacturer to possible legal or regulatory action, such as suspension of manufacturing, seizure of product or voluntary recall of a product. Adverse experiences with the product must be reported to the FDA and could result in the imposition of market restriction through labeling changes or in product removal. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval. Because we intend to contract with third parties for manufacturing of these products, our ability to control third party compliance with FDA requirements will be limited.

With respect to post-market product advertising and promotion, the FDA imposes a number of complex regulations on entities that advertise and promote pharmaceuticals, which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. The FDA has very broad enforcement authority under the Federal Food Drug and Cosmetic Act, and failure to abide by these regulations can result in penalties including the issuance of a warning letter directing us to correct deviations from FDA standards, a requirement that future advertising and promotional materials be pre-cleared by the FDA, and state and federal civil and criminal investigations and prosecutions.

We are also subject to various laws and regulations regarding laboratory practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances in connection with our research. In each of these areas, as above, the FDA and other regulatory authorities have broad regulatory and enforcement powers, including the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals, any one or more of which could have a material adverse effect upon us.

Outside the United States our ability to market our products will also depend on receiving marketing authorizations from the appropriate regulatory authorities. The foreign regulatory approval process includes all of the risks associated with FDA approval described above. The requirements governing the conduct of clinical trials and marketing authorization vary widely from country to country.

LEGAL PROCEEDINGS

We may from time to time become a party to legal proceedings arising in the ordinary course of our business. We are not currently a party to any material pending litigation or other material legal proceedings.

EMPLOYEES

As of December 31, 2001, we had 22 full-time employees, including six with doctoral degrees. Fourteen of our employees are engaged in research and development, and all management and professional employees have had substantial prior experience with pharmaceutical, biotechnology or medical products companies. We believe our relations with our employees are good.

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PROPERTY AND FACILITIES

We are currently leasing approximately 7,000 square feet of laboratory and office space in Richmond, Virginia, which we occupy under a three-year lease, expiring in November 2003. We are also currently leasing approximately 2,400 square feet of office space in Hopkinton, Massachusetts, which we occupy under two leases ending in November 2002 and 2003. These leases are renewable at our option for an additional three years upon written notice at least 120 days prior to the expiration date of the lease. These facilities are adequate for our current requirements.

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Scientific advisory board

We have established a group of scientists to advise us on scientific, technical and commercialization issues. These advisors comprise leading scientists in the areas of pharmacology, chemistry and biology. These advisors are:

Member                                                       Affiliation
---------------------------------------------------------------------------------------------------------
James W. Black, F.R.C.P., F.R.S............................. Professor of Analytical Pharmacology at
  Nobel Laureate                                             King's College Hospital Medical School,
                                                             London, England.
Paul Greengard, Ph.D........................................ Victor Astor Professor at Rockefeller
  Nobel Laureate                                             University in New York City.
Joseph R. Bianchine, M.D., Ph.D., F.A.C.P., F.A.C.C.P....... Senior Scientific Advisor, Schwarz Pharma
                                                             AG
Ray A. Olsson, M.D.......................................... Professor of Cardiovascular Research of the
                                                             College of Medicine, University of South
                                                             Florida.
Juha P. Kokko, M.D., Ph.D................................... Associate Dean for Clinical Research,
                                                             Emory University.

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Management


EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following table sets forth certain information as of December 31, 2001, about our executive officers and members of our board of directors, as well as certain other key employees.

Name                                         Age Position
----------------------------------------------------------------------------------------------
Peter G. Savas.............................. 53  Chairman of the Board, Chief Executive
                                                 Officer and President

Donald A. McAfee, Ph.D...................... 60  Chief Technical Officer

Kenneth L. Rice, Jr......................... 47  Vice President, Chief Commercial Officer and
                                                 Secretary

William S. Wheeler, M.D., FACC.............. 53  Vice President and Chief Medical Officer

James V. Peck, Pharm.D...................... 51  Vice President of Research Operations

Noel J. Cusack, Ph.D........................ 61  Vice President and Chief Scientific Officer

Gevork I. Minaskanian, Ph.D................. 54  Vice President of Synthetic Chemistry

Stan M. Benson(1)........................... 50  Director

Gary E. Frashier(1)(2)...................... 65  Director

James I. Garvey(1).......................... 54  Director

Robert G. McNeil, Ph.D...................... 58  Director

Wayne I. Roe(2)............................. 51  Director

Michael J. Ross, Ph.D.(2)................... 52  Director

--------
(1) Member of Compensation Committee
(2) Member of Audit Committee

Peter G. Savas, Chairman of the Board, Chief Executive Officer and President. Mr. Savas joined us in 2000 as Chairman of the Board of Directors, Chief Executive Officer and President. Before joining us, Mr. Savas served as Chief Executive Officer, Chairman and President of Unisyn, Inc. from 1992 to 2000. Before joining Unisyn, Mr. Savas was engaged as a business development/turnaround consultant. In 1984, Mr. Savas founded Xydex Corporation, a company that in-licensed and commercialized separations technology that had been developed overseas. Prior to founding Xydex, Mr. Savas held various positions at Millipore Corporation and Bristol Laboratories. Mr. Savas holds a Bachelor of Science degree from Syracuse University.

Donald A. McAfee, Ph.D., Chief Technical Officer. A co-founder of Aderis, Dr. McAfee has been a scientist and manager in academia and industry for more than 35 years. Before organizing Aderis in 1994, Dr. McAfee served for eight years as Vice President, Research at Whitby Research, Inc., managing the drug discovery programs. Prior to entering industry, Dr. McAfee served as Chairman of the Division of Neurosciences at the Beckman Research Institute (City of Hope) and held faculty appointments at the Yale University School of Medicine and the University of Miami School of Medicine. He has authored more than 100 articles and book chapters in neuroscience and pharmacology. He is currently an adjunct professor at the University of California, Irvine and at the Medical College of Virginia, and is a frequent

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lecturer to the industry in drug discovery for the Pharmaceutical Education and
Research Institute. Dr. McAfee received his Ph.D. in Physiology from the University of Oregon School of Medicine.

Kenneth L. Rice, Jr., Vice President, Chief Commercial Officer and Secretary. Mr. Rice joined us in April 2001. Prior to joining us, Mr. Rice was Vice President, Chief Financial Officer, Secretary, Treasurer and General Counsel of MacroChem Corporation, a drug delivery company from 1999 to 2001. Before joining MacroChem, Mr. Rice was Vice President, Finance and Administration, Chief Financial Officer and Secretary at Pentose Pharmaceuticals, Inc. from 1998 to 1999. Mr. Rice held similar financial and operating positions at Unisyn Technologies, Inc. from 1993 to 1998 and Zymark Corporation. Mr. Rice spent his early career at Millipore Corporation where he attained the position of Corporate Tax Director. Mr. Rice holds an L.L.M. in Taxation from Boston University Law School, a J.D. from Suffolk Law School and an M.B.A. and B.S.B.A. from Babson College.

William S. Wheeler, M.D., FACC, Vice President and Chief Medical Officer. Dr. Wheeler is board certified in internal medicine and cardiovascular diseases and is a fellow of the American College of Cardiology. Prior to joining us, Dr. Wheeler served as Vice President of Cardiovascular/Critical Care at Quintiles Inc., a contract research organization that performs clinical trials for the pharmaceutical industry, from 1999 to 2001. Prior to joining Quintiles, Dr. Wheeler managed a private practice in Interventional Cardiology while serving as Chief of Cardiology and member of the board of directors at Cardinal Healthcare, a multi-specialty internal medicine practice, from 1996 to 1999. Previously, Dr. Wheeler served as Associate Medical Director in the Cardiovascular Section at Burroughs Wellcome Co. where he conducted global trials in acute coronary syndrome and heart failure. Before entering the pharmaceutical industry, Dr. Wheeler held numerous positions at East Carolina University School of Medicine. Dr. Wheeler received his cardiology training at Cedars-Sinai Medical Center in Los Angeles, California. Dr. Wheeler completed his Internal Medicine Residency at Los Angeles County/University of Southern California Medical Center (LAC/USC). He earned his M.D. from the University of California, Los Angeles and his B.S. in Zoology from California State College, Long Beach, California.

James V. Peck, Pharm.D., Vice President of Operations. A co-founder of Aderis, Dr. Peck has served as Vice President, Operations, since our inception. From 1972 until he co-founded us, he served as Director of Chemistry at Whitby Research, Inc. (formerly Nelson Research and Development). Dr. Peck earned his Pharm.D. from the University of Southern California. He is a licensed pharmacist in both California and Virginia, and is an inventor on more than three dozen patents and patent applications.

Noel J. Cusack, Ph.D., Vice President and Chief Scientific Officer. A co-founder of Aderis, Dr. Cusack has served as Vice President, and Chief Scientific Officer since our inception. From 1988 until he co-founded us, he served as Director of Pharmacology at Whitby Research, Inc. Previously, he held academic appointments at Cambridge University and King's College, London. He is the author of numerous articles on the chemistry and pharmacology of adenine derivatives. Dr. Cusack is currently an adjunct professor at the University of California at Irvine, and a frequent lecturer in pharmacology for the Pharmaceutical Education and Research Institute. Dr. Cusack received his Ph.D. from the University of Bradford, U.K.

Gevork Minaskanian, Ph.D., Vice President of Synthetic Chemistry. A co-founder of Aderis, Dr. Minaskanian leads our chemistry program. From 1981 until he co-founded us, he served as Scientist and Principal Research Scientist at Whitby Research, Inc. (formerly Nelson Research and Development), and is the inventor of more than three dozen patents and publications. Dr. Minaskanian is also an adjunct professor of Chemistry at Virginia Commonwealth University. He received his Ph.D. from Texas Tech University.

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Stan M. Benson. Mr. Benson was elected a director in September 2001 by our board of directors. Mr. Benson currently serves as a director of Aradigm Corporation, a pharmaceutical delivery company. Mr. Benson served as Senior Vice President, Sales and Marketing of Amgen Inc., a biotechnology company, from June 1995 to March 2001. Prior to joining Amgen, Mr. Benson worked at Pfizer, a pharmaceutical company, for 19 years in various senior management positions. Mr. Benson received a B.A. in mathematics and computer science from New York University and an M.S. in mathematics also from New York University.

Gary E. Frashier. Mr. Frashier was elected a director in August 2001 by our board of directors. Mr. Frashier is currently President and Principal of Management Associates, a healthcare and management consulting group. From 1990 to 2000, Mr. Frashier served as Chairman of the board of directors, Chief Executive Officer and President of OSI Pharmaceuticals. Mr. Frashier has over 30 years executive management experience in pharmaceutical, biotechnology and scientific instrument companies including Waters Associates, Millipore Corporation and Genex Corporation. Mr. Frashier holds a B.S. in chemical Engineering from Texas Technological University, where he was honored as a Distinguished Engineer and an M.S. in Management from M.I.T., where he was named a Sloan Fellow. Mr. Frashier currently serves on the boards of Maxim Pharmaceuticals, Inc. and eXegenics, Inc. and several private biopharmaceutical companies.

James Garvey. Mr. Garvey was elected a director in September 2001 by our board of directors. Mr. Garvey currently serves as the Chief Executive Officer and Managing Partner of Schroder Ventures Life Sciences, a private venture capital firm, and has served in this capacity since May 1995. Prior to joining Schroder Ventures, Mr. Garvey was Director of the Venture Capital Division of Allstate Corp. He has served on several public and private healthcare boards in the United States and Europe. Mr. Garvey received a BSE degree from Northern Illinois University in 1969.

Robert G. McNeil, Ph.D. Dr. McNeil has been a director since our inception. Dr. McNeil is the General Partner and Founding Member of Sanderling, a biomedical fund. Dr. McNeil holds a Ph.D. in molecular biology, biochemistry and genetics from the University of California, Irvine.

Wayne I. Roe. Mr. Roe was elected a director in August 2001 by our board of directors. Mr. Roe currently serves as a director of Aradigm Corporation and Ista Pharmaceuticals, Inc. and several private companies in the life sciences field. From October 1999 until November 2000, Mr. Roe was Senior Vice President of United Therapeutics Corporation, a pharmaceutical manufacturer. From March 1996 until March 1999, he was Chairman of Covance Health Economics and Outcomes Services, Inc., a contract research and developmental services company to the medical technology marketplace. From June 1988 to March 1996, Mr. Roe was the President of Health Technology Associates, a pharmaceutical industry consulting firm. Mr. Roe received a B.A. from Union College, an M.A. from the State University of New York at Albany and an M.A. from the University of Maryland.

Michael J. Ross, Ph.D. Dr. Ross was elected a director in September 2001 by our board of directors. Dr. Ross currently serves as a managing partner of Didyma LLC, a management consulting firm specializing in management of startup companies. Dr. Ross was the founding Chief Executive Officer of Axys Pharmaceuticals, Inc. (formerly Arris Pharmaceuticals), a biopharmaceutical company, and MetaXen LLC, a company which was recently sold to Exelixis Pharmaceuticals Inc. Prior to that, Dr. Ross worked at Genentech for 13 years where he served as Vice President of Development and Vice President of Medicinal and Biomolecular Chemistry. Dr. Ross has served on a number of boards of directors and been involved in a number of biotech/pharmaceutical partnerships. Dr. Ross received his A.B. from Dartmouth College, his Ph.D. from The California Institute of Technology and completed his post-doctoral studies at Harvard College.

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BOARD COMPOSITION

We currently have seven authorized directors. In accordance with the terms of our restated certificate of incorporation which will become effective upon the closing of this offering, the terms of office of the directors will be divided into three classes:

 .   Class I, whose term will expire at the annual meeting of stockholders to be held in 2003;

 .   Class II, whose term will expire at the annual meeting of stockholders to be held in 2004; and

 .   Class III, whose term will expire at the annual meeting of stockholders to be held in 2005.

We will determine the classification of our directors after the close of the offering. At each annual meeting of stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof and until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management.

BOARD COMMITTEES

Audit committee
The audit committee consists of Messrs. Frashier and Roe and Dr. Ross, all of whom are outside directors. The audit committee recommends engagement of our independent auditors, approves the services performed by such auditors and reviews and evaluates our accounting policies and its systems of internal accounting controls.

Compensation committee
The compensation committee consists of Messrs. Frashier, Benson and Garvey, all of whom are outside directors. The compensation committee administers our 1995 stock option plan and 2001 incentive award plan and is authorized by the board of directors to make recommendations with respect to matters of compensation, including the compensation of our executive officers.

COMPENSATION COMMITTEE INTERLOCKS

The members of the compensation committee of our board of directors are currently Messrs. Frashier, Garvey and Benson. No member of our board of directors or of our compensation committee serves as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our board of directors or compensation committee.

DIRECTOR COMPENSATION

We reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings but do not compensate them for their services as board or committee members. Our board has the discretion to grant options to non-employee directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages to the fullest extent permitted by law. Our bylaws

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provide that we will indemnify our directors and may indemnify our other directors, officers or employees to the fullest extent permitted by Delaware law. Under current Delaware law, a director's liability to us or our stockholders may not be limited:

 .   to any breach of the director's duty of loyalty to us or our stockholders;

 .   for acts or omissions not in good faith or involving intentional misconduct;

 .   for knowing violations of law;

 .   for any transaction from which the director derived an improper personal benefit;

 .   for improper transactions between the director and us; and

 .   for improper distributions to stockholders and loans to directors and officers.

We have entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers. Currently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

We currently have directors' and officers' liability insurance.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, earned by or paid to our chief executive officer and our other most highly compensated officers whose annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the year ended December 31, 2001.

Summary compensation table

                                                                  Long-term
                                                                 compensation
                                               2001 compensation    awards
                                               ----------------- ------------
                                                                       Shares
                                                                   underlying
  Name and principal position                    Salary    Bonus      options
  ----------------------------------------------------------------------------
  Peter G. Savas.............................. $350,000 $187,964      200,000
   Chief Executive Officer and President

  Donald A. McAfee, Ph.D......................  270,000   35,381           --
   Chief Technical Officer

  William S. Wheeler, M.D.....................  172,436       --      125,000
   Vice President and Chief Medical Officer(1)

  Noel J. Cusack, Ph.D........................  162,500   12,433           --
   Vice President and Chief Scientific Officer

  James V. Peck, Pharm.D......................  175,000    4,144           --
   Vice President-Research Operations

--------
(1) Dr. Wheeler became an officer of the company in April 2001.

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In accordance with the rules of the commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees and certain perquisites and other personal benefits received by the named executive officers, which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

Option grants in last fiscal year
The following table sets forth information regarding options granted to each of the officers listed in the Summary compensation table during the year ended December 31, 2001.

                                                                                       Potential
                                               Individual grants in 2001               realizable
                                     ----------------------------------------------      value
                                                                                       at assumed
                                                                                    annual rates of
                                      Number of     Percent of                        stock price
                                     securities  total options                      appreciation for
                                     underlying     granted to  Exercise              option term
                                        options      employees     price Expiration ----------------
Name                                    granted in fiscal year per share       date      5%      10%
-----------------------------------------------------------------------------------------------------
Peter G. Savas......................    200,000      39.7%         $1.10       2011 $         $
 Chief Executive Officer and
   President

Donald A. McAfee, Ph.D..............         --        --             --         --
 Chief Technical Officer

William S. Wheeler, M.D.............    125,000      24.8%          1.10       2011
 Vice President and Chief Medical
   Officer

Noel J. Cusack, Ph.D................         --        --             --         --
 Vice President and Chief Scientific
   Officer

James V. Peck, Pharm.D..............         --        --             --         --
 Vice President-Research
   Operations

The information regarding stock options granted to named executive officers as a percentage of total options granted to employees in the fiscal year, as disclosed in the table, is based upon options to purchase an aggregate of 504,000 shares of common stock that were granted to all employees as a group, including the named executive officers, in the fiscal year ended December 31, 2001.

There was no public trading market for our common stock as of December 31, 2001. Accordingly, the exercise price per share of each option granted was equal to the fair market value of the common stock as determined by the board of directors on the date of the grant.

Potential realizable values are computed by (1) multiplying the number of shares of common stock subject to a given option by an assumed initial offering
price of $    per share; (2) assuming that the aggregate stock value derived from that calculation compounds at an annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and (3) subtracting from that result the aggregate option exercise price. The 5% or 10% assumed annual rates of the stock price appreciation are

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mandated by the rules of the commission and do not represent our estimate or projection of future common stock prices.

FISCAL YEAR-END OPTION VALUES

The following table sets forth, as to the named officers, certain information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2001.

The information regarding the value of unexercised in-the-money options is
based on a value of $    per share, the initial public offering price, minus
the per share exercise price, multiplied by the number of shares underlying the option.

                                                    Number of securities        Value of unexercised
                               Shares          underlying unexercised options  in-the-money options at
                          acquired on    Value      at December 31, 2001          December 31, 2001
                             exercise realized ------------------------------ -------------------------
Name                      ----------- -------- Exercisable      Unexercisable Exercisable Unexercisable
--------------------------------------------------------------------------------------------------------
Peter G. Savas                     --       --      93,872            406,519
 Chief Executive Officer
   and President

Donald A. McAfee Ph.D.             --       --     109,691             17,809
 Chief Technical Officer

William S. Wheeler, M.D.           --       --          --            125,000
 Vice President and Chief
   Medical Officer

Noel J. Cusack, Ph.D.              --       --      78,974              9,526
 Vice President and Chief
   Scientific Officer

James V. Peck, Pharm.D.            --       --      78,974              9,526
 Vice President-Research
   Operations

SEVERANCE AND OTHER AGREEMENTS

Mr. Rice and Dr. Wheeler received offer of employment letters from us in April 2001 which state that if they are terminated by the company without cause, each will receive their current base salary for six months following termination, including health and welfare benefits.

EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan

Purpose
Our board of directors adopted the 1995 Stock Option Plan on March 29, 1995 and our stockholders approved it on March 29, 1995. The stock option plan provides for grants of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, to our employees, as well as non-qualified stock options to our employees, directors and consultants. The stock option plan is intended to facilitate the retention of current employees, consultants or directors as well as to secure and retain the services of new employees, consultants and directors and to provide incentives for such persons to exert maximum efforts for the success of the company.

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Administration
The stock option plan is administered by the board of directors unless the board of directors delegates administration to a compensation committee which shall be comprised of two or more members, appointed by the board of directors, each a "disinterested person" as defined by Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934. The board of directors, or the compensation committee if so empowered, has the power to interpret the stock option plan and to adopt such rules for the administration, interpretation and application of the stock option plan as are consistent with the stock option plan.

Securities reserved
The aggregate number of shares of our common stock issuable under the stock option plan is 1,500,000.

Grant of awards
Certain employees, consultants and directors are eligible to be granted awards under the stock option plan. The board of directors, or the compensation committee if so empowered, determines (1) which employees, consultants, and directors are to be granted awards; (2) the number of shares subject to option grants; (3) whether the options are to be incentive stock options or non-qualified stock options (except that only our employees may be granted incentive stock options); (4) terms and conditions of such options, consistent with the stock option plan; and (5) the type of award that is granted. The board of directors, or the compensation committee if so empowered, has the discretion, subject to the limitations of the stock option plan and applicable laws, to grant incentive stock options and non-qualified stock options. A director shall not be eligible to be granted awards under the stock option plan unless the board of directors has (1) delegated its discretionary authority over the stock option plan to the compensation committee; or (2) otherwise complied with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934.

Limitation on incentive stock option treatment.
Even if an option agreement designates an option as an incentive stock option, no option will qualify as an incentive stock option if the aggregate fair market value of stock (determined as of the date of grant) with respect to all of a holder's incentive stock options is exercisable for the first time during any calendar year under the stock option plan or under any other of our plans, as applicable, exceeds $100,000. Any option failing to qualify as an incentive stock option will be deemed to be a non-qualified stock option.

Exercise price
The board of directors, or the compensation committee if so empowered, shall set the per share exercise price, subject to the following rules: (1) in the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of shares of our common stock on the grant date for all options granted; (2) in the case of non-qualified stock options, the exercise price shall not be less than 85% of the fair market value of shares of our common stock on the grant date for all options granted; and (3) for the persons owning (within the meaning of 424(d) of the Internal Revenue Code of 1986) more than 10% of the total combined voting power of all classes of our capital stock or of any of our subsidiaries, the exercise price shall be not less than 110% of the fair market value of the shares of our common stock on the grant date. The fair market value of a share of our common stock as of a given date will be determined in good faith by the board of directors.

Expiration of awards
The term of an award is set by the board of directors, or the compensation committee if so empowered, subject to the following conditions: (1) that no award term shall be longer than ten years from the date of

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grant; and (2) the award term for a person owning more than 10% of the total combined voting power of all classes of our capital stock shall not exceed five years from the date of grant. Upon termination of an outstanding option holder's status as our employee or consultant, the holder may exercise his or her options within the period of time specified in the option grant, to the extent that the options were vested at the time of termination. If no time period was specified in the notice of grant, the option shall remain exercisable for three months following the holder's termination of status as an employee or consultant, or until the date of expiration of the option as set forth in the option agreement, whichever is earlier. Options granted under the plan must be exercised within twelve months if the holder's employment ends due to disability, and within eighteen months of the holder's death, or until the date of expiration of the option as set forth in the option agreement, whichever is earlier.

Adjustments of awards
If the board of directors, or the compensation committee if so empowered, determines that there is a corporate event, defined as a dividend, recapitalization, reclassification, stock split, merger, consolidation, split-up, spin-off, combination, consolidation, dissolution or other similar corporate transaction that affects our common stock which causes dilution or enlargement of benefits under the stock option plan, then the board of directors, or the compensation committee if so empowered, may appropriately adjust (1) the aggregate number of shares of our common stock subject to the stock option plan; (2) the number of shares of our common stock subject to the outstanding awards; and (3) the price per share of our common stock upon exercise of outstanding awards to counter the dilution or enlargement of benefits.

Change of control
Upon the occurrence of a merger or the sale of substantially all of our assets, each outstanding award shall be assumed or substituted for an equivalent option by the successor corporation or shall continue in full force and effect. If the successor corporation refuses to assume or substitute the awards, each holder of an award shall be entitled to immediately exercise the award for all shares of our common stock under the award, including unvested shares.

Amendment and termination
The board of directors, or the compensation committee if so empowered, may amend, modify, suspend or terminate the stock option plan at any time, except the board of directors, or the compensation committee if so empowered, must obtain approval of our stockholders within twelve months before or after such action to (1) increase the number of shares of our common stock that may be issued under the stock option plan; or (2) to modify the requirements as to eligibility for participation in the stock option plan.

Certain restrictions on resale
The board of directors, or the compensation committee if so empowered, may require any person granted an award to give written assurances stating that such person has no intention of selling or otherwise distributing the shares of our common stock they acquire upon exercise of their options under the stock option plan except that they may offer or sell the shares if they make such offers and sales (1) pursuant to an effective registration statement under the Securities Act of 1933; or (2) a determination is made by our counsel that such requirements need not be meet pursuant to an appropriate exemption from the registration requirements of the Securities Act of 1933.


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2001 Incentive Award Plan

Purpose
Our board of directors adopted the 2001 Incentive Award Plan on November 14, 2001 and our stockholders approved it on November 14, 2001.

Administration
The incentive award plan is administered by the compensation committee, which shall be comprised of two or more directors, appointed by the board of directors, each a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934 and an "outside director" under Section 162(m) of the Internal Revenue Code of 1986. The compensation committee has the power to interpret the incentive award plan and to adopt such rules for the administration, interpretation and application of the incentive award plan as are consistent with the incentive award plan, to interpret, amend or revoke any such rules and to amend any award agreement provided that the rights or obligations of the holder of the award that is the subject of any award agreement is not affected adversely.

Securities reserved
The aggregate number of shares of our common stock issuable under the incentive award plan is 700,000.

Grant of awards
Certain employees, consultants, and directors are eligible to be granted awards under the incentive award plan. The compensation committee determines (1) which employees, consultants, and directors are to be granted awards; (2) the number of shares subject to option grants; (3) whether the options are to be incentive stock options or non-qualified stock options (except that only our employees may be granted incentive stock options); (4) terms and conditions of such options, consistent with the incentive award plan and (5) the type of award that is granted. The compensation committee has the discretion, subject to the limitations of the incentive award plan and applicable laws, to grant incentive stock options, non-qualified stock options, restricted stock awards, performance awards, dividend equivalents, deferred stock, stock payments, and stock appreciation rights.

Limitation on incentive stock option treatment
Even if an option agreement designates an option as an incentive stock option, no option will qualify as an incentive stock option if the aggregate fair market value of stock (determined as of the date of grant) with respect to all of a holder's incentive stock options is exercisable for the first time during any calendar year under the incentive award plan or under any other of our plans, as applicable, exceeds $100,000. Any option failing to qualify as an incentive stock option will be deemed to be a non-qualified stock option.

Exercise price
The compensation committee shall set the per share exercise price, subject to the following rules: (1) in the case of incentive stock options, the exercise price shall not be less than 100% of the fair market value of shares of our common stock on the grant date for all options granted; and (2) for the persons owning (within the meaning of 424(d) of the Internal Revenue Code of 1986) more than 10% of the total combined voting power of all classes of our capital stock or of any of our subsidiaries, the exercise price shall be not less than 110% of the fair market value of the shares of our common stock on the grant date. The fair market value of a share of our common stock as of a given date will be, after the date of this offering, the average of the mean between the closing representative bid and asked prices for a share of our common stock on the trading day previous to such date, as reported by Nasdaq or such successor quotation system, on such date (or the next preceding trading day, if our common stock is not traded on that date).

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Expiration of awards
The term of an award is set by the compensation committee, subject to the following conditions: (1) that no award term shall be longer than ten years from the date of grant; and (2) the award term for a person owning more than 10% of the total combined voting power of all classes of our capital stock shall not exceed five years from the date of grant. The compensation committee also establishes the time period following termination of employment, death or disability during which vested options may be exercised, subject to the requirements of Section 422 of the Internal Revenue Code of 1986 with respect to incentive stock options.

Adjustments of awards
If the compensation committee determines that there is a corporate event, defined as a dividend, recapitalization, reclassification, stock split, merger, consolidation, split-up, spin-off, combination, consolidation, dissolution or other similar corporate transaction that affects our common stock which causes dilution or enlargement of benefits under the incentive award plan, then the compensation committee may appropriately adjust (1) the aggregate number of shares of our common stock subject to the incentive award plan; (2) the number of shares of our common stock subject to the outstanding awards; and (3) the price per share of our common stock upon exercise of outstanding awards to counter the dilution or enlargement of benefits.

Change of control
Upon the occurrence of a merger or sale of substantially all of our assets, each outstanding award shall be assumed or substituted for an equivalent option by the successor corporation, or a parent or subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute the awards, each holder of an award shall be entitled to immediately exercise the award for all shares of our common stock under the award, including unvested shares.

Amendment and termination
The compensation committee may amend, modify, suspend or terminate the incentive award plan at any time, except the compensation committee must obtain approval of our stockholders within 12 months before or after such action to increase the number of shares of our common stock that may be issued under the incentive award plan.

Certain restrictions on resale
Employees, officers and directors who are our "affiliates" as defined by the rules and regulations under the Securities Act of 1933, may offer or sell the shares of our common stock they acquire upon exercise of their options under the incentive award plan only if they make such offers and sales (1) pursuant to an effective registration statement under the Securities Act of 1933; (2) pursuant to an appropriate exemption from the registration requirements of the Securities Act of 1933; or (3) within the limitations and subject to the conditions set forth in Rule 144 under the Securities Act of 1933.

401(K) Plan
Effective January 2002, we adopted an employee savings and retirement plan, that is intended to qualify under Section 401(k) of the Internal Revenue Code, covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors.

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                                                                             63

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Related party transactions

PREFERRED STOCK SALES

From February 2000 through August 2001, we issued the following securities to various investors in private placement transactions:

 .   in February 2000 and May 2000, we issued and sold an aggregate of 538,776 shares of our Series C convertible preferred stock at a price per share of $10.21; and

 .   in February 2001, March 2001 and August 2001, we issued and sold an aggregate of 4,076,834 shares of our Series D convertible preferred stock at a price per share of $11.00.

Investors in these transactions included the following directors, holders of more than 5% of our outstanding stock and their affiliates and collaborator. Our executive officers and stockholders associated with our officers, did not purchase shares in these transactions. Upon the closing of this offering, the following shares of preferred stock convert into common stock at the rate of one share of common stock for each share of preferred stock.

                                                            Shares of Shares of Shares of Shares of
                                                  Shares of  Series A  Series B  Series C  Series D
                                                     common preferred preferred preferred preferred
Purchaser                                             stock     stock     stock     stock     stock
------------------------------------------------- --------- --------- --------- --------- ---------
Five percent stockholders
 Entities affiliated with the Sanderling Group(1)   448,688   333,334   409,900        --   409,091
 Entities affiliated with the Alliance Group(2)..   176,081   198,020   553,289        --        --
 Entities affiliated with New York Life(3).......    63,564   132,013   283,167        --   158,655
 Entities affiliated with MDS Life Sciences
   Technology Fund(4)............................        --        --        --        --   454,545
 Entities affiliated with Schroder(5)............        --        --        --        --   909,091
 China Development Industrial Bank...............        --        --        --        --   454,545
 Schwarz Pharma AG(6)............................        --        --        --   489,804   200,000

--------
(1) Sanderling Venture Partners III, L.P. owns 225,846 shares of common stock, 177,355 shares of Series A preferred stock, 240,802 shares of Series B preferred stock and 4,718 shares of Series D preferred stock; Sanderling III Biomedical, L.P. owns 38,982 shares of common stock, 30,618 shares of Series A preferred stock, 41,568 shares of Series B preferred stock and 813 shares of Series D preferred stock; Sanderling III Limited Partnership owns 117,193 shares of common stock, 92,028 shares of Series A preferred stock, 124,952 shares of Series B preferred stock and 2,444 shares of Series D preferred stock; Sanderling Ventures Management owns 1,116 shares of Series D preferred stock; Sanderling IV Biomedical Co-Investment Fund, L.P. owns 145,455 shares of Series D preferred stock; Sanderling Ventures Management FBO Fred A. Middleton owns 33,334 shares of common stock, 16,667 shares of Series A preferred stock and 1,289 shares of Series B preferred stock; Sanderling Management Company, LLC Retirement Trust FBO Robert G. McNeil owns 33,333 shares of common stock, 16,666 shares of Series A preferred stock and 1,289 shares of Series B preferred stock; Sanderling Venture Partners IV Co-Investment Fund, L.P. owns 72,727 shares of Series D preferred stock; Sanderling Venture Partners V Co-Investment Fund, L.P., owns 181,818 shares of Series D preferred stock. Dr. McNeil is a General Partner at Sanderling and has been a director of Aderis since 1994.
(2) Alliance Technology Ventures, L.P. owns 163,019 shares of common stock, 183,330 shares of Series A preferred stock, 489,275 shares of Series B preferred stock; ATV/MFJ Parallel Fund, L.P. owns 13,062 shares of common stock, 8,203 shares of Series A preferred stock and 38,896 shares of Series B preferred stock; ATV/GP Parallel Fund, L.P. owns 6,487 shares of Series A preferred stock and 25,118 shares of Series B preferred stock.
(3) Mac & Co. FBO New York Life Bio Venture Partners LLC owns 158,655 shares of Series D preferred stock; New York Life Insurance Company owns 63,564 shares of common stock, 132,013 shares of Series A preferred stock and 283,167 shares of Series B preferred stock.
(4) MDS Life Sciences Technology Fund Canadian Unit Trust owns 60,605 shares of Series D preferred stock; MDS Life Sciences Technology Fund USA, L.P. owns 66,059 shares of Series D preferred stock; MDS Life Sciences Technology Fund Limited Partnership owns 279,395 shares of Series D preferred stock; MDS Life Sciences Technology Barbados Investment Trust owns 48,486 shares of Series D preferred stock.
(5) Schroder Ventures International Life Sciences Fund II LP1 owns 266,323 shares of Series D preferred stock; Schroder Ventures International Life Sciences Fund II LP2 owns 113,425 shares of Series D preferred stock; Schroder Ventures International Life Sciences Fund II LP3 owns 30,227 shares of Series D preferred stock; Schroder Ventures International Life Sciences Fund II Strategic Partners L.P. owns 4,109 shares of Series D preferred stock; Sitco Nominees Limited VC-01903 as Nominee of Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme owns 7,659 shares of Series D preferred stock; SV (Nominees)

--------------------------------------------------------------------------------

Related party transactions
--------------------------------------------------------------------------------

   Limited as Nominee of Schroder Ventures Investments Limited owns 32,803 shares of Series D preferred stock and International Biotechnology Trust PLC owns 454,545 shares of Series D preferred stock. Mr. Garvey is the Chief Executive Officer and Managing Partner of Schroder Ventures Life Sciences and has been a director of Aderis since September 2001.
(6) Schwarz Pharma AG is our collaborator on Rotigotine-CDS.

Upon completion of this offering, each then outstanding share of our convertible preferred stock will convert into one share of our common stock.

In connection with the above-described transactions and sales of our Series A preferred stock and Series B preferred stock, we entered into an agreement with the investors providing for registration rights with respect to the shares of common stock issuable upon conversion of the preferred stock. For more information, please see "Description of capital stock--Registration Rights."

We believe that the terms of all the above-described transactions were no less favorable than we could have obtained from unaffiliated third parties.

Stock option grants to our directors and executive officers are described in this prospectus under the heading "Management--Director Compensation" and "Management--Executive Compensation." In addition, we have severance obligations to certain of our executive officers, which are discussed under "Management--Severance and Other Agreements."

INDEMNIFICATION AGREEMENTS

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as officers or directors. See "Management--Limitations of Liability and Indemnification Matters" for more information regarding indemnification of our officers and directors.

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                                                                             65

--------------------------------------------------------------------------------


Principal stockholders

The following table sets forth certain information with respect to the beneficial ownership of our common stock on a fully-diluted basis as of December 31, 2001 and as adjusted to reflect the sale of our common stock offered by this prospectus by:

 .   each of the individuals listed in the "Summary compensation table" above;

 .   each of our directors;

 .   each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock; and

 .   all of our directors and officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of December 31, 2001 are considered outstanding. These shares, however, are not considered outstanding when computing the percentage ownership of each other person.

Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 8,394,016 shares of common stock
outstanding on December 31, 2001 and      shares of common stock outstanding
after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Aderis Pharmaceuticals, Inc., 85 Main Street, Hopkinton, Massachusetts 01748.

                                                                    Percent      Percent
                                                               beneficially beneficially
                                                     Number of        owned        owned
                                                        shares  before this   after this
Name of beneficial owner                                 owned     offering     offering
-----------------------------------------------------------------------------------------
Five percent stockholders

  Entities affiliated with the Sanderling Group(1).. 1,601,013         19.1
   2730 Sand Hill Road, Suite 200
   Menlo Park, CA 94025
  Entities affiliated with the Alliance Group(2)....   927,390         11.0
   8995 Westside Parkway
   Alphretta, GA 30004
  Entities affiliated with Schroder(3)..............   909,091         10.8
   22 Church Street
   Hamilton, Bermuda HM11
  Schwarz Pharma AG.................................   689,804          8.2
   Alfred-Nobel-Strasse 10
   40789 Monheim, Germany
  Entities affiliated with New York Life(4).........   637,399          7.6
   888 7th Avenue, 29th Floor
   New York, NY 10106

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66

Principal stockholders
--------------------------------------------------------------------------------

                                                        Percent      Percent
                                                   beneficially beneficially
                                            Number        owned        owned
                                         of shares  before this   after this
    Name of beneficial owner                 owned     offering     offering
    -------------------------------------------------------------------------

      Entities affiliated with MDS
       Life Sciences(5).................   454,545          5.4
       Technology Fund
       100 International Boulevard
       Toronto, Ontario
       Canada M9W 6J6
      China Development Industrial Bank.   454,545          5.4
       125 Nanking East Road
       Section 5 Taipei 105
       Taiwan ROC 105

    Directors and executive officers
      Donald A. McAfee, Ph.D.(6)........   321,672          3.8
      James V. Peck(7)..................   235,329          2.8
      Noel J. Cusack(8).................   235,329          2.8
      Gevork Minaskanian, Ph.D.(9)......   230,900          2.7
      Peter G. Savas(10)................   106,398          1.3
      Robert McNeil, Ph.D.(11)..........   100,000          1.2
      Stan M. Benson(12)................    40,000            *
      Gary Frashier(12).................    40,000            *
      James Garvey(13)..................    40,000            *
      Wayne I. Roe(12)..................    40,000            *
      Michael Ross, Ph.D.(12)...........    40,000            *
      Kenneth L. Rice, Jr.(14)..........        --            *
      William S. Wheeler, M.D.(15)......        --            *

    Executive officers and directors
      as a group(16).................... 1,429,628         15.7

--------
  * Less than 1% of the outstanding shares of common stock.
 (1) Includes 111,981 shares held by Sanderling III Biomedical, 145,455 shares held by Sanderling IV Biomedical Co-Investment Fund, L.P., 336,617 shares held by Sanderling III Limited Partnership, 51,288 shares held by Sanderling Management Company, LLC Retirement Trust FBO Robert G. McNeil, 648,721 shares held by Sanderling Venture Partners III, 72,727 shares held by Sanderling Venture Partners IV Co-Investment Fund, L.P., 181,818 shares held by Sanderling Venture Partners V Co-Investment Fund, L.P., 1,116 shares held by Sanderling Ventures Management, and 51,290 shares held by Sanderling Ventures Management FBO Fred A. Middleton.
 (2) Includes 835,624 shares held by Alliance Technology Ventures, L.P., 31,605 shares held by ATV/GP Parallel Fund, L.P., and 60,161 shares held by ATV/MFJ Parallel Fund, L.P.
 (3) Includes 266,323 shares held by Schroder Ventures International Life Sciences Fund II LP1, 113,425 shares held by Schroder Ventures International Life Sciences Fund II LP2, 30,227 shares held by Schroder Ventures International Life Sciences Fund II LP3, 4,109 shares held by Schroder Ventures International Life Sciences Fund II Strategic Partners L.P., 7,659 shares held by Sitco Nominees Limited VC-01903 as Nominee of Schroder Ventures International Life Sciences Fund II Group Co-Investment Scheme, 32,803 shares held by SV (Nominees) Limited as Nominee of Schroder Ventures Investments Limited, and 454,545 held by International Biotechnology Trust PLC.
 (4) Includes 478,744 shares held by New York Life Insurance Company and 158,655 shares held by Mac & Co. FBO New York Life Bio Venture Partners LLC.
 (5) Includes 60,605 shares held by MDS Life Sciences Technology Fund Canadian Unit Trust, 66,059 shares held by MDS Life Sciences Technology Fund USA, L.P., 279,395 shares held by MDS Life Sciences Technology Fund Limited Partnership, and 48,486 shares held by MDS Life Sciences Technology Barbados Investment Trust.
 (6) Includes 210,000 shares of common stock. Also includes 111,672 shares of common stock issuable upon exercise of options. Does not include options to purchase 15,828 shares of common stock which are not exercisable within 60 days of this table.
 (7) Includes 155,000 shares of common stock. Also includes 80,329 shares of common stock issuable upon exercise of options. Does not include options to purchase 8,171 shares of common stock which are not exercisable within 60 days of this table.
 (8) Includes 155,000 shares of common stock. Also includes 80,329 shares of common stock issuable upon exercise of options. Does not include options to purchase 8,171 shares of common stock which are not exercisable within 60 days of this table.

--------------------------------------------------------------------------------

Principal stockholders
--------------------------------------------------------------------------------

 (9) Includes 155,000 shares of common stock. Also includes 75,900 shares of common stock issuable upon exercise of options. Does not include options to purchase 5,100 shares of common stock which are not exercisable within 60 days of this table.
(10) Includes 106,398 shares issuable upon exercise of options which are currently exercisable. Does not include options to purchase 393,993 shares of common stock which are not exercisable within 60 days of this table.
(11) Includes 60,000 shares of common stock and 40,000 shares issuable upon exercise of options which are currently exercisable. Dr. McNeil, is a General Partner of Sanderling. In such capacity, Dr. McNeil may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Sanderling and its related entities. Dr. McNeil disclaims beneficial ownership of the shares held by Sanderling within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934.
(12) Includes 40,000 shares issuable upon exercise of options.
(13) Includes 40,000 shares issuable upon exercise of options. Mr. Garvey is the Chief Executive Officer and Managing Partner of Schroder Ventures Life Sciences. In such capacity, Mr. Garvey may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Schroder Ventures Life Sciences and its related entities. Mr. Garvey disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934.
(14) Does not include options to purchase 125,000 shares of common stock which are not exercisable within 60 days of this table.
(15) Does not include options to purchase 125,000 shares of common stock which are not exercisable within 60 days of this table.
(16) Includes 694,628 shares issuable upon exercise of options. Does not include options to purchase 681,263 shares of common stock which are not exercisable within 60 days of this table.

--------------------------------------------------------------------------------


Description of capital stock

The following description of the material terms of our capital stock is qualified by reference to our amended and restated certificate of incorporation, the amended and restated investors' rights agreement, the amended and restated stockholders rights agreement and applicable law. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

GENERAL

Upon completion of this offering, our authorized capital stock will consist of
50,000,000 shares of common stock, par value $0.001 per share,      of which
will be issued and outstanding and     shares of preferred stock, par value
$0.001 per share, none of which will be outstanding.

COMMON STOCK

As of December 31, 2001, there were 1,794,830 shares of common stock outstanding held of record by 20 stockholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders and are not entitled to cumulate their votes in election of directors. All shares of common stock rank equally as to voting and all other matters. Subject to the prior rights of holders of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for payment. Such dividends may be paid in cash, property, or shares of common stock. The shares of our common stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable for further call or assessment. The outstanding shares of our common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued fully paid and non-assessable.

PREFERRED STOCK

Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an
aggregate of     shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of Aderis. We have no present plans to issue any shares of preferred stock.

WARRANTS

As of December 31, 2001, we had outstanding a warrant to purchase 136,400 shares of common stock at an exercise price of $6.00 per share, which expires on March 30, 2006. This warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

Upon the completion of this offering, assuming exercise of all outstanding warrants, the holders of 6,796,353 shares of common stock or their transferees will be entitled to rights to register these shares

--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------

under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of these shares will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares may require us, at our expense and on not more than two occasions at any time beginning approximately six months from the date of the closing of this offering, to file a registration statement under the Securities Act covering their shares of common stock, and we will be required to use our best efforts to have the registration statement declared effective. Further, the holders may require us at our expense to register their shares on Form S-3 when this form becomes available. These rights shall terminate on the earlier of five years after the effective date of this offering, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period. Attached to these registration rights are conditions and limitations, including the right of the underwriters to limit the number of shares included in the registration statement.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND CHARTER
PROVISIONS

In general, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

 .   prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

 .   upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

 .   on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

 .   any merger or consolidation involving the corporation and the interested stockholder;

 .   any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

 .   in general, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
    or

 .   the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% of more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our certificate of incorporation

--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------

provides that all stockholder actions upon completion of this offering must be effected at a duly called meeting of holders and not by a consent in writing. Second, our bylaws provide that special meetings of the holders may be called only by the chairman of the board of directors, the chief executive officer, or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. Third, our certificate of incorporation provides that our board of directors can issue up to shares of preferred stock, as described under "--Preferred Stock" above. Fourth, our certificate of incorporation and bylaws provide for a classified board of directors, in which approximately one-third of the directors would be elected each year. Consequently, any potential acquiror would need to successfully complete two proxy contests in order to take control of the board of directors. Finally, our bylaws establish procedures, including advance notice procedures with regard to the nomination of candidates for election as directors and stockholder proposals. These provisions of our certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in our control or management.

NATIONAL MARKET LISTING

We have applied for listing of our common stock on the Nasdaq Stock Market's National Market under the symbol "ADPX."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is    .

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                                                                             71

--------------------------------------------------------------------------------


Shares eligible for future sale

We will have      shares of our common stock outstanding after the completion
of this offering (     shares if the underwriters' overallotment is exercised
in full). Of those shares, the      shares of common stock sold in the offering
(     shares if the underwriters' overallotment option is exercised in full)
will be freely transferable without restriction, unless purchased by persons deemed to be our "affiliates" as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from
registration, including an exemption under Rule 144. The remaining      shares
of common stock to be outstanding immediately following the completion of this offering are "restricted," which means they were originally sold in offerings that were not registered under the Securities Act. These restricted shares may only be sold through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144 promulgated under the Securities Act. As of the effective date of this offering, all of our officers, directors and certain other security holders have entered into lock-up agreements pursuant to which they have agreed, subject to limited exceptions, not to offer or sell any shares of common stock or securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of UBS Warburg LLC. See "Underwriting." After the 180-day lock-up period, these shares may be sold in accordance with Rule 144.

After the offering, the holders of shares of our common stock (including shares issuable upon exercise of outstanding warrants) will be entitled to registration rights. For more information on these registration rights, see "Description of capital stock--Registration rights."

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares of our common stock for one year or more, may sell in the open market within any three-month period a number of shares that does not exceed the greater of:

 .   one percent of the then outstanding shares of our common stock
    (approximately        shares immediately after the offering); or

 .   the average weekly trading volume in the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to certain limitations on the manner of sale, notice requirements and the availability or our current public information. A person (or persons whose shares are aggregated) who is deemed not to have been our affiliate at any time during the 90 days preceding a sale by him and who has beneficially owned his shares for at least two years, may sell the shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or the availability of current public information we refer to above.
Any of our employees, officers, directors or consultants who purchased his or her shares before the date of completion of this offering or who holds options as of that date pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public-information, holding-period, volume-limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding-period restrictions, in each case commencing 90 days after completion of this offering.

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72

Shares eligible for future sale
--------------------------------------------------------------------------------

Neither Rule 144 nor Rule 701 supersedes the contractual obligations of our security holders set forth in the lock-up agreements described above.

The shares of our capital stock that were outstanding on January   , 2002 that
will become eligible for sale without registration pursuant to Rule 144 or Rule 701 under the Securities Act are approximately as follows:
 .   shares will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k);

 .   shares will be eligible for sale in the public market under Rule 144 or
    Rule 701 beginning 90 days after the date of this prospectus, subject to volume, manner of sale and other limitations under those rules; and

 .   the remaining        shares of common stock will become eligible for sale
    from time to time after the date of this prospectus under Rule 144 upon expiration of their respective holding periods.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

We and the underwriters named below have entered into an underwriting agreement concerning the shares we are offering. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, CIBC World Markets Corp. and RBC Dain Rauscher Inc., are the representatives of the underwriters.

Underwriters             Number of shares
------------------------------------------
UBS Warburg LLC.........
CIBC World Markets Corp.
RBC Dain Rauscher Inc...
                                  -------
   Total................
                                  =======

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional      shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up
to an additional      shares.

          No exercise Full exercise
------------------------------------
Per share           $             $
   Total.           $             $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $    .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $    per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $    per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, our directors, officers and our stockholders holding    shares of our
common stock in the aggregate have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933 relating to, any of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

The underwriters have reserved for sale, at the initial public offering price,
up to    shares of our common stock being offered, for sale to our customers and business partners. At the discretion of our

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation by us and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

 .   the information set forth in this prospectus and otherwise available to the representatives;

 .   the history and the prospects for the industry in which we compete;

 .   the ability of our management;

 .   our prospects for future earnings, the present state of our development, and our current financial position;

 .   the general condition of the securities markets at the time of this offering; and

 .   the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins, Costa Mesa, California. Dewey Ballantine LLP, New York, New York is counsel for the underwriters in connection with this offering.

Experts

The financial statements of Aderis Pharmaceuticals, Inc. as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 and financial statements of Renalogics, Inc. as of June 21, 1999 and December 31, 1999 and for the year ended December 31, 1998, for the period from January 1, 1999 to June 21, 1999 and for the period from inception (September 10, 1996) to June 24, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Change in independent auditors

In November 2000, we dismissed Ernst & Young LLP as our independent auditors and retained Arthur Andersen LLP. Our board of directors approved the decision to change independent auditors. We had no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statements disclosure, or auditing scope of procedures during our two most recent fiscal years and interim period prior to our change in independent auditors, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference to the matter in their report.

Where you can find more information

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information regarding us and our shares of common stock to be sold in this offering, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

You may read and copy all or any portion of the registration statement or any other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Securities and Exchange Commission filings, including the Registration Statement, are also available to you on the Securities and Exchange Commission's website (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Upon approval of the common stock for the quotation on the Nasdaq National Market, such reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

                                                                                                  Page
ADERIS PHARMACEUTICALS, INC.                                                                      ----
Report of Independent Public Accountants....................................................       F-1

Consolidated Balance Sheets as of December 31, 1999 and 2000, September 30, 2001
  (unaudited) and Pro Forma as of September 30, 2001 (unaudited)............................       F-2

Consolidated Statements of Operations for the Years Ended December 31, 1998, 1999 and
  2000, for the Nine Months Ended September 30, 2000 and 2001 (unaudited) and for the
  Period from Inception (April 22, 1994) to September 30, 2001 (unaudited)..................       F-3

Consolidated Statement of Convertible Preferred Stock and Stockholders' Equity (Deficit) for
  the Years Ended December 31, 1998, 1999 and 2000, for the Nine Months Ended
  September 30, 2001 (unaudited), Pro Forma September 30, 2001 (unaudited) and for the
  Period from Inception (April 22, 1994) to September 30, 2001 (unaudited)..................   F-4-F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1999 and
  2000, for the Nine Months Ended September 30, 2000 and 2001 (unaudited) and for the
  Period from Inception (April 22, 1994) to September 30, 2001 (unaudited)..................       F-6

Notes to Consolidated Financial Statements..................................................  F-7-F-27

RENALOGICS, INC.
Report of Independent Public Accountants....................................................      F-28

Balance Sheets as of December 31, 1998 and June 21, 1999....................................      F-29

Statements of Operations for the Year Ended December 31, 1998, Period from January 1,
  1999 to June 21, 1999 and Period from Inception (September 10, 1996) to June 21, 1999.....      F-30

Statement of Redeemable Convertible Preferred Stock and Stockholders' Deficit for the Period
  from Inception (September 10, 1996) to June 21, 1999......................................      F-31

Statement of Cash Flows for the Year Ended December 31, 1998, Period from January 1,
  1999 to June 21, 1999, and Period from Inception (September 10, 1996) to
  June 21, 1999.............................................................................      F-32

Notes to Financial Statements............................................................... F-33-F-37

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Aderis Pharmaceuticals, Inc.:

We have audited the accompanying consolidated balance sheets of Aderis Pharmaceuticals, Inc. (a Delaware Corporation) (formerly Discovery Therapeutics, Inc.) as of December 31, 1999 and 2000 and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 2000 and the statement of convertible preferred stock and stockholders' equity (deficit) from inception through December 31, 2000. These financial statements are the responsibility of Aderis Pharmaceuticals, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aderis Pharmaceuticals, Inc. as of December 31, 1999 and 2000 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

Boston, Massachusetts
August 22, 2001


--------------------------------------------------------------------------------

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS


                                                               December 31,                           Pro Forma
                                                        -------------------------  September 30,  September 30,
                                                               1999          2000           2001           2001
-----------------------------------------------------------------------------------------------------------------
Assets                                                                                      (unaudited)
Current Assets:
   Cash and cash equivalents........................... $ 1,640,335  $  4,118,162   $ 41,283,492    $41,283,492
   Accounts receivable.................................      83,333            --             --             --
   Prepaid expenses and other current assets...........      63,540         2,273        251,908        251,908
   Income tax refund receivable........................      52,500            --             --             --
                                                        -----------  ------------   ------------    -----------
      Total current assets.............................   1,839,708     4,120,435     41,535,400     41,535,400
Property and Equipment, net............................      18,936        36,638        348,399        348,399
Purchased Technology, net..............................   1,215,162            --             --             --
Other Assets...........................................          --        17,960             --             --
                                                        -----------  ------------   ------------    -----------
                                                        $ 3,073,806  $  4,175,033   $ 41,883,799    $41,883,799
                                                        ===========  ============   ============    ===========
Liabilities And Stockholders' Equity (Deficit)
Current Liabilities:...................................
   Accounts payable.................................... $   309,186  $     29,973   $    709,194    $   709,194
   Accrued expenses and other current liabilities......     123,003       872,599        410,451        410,451
   Deferred revenues...................................   1,970,689     1,829,093        221,054        221,054
                                                        -----------  ------------   ------------    -----------
      Total current liabilities........................   2,402,878     2,731,665      1,340,699      1,340,699
                                                        -----------  ------------   ------------    -----------
Commitments and Contingencies (Note 4)
Convertible Preferred Stock, $0.001 par value:
   Undesignated convertible preferred stock--
   Authorized--203,647 shares
   Issued and outstanding--none........................          --            --             --             --
   Series A convertible preferred stock--
   Authorized--666,667 shares
   Issued and outstanding--666,667 shares at December
    31, 1999 and 2000 and September 30, 2001 and no
    shares pro forma...................................     480,303       480,303        480,303             --
   Series B convertible preferred stock--
   Authorized--1,500,000 shares
   Issued and outstanding--1,316,909 shares at
    December 31, 1999 and 2000 and September 30,
    2001 and no shares pro forma.......................   7,844,443     7,844,443      7,844,443             --
   Series C convertible preferred stock--
   Authorized--538,776 shares
   Issued and outstanding--no shares, 538,776 shares
    and 538,776 shares at December 31, 1999 and 2000
    and September 30, 2001, respectively, no shares
    pro forma..........................................          --     5,484,110      5,484,110             --
   Series D convertible preferred stock--
   Authorized--4,090,910 shares
   Issued and outstanding--no shares, no shares and
    4,076,834 shares at December 31, 1999 and 2000
    and September 30, 2001, respectively, no shares
    pro forma..........................................          --            --     42,406,576             --
Stockholders' Equity (Deficit):
Common stock, $0.001 par value--
   Authorized--50,000,000 shares
   Issued and outstanding--1,607,830 shares,
    1,612,830 shares, 1,694,830 shares and 8,516,350
    shares at December 31, 1999 and 2000, September
    30, 2001 and pro forma, respectively...............       1,608         1,613          1,695          8,516
Additional paid-in capital.............................     908,336     2,104,162      7,312,925
Deferred compensation..................................          --      (964,978)    (2,769,065)    (2,769,065)
Deficit accumulated during the development stage.......  (8,563,762)  (13,506,285)   (20,217,887)
                                                        -----------  ------------   ------------    -----------
      Total stockholders' equity (deficit).............  (7,653,818)  (12,365,488)   (15,672,332)    40,543,100
                                                        -----------  ------------   ------------    -----------
                                                        $ 3,073,806  $  4,175,033   $ 41,883,799    $41,883,799
                                                        ===========  ============   ============    ===========

The accompanying notes are an integral part of these consolidated financial statements.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                             For the
                                                                                                         period from
                                                                                                           inception
                                                 For the year ended             For the nine months       (April 22,
                                                    December 31,                ended September 30,         1994) to
                                        -----------------------------------  ------------------------  September 30,
                                              1998        1999         2000     2000         2001               2001

----------------------------------------------------------------------------------------------------------------------
                                                                                    (unaudited)          (unaudited)
Revenues:
   License fees and collaboration
    revenues........................... $3,173,148  $6,850,560  $ 2,967,071  $ 2,404,779  $ 1,608,039   $ 15,896,549
   Grant revenues......................         --          --           --           --           --        150,000
                                        ----------  ----------  -----------  -----------  -----------   ------------
      Total revenues...................  3,173,148   6,850,560    2,967,071    2,404,779    1,608,039     16,046,549
                                        ----------  ----------  -----------  -----------  -----------   ------------
Costs and Expenses:
   Research and development(a).........  1,466,895   4,725,177    5,116,510    3,761,242    3,983,271     23,147,362
   General and administrative(a).......    674,523     814,575    2,040,592    1,133,765    2,847,381      8,476,998
   Stock-based compensation(a).........      5,900      16,460      230,603       11,774    2,166,057      2,428,841
   Royalty expense.....................    492,122     243,392       48,372       31,744       15,000      1,142,819
   Write-offs of purchased
    technology.........................         --          --      724,242           --           --      1,033,745
                                        ----------  ----------  -----------  -----------  -----------   ------------
      Total operating expenses.........  2,639,440   5,799,604    8,160,319    4,938,525    9,011,709     36,229,765
                                        ----------  ----------  -----------  -----------  -----------   ------------
      Income (loss) from
       operations......................    533,708   1,050,956   (5,193,248)  (2,533,746)  (7,403,670)   (20,183,216)
                                        ----------  ----------  -----------  -----------  -----------   ------------
Other (Expense) Income:
   Interest income.....................     43,113      79,673      246,877      185,545      692,411      1,137,522
   Other income........................     11,086      16,476        3,848        3,848           --         49,254
   Interest expense....................   (300,643)    (74,577)          --           --         (343)      (791,225)
                                        ----------  ----------  -----------  -----------  -----------   ------------
      Total other (expense) income.....   (246,444)     21,572      250,725      189,393      692,068        395,551
      Income (loss) before income
       taxes...........................    287,264   1,072,528   (4,942,523)  (2,344,353)  (6,711,602)   (19,787,665)
Provision for Income Taxes.............    208,000          --           --           --           --        430,222
                                        ----------  ----------  -----------  -----------  -----------   ------------
      Net income (loss)................ $   79,264  $1,072,528  $(4,942,523) $(2,344,353) $(6,711,602)  $(20,217,887)
                                        ==========  ==========  ===========  ===========  ===========   ============
Net income (loss) per share
  (Note 2(l))--
   Basic............................... $     0.07  $     0.77  $     (3.09) $     (1.47) $     (4.00)
                                        ==========  ==========  ===========  ===========  ===========
   Diluted............................. $     0.03  $     0.33  $     (3.09) $     (1.47) $     (4.00)
                                        ==========  ==========  ===========  ===========  ===========
   Pro forma basic and diluted.........                         $     (1.16)              $     (0.99)
                                                                ===========               ===========
Weighted average shares
 outstanding--
   Basic...............................  1,094,991   1,386,545    1,598,622    1,597,209    1,678,911
                                        ==========  ==========  ===========  ===========  ===========
   Diluted.............................  2,430,530   3,254,156    1,598,622    1,597,209    1,678,911
                                        ==========  ==========  ===========  ===========  ===========
   Pro forma basic and diluted.........                           4,253,268                 6,747,735
                                                                ===========               ===========

(a)The following summarizes the departmental allocation of the stock-based compensation charge:

Research and development............... $    5,900  $   16,460  $    32,297  $    11,774  $   500,132   $    564,611
General and administrative.............         --          --      198,306           --    1,665,925      1,864,230
                                        ----------  ----------  -----------  -----------  -----------   ------------
      Total stock-based
       compensation.................... $    5,900  $   16,460  $   230,603  $    11,774  $ 2,166,057   $  2,428,841
                                        ==========  ==========  ===========  ===========  ===========   ============


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------
                                                                            F-3

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)





                                                                     Preferred Stock
                                           -------------------------------------------------------------------
                                               Series A          Series B         Series C        Series D
                                             Convertible       Convertible       Convertible     Convertible     Common Stock
                                           ---------------- ------------------ --------------- --------------- ----------------
                                           Number           Number             Number          Number
                                             of    Carrying   of     Carrying    of   Carrying   of   Carrying  Number
                                           shares   value   shares    value    shares  value   shares  value   of shares Value
                                           ------- -------- ------- ---------- ------ -------- ------ -------- --------- ------
Issuance of common stock (April 22,
 1994)....................................      -- $     --      -- $       --     --     $ --   --    $  --   1,008,333 $1,008
Issuance of Series A convertible preferred
 stock, net of issuance costs of $19,967.. 666,667  480,303      --         --     --       --   --       --          --     --
Net loss..................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1994................ 666,667  480,303      --         --     --       --   --       --   1,008,333  1,008
Issuance of Series B convertible preferred
 stock, net of issuance costs of $57,012..      --       -- 430,583  2,526,486     --       --   --       --          --     --
Issuance of Series B convertible preferred
 stock upon conversion of debt............      --       -- 191,651  1,149,907     --       --   --       --          --     --
Issuance of Series B convertible preferred
 stock as payment for services............      --       --  16,667    100,002     --       --   --       --          --     --
Issuance of common stock..................      --       --      --         --     --       --   --       --      80,000     80
Net loss..................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1995................ 666,667  480,303 638,901  3,776,395     --       --   --       --   1,088,333  1,088
Net loss..................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1996................ 666,667  480,303 638,901  3,776,395     --       --   --       --   1,088,333  1,088
Stock-based compensation expense related
 to options granted to nonemployees.......      --       --      --         --     --       --   --       --          --     --
Net loss..................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1997................ 666,667  480,303 638,901  3,776,395     --       --   --       --   1,088,333  1,088
Stock-based compensation expense related
 to options granted to nonemployees.......      --       --      --         --     --       --   --       --          --     --
Exercise of stock options.................      --       --      --         --     --       --   --       --      15,000     15
Net income................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------
Balance, December 31, 1998................ 666,667  480,303 638,901  3,776,395     --       --   --       --   1,103,333  1,103
Issuance of Series B convertible preferred
 stock and common stock in connection
 with acquisition of Renalogics, Inc......      --       -- 178,008  1,068,048     --       --   --       --     155,497    156
Issuance of Series B convertible preferred
 stock and common stock upon
 conversion of debt.......................      --       -- 500,000  3,000,000     --       --   --       --     275,000    275
Stock-based compensation expense related
 to options granted to nonemployees.......      --       --      --         --     --       --   --       --          --     --
Exercise of stock options.................      --       --      --         --     --       --   --       --      74,000     74
Net income................................      --       --      --         --     --       --   --       --          --     --
                                           ------- -------- ------- ---------- ------ -------- ------  -----   --------- ------







                                                                     Deficit
                                                                   accumulated      Total
                                           Additional              during the   stockholders'
                                            paid-in     Deferred   development     equity
                                            capital   compensation    stage       (deficit)
                                           ---------- ------------ -----------  -------------
Issuance of common stock (April 22,
 1994)....................................  $  9,075      $ --     $        --   $    10,083
Issuance of Series A convertible preferred
 stock, net of issuance costs of $19,967..        --        --              --            --
Net loss..................................        --        --      (1,447,600)   (1,447,600)
                                            --------  ------------ -----------   -----------
Balance, December 31, 1994................     9,075        --      (1,447,600)   (1,437,517)
Issuance of Series B convertible preferred
 stock, net of issuance costs of $57,012..        --        --              --            --
Issuance of Series B convertible preferred
 stock upon conversion of debt............        --        --              --            --
Issuance of Series B convertible preferred
 stock as payment for services............        --        --              --            --
Issuance of common stock..................     3,920        --              --         4,000
Net loss..................................        --        --      (1,937,071)   (1,937,071)
                                            --------  ------------ -----------   -----------
Balance, December 31, 1995................    12,995        --      (3,384,671)   (3,370,588)
Net loss..................................        --        --      (3,391,859)   (3,391,859)
                                            --------  ------------ -----------   -----------
Balance, December 31, 1996................    12,995        --      (6,776,530)   (6,762,447)
Stock-based compensation expense related
 to options granted to nonemployees.......     9,821        --              --         9,821
Net loss..................................        --        --      (2,939,024)   (2,939,024)
                                            --------  ------------ -----------   -----------
Balance, December 31, 1997................    22,816        --      (9,715,554)   (9,691,650)
Stock-based compensation expense related
 to options granted to nonemployees.......     5,900        --              --         5,900
Exercise of stock options.................       735        --              --           750
Net income................................        --        --          79,264        79,264
                                            --------  ------------ -----------   -----------
Balance, December 31, 1998................    29,451        --      (9,636,290)   (9,605,736)
Issuance of Series B convertible preferred
 stock and common stock in connection
 with acquisition of Renalogics, Inc......    93,142        --              --        93,298
Issuance of Series B convertible preferred
 stock and common stock upon
 conversion of debt.......................   740,057        --              --       740,332
Stock-based compensation expense related
 to options granted to nonemployees.......    16,460        --              --        16,460
Exercise of stock options.................    29,226        --              --        29,300
Net income................................        --        --       1,072,528     1,072,528
                                            --------  ------------ -----------   -----------

The accompanying notes are an integral part of these consolidated financial statements.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                     Preferred Stock
                              ---------------------------------------------------------------------------------------------



                                    Series A                                       Series C
                                  Convertible        Series B Convertible        Convertible         Series D Convertible
                              -------------------  -----------------------  ---------------------  ------------------------
                               Number                                        Number
                                 of     Carrying    Number      Carrying       of      Carrying     Number       Carrying
                               shares    value     of shares     value       shares     value      of shares      value
                              --------  ---------  ----------  -----------  --------  -----------  ----------  ------------
Balance, December 31, 1999...  666,667  $ 480,303   1,316,909  $ 7,844,443        --  $        --          --   $        --
Issuance of Series C
 convertible preferred stock,
 net of issuance costs of
 $16,649.....................       --         --          --           --   538,776    5,484,110          --            --
Stock-based compensation
 expense related to options
 granted to nonemployees.....       --         --          --           --        --           --          --            --
Deferred compensation on
 stock options...............       --         --          --           --        --           --          --            --
Amortization of deferred
 compensation................       --         --          --           --        --           --          --            --
Stock-based compensation
 expense related to
 acceleration of employee
 stock options...............       --         --          --           --        --           --          --            --
Exercise of stock options....       --         --          --           --        --           --          --            --
Net loss.....................       --         --          --           --        --           --          --            --
                              --------  ---------  ----------  -----------  --------  -----------  ----------  ------------
Balance, December 31, 2000...  666,667    480,303   1,316,909    7,844,443   538,776    5,484,110          --            --
Issuance of Series D
 convertible preferred stock,
 net of issuance costs of
 $2,438,598 (unaudited)......       --         --          --           --        --           --   4,076,834    42,406,576
Stock-based compensation
 expense related to options
 granted nonemployees
 (unaudited).................       --         --          --           --        --           --          --            --
Deferred compensation on
 stock options (unaudited)...       --         --          --           --        --           --          --            --
Amortization of deferred
 compensation (unaudited)....       --         --          --           --        --           --          --            --
Stock-based compensation
 expense related to cashless
 exercise (unaudited)........       --         --          --           --        --           --          --            --
Net loss (unaudited).........       --         --          --           --        --           --          --            --
                              --------  ---------  ----------  -----------  --------  -----------  ----------  ------------
Balance, September 30, 2001
 (unaudited).................  666,667    480,303   1,316,909    7,844,443   538,776    5,484,110   4,076,834    42,406,576
Conversion of convertible
 preferred stock to common
 stock (unaudited)........... (666,667)  (480,303) (1,316,909)  (7,844,443) (538,776)  (5,484,110) (4,076,834)  (42,406,576)
Issuance of contingent shares
 to former Renalogics, Inc.
 stockholders (unaudited)....       --         --          --           --        --           --          --            --
                              --------  ---------  ----------  -----------  --------  -----------  ----------  ------------
Balance, Pro Forma
 September 30, 2001
 (unaudited).................       --  $      --          --  $        --        --  $        --          --  $         --
                              ========  =========  ==========  ===========  ========  ===========  ==========  ============






                                Common Stock                              Deficit
                              ----------------                          accumulated       Total
                                               Additional               during the    stockholders'
                               Number           paid-in      Deferred   development      equity
                              of shares Value   capital    compensation    stage        (deficit)
                              --------- ------ ----------- ------------ ------------  -------------
Balance, December 31, 1999... 1,607,830 $1,608 $   908,336 $        --  $ (8,563,762) $ (7,653,818)
Issuance of Series C
 convertible preferred stock,
 net of issuance costs of
 $16,649.....................        --     --          --          --            --            --
Stock-based compensation
 expense related to options
 granted to nonemployees.....        --     --      23,154                        --        23,154
Deferred compensation on
 stock options...............        --     --   1,109,313  (1,109,313)           --            --
Amortization of deferred
 compensation................        --     --          --     144,335            --       144,335
Stock-based compensation
 expense related to
 acceleration of employee
 stock options...............        --     --      63,114          --            --        63,114
Exercise of stock options....     5,000      5         245          --            --           250
Net loss.....................        --     --          --          --    (4,942,523)   (4,942,523)
                              --------- ------ ----------- -----------  ------------  ------------
Balance, December 31, 2000... 1,612,830  1,613   2,104,162    (964,978)  (13,506,285)  (12,365,488)
Issuance of Series D
 convertible preferred stock,
 net of issuance costs of
 $2,438,598 (unaudited)......        --     --   1,238,701          --            --     1,238,701
Stock-based compensation
 expense related to options
 granted nonemployees
 (unaudited).................        --     --     860,290          --            --       860,290
Deferred compensation on
 stock options (unaudited)...        --     --   2,920,741  (2,920,741)           --            --
Amortization of deferred
 compensation (unaudited)....        --     --          --   1,116,654            --     1,116,654
Stock-based compensation
 expense related to cashless
 exercise (unaudited)........    82,000     82     189,031          --            --       189,113
Net loss (unaudited).........        --     --          --          --    (6,711,602)   (6,711,602)
                              --------- ------ ----------- -----------  ------------  ------------
Balance, September 30, 2001
 (unaudited)................. 1,694,830  1,695   7,312,925  (2,769,065)  (20,217,887)  (15,672,332)
Conversion of convertible
 preferred stock to common
 stock (unaudited)........... 6,599,186  6,599  56,208,833          --            --    56,215,432
Issuance of contingent shares
 to former Renalogics, Inc.
 stockholders (unaudited)....   222,334    222                      --                          --
                              --------- ------ ----------- -----------  ------------  ------------
Balance, Pro Forma
 September 30, 2001
 (unaudited)................. 8,516,350 $8,516 $           $(2,769,065) $             $ 40,543,100
                              ========= ====== =========== ===========  ============  ============

The accompanying notes are an integral part of these consolidated financial statements.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                     For the nine months
                                                               For the year ended December 31,       ended September 30,
                                                            ------------------------------------  ------------------------
                                                                  1998         1999         2000         2000         2001
----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities                                                                     (unaudited)
 Net income (loss)......................................... $   79,264  $ 1,072,528  $(4,942,523) $(2,344,353) $(6,711,602)
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities--
   Noncash interest on convertible notes...................    300,000       74,577           --           --           --
   Write-off of purchased technology.......................         --           --      724,242           --           --
   Depreciation and amortization...........................     39,589      282,483      501,958      375,817       37,324
   Stock-based compensation expense related to options to
    employees and nonemployees.............................      5,900       16,460      230,603       11,774    2,166,057
   Issuance of Series B convertible preferred stock to
    vendor for services performed..........................         --           --           --           --           --
   Changes in operating assets and liabilities--
    Accounts receivable....................................   (973,000)     889,667       83,333       83,333           --
    Prepaids and other current assets......................     10,892      (39,507)      61,267       56,661     (249,635)
    Income tax refund receivable...........................         --      (52,500)      52,500           --           --
    Other assets...........................................         --           --      (17,960)          --       17,960
    Accounts payable.......................................    194,556       (7,927)    (279,213)    (272,921)     679,221
    Accrued expenses and other current liabilities.........   (399,386)    (153,857)     749,596       17,082     (462,148)
    Deferred revenues......................................  3,212,391   (3,216,193)    (141,596)     394,417   (1,608,039)
                                                            ----------  -----------  -----------  -----------  -----------
      Net cash provided by (used in)
       operating activities................................  2,470,206   (1,134,269)  (2,977,793)  (1,678,190)  (6,130,862)
                                                            ----------  -----------  -----------  -----------  -----------
Cash Flows from Investing Activities
 Purchases of property and equipment.......................     (3,768)     (19,124)     (28,740)     (18,511)    (349,085)
 Purchase of Whitby Research, net of cash acquired.........         --           --           --           --           --
 Purchase of Renalogics, Inc., net of cash acquired........         --     (311,416)          --           --           --
                                                            ----------  -----------  -----------  -----------  -----------
      Net cash used in investing activities................     (3,768)    (330,540)     (28,740)     (18,511)    (349,085)
                                                            ----------  -----------  -----------  -----------  -----------
Cash Flows from Financing Activities
 Net proceeds from issuance of Series A convertible
  preferred stock..........................................         --           --           --           --           --
 Net proceeds from issuance of Series B convertible
  preferred stock..........................................         --           --           --           --           --
 Net proceeds from issuance of Series C convertible
  preferred stock..........................................         --           --    5,484,110    5,484,110           --
 Net proceeds from issuance of Series D convertible
  preferred stock..........................................         --           --           --           --   43,645,277
 Proceeds from notes payable to stockholders...............         --           --           --           --           --
 Proceeds from issuance of common stock....................         --           --           --           --           --
 Proceeds from exercise of common stock options............        750       29,300          250          250           --
                                                            ----------  -----------  -----------  -----------  -----------
     Net cash provided by financing activities.............        750       29,300    5,484,360    5,484,360   43,645,277
                                                            ----------  -----------  -----------  -----------  -----------
Net Increase (Decrease) in Cash and Cash Equivalents.......  2,467,188   (1,435,509)   2,477,827    3,787,659   37,165,330
Cash and Cash Equivalents, beginning of period.............    608,656    3,075,844    1,640,335    1,640,335    4,118,162
                                                            ----------  -----------  -----------  -----------  -----------
Cash and Cash Equivalents, end of period................... $3,075,844  $ 1,640,335  $ 4,118,162  $ 5,427,994  $41,283,492
                                                            ==========  ===========  ===========  ===========  ===========
Supplemental Cash Flow Information
 Cash paid for income taxes................................ $  132,000  $        --  $        --  $        --  $        --
                                                            ==========  ===========  ===========  ===========  ===========
Supplemental Disclosure of Noncash
 Investing and Financing Activities
 Issuance of Series B convertible preferred stock and
  common stock upon conversion of notes payable............ $       --  $ 3,740,332  $        --  $        --  $        --
                                                            ==========  ===========  ===========  ===========  ===========
Net Cash Paid for the Acquisitions
 Fair value of assets...................................... $           $ 1,487,610  $        --  $        --  $        --
 Fair value of common stock issued.........................         --   (1,161,346)          --           --           --
                                                            ----------  -----------  -----------  -----------  -----------
   Cash paid...............................................         --      326,264           --           --           --
 Less--Cash acquired.......................................         --      (14,848)          --           --           --
                                                            ----------  -----------  -----------  -----------  -----------
   Net cash paid for the acquisitions...................... $       --  $   311,416  $        --  $        --  $        --
                                                            ==========  ===========  ===========  ===========  ===========

                                                                  For the
                                                              period from
                                                                inception
                                                               (April 22,
                                                                 1994) to
                                                            September 30,
                                                                     2001
---------------------------------------------------------------------------
Cash Flows from Operating Activities                          (unaudited)
 Net income (loss).........................................  $(20,217,887)
 Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities--
   Noncash interest on convertible notes...................       790,239
   Write-off of purchased technology.......................     1,033,745
   Depreciation and amortization...........................     1,027,857
   Stock-based compensation expense related to options to
    employees and nonemployees.............................     2,428,841
   Issuance of Series B convertible preferred stock to
    vendor for services performed..........................       100,002
   Changes in operating assets and liabilities--
    Accounts receivable....................................            --
    Prepaids and other current assets......................      (251,908)
    Income tax refund receivable...........................            --
    Other assets...........................................            --
    Accounts payable.......................................       709,195
    Accrued expenses and other current liabilities.........       410,452
    Deferred revenues......................................       221,054
                                                             ------------
      Net cash provided by (used in)
       operating activities................................   (13,748,410)
                                                             ------------
Cash Flows from Investing Activities
 Purchases of property and equipment.......................      (437,241)
 Purchase of Whitby Research, net of cash acquired.........      (500,000)
 Purchase of Renalogics, Inc., net of cash acquired........      (311,416)
                                                             ------------
      Net cash used in investing activities................    (1,248,657)
                                                             ------------
Cash Flows from Financing Activities
 Net proceeds from issuance of Series A convertible
  preferred stock..........................................       480,303
 Net proceeds from issuance of Series B convertible
  preferred stock..........................................     2,526,486
 Net proceeds from issuance of Series C convertible
  preferred stock..........................................     5,484,110
 Net proceeds from issuance of Series D convertible
  preferred stock..........................................    43,645,277
 Proceeds from notes payable to stockholders...............     4,100,000
 Proceeds from issuance of common stock....................        14,083
 Proceeds from exercise of common stock options............        30,300
                                                             ------------
     Net cash provided by financing activities.............    56,280,559
                                                             ------------
Net Increase (Decrease) in Cash and Cash Equivalents.......    41,283,492
Cash and Cash Equivalents, beginning of period.............            --
                                                             ------------
Cash and Cash Equivalents, end of period...................  $ 41,283,492
                                                             ============
Supplemental Cash Flow Information
 Cash paid for income taxes................................  $    354,222
                                                             ============
Supplemental Disclosure of Noncash
 Investing and Financing Activities
 Issuance of Series B convertible preferred stock and
  common stock upon conversion of notes payable............  $  4,890,239
                                                             ============
Net Cash Paid for the Acquisitions
 Fair value of assets......................................  $  1,987,610
 Fair value of common stock issued.........................    (1,161,346)
                                                             ------------
   Cash paid...............................................       826,264
 Less--Cash acquired.......................................       (14,848)
                                                             ------------
   Net cash paid for the acquisitions......................  $    811,416
                                                             ============

The accompanying notes are an integral part of these consolidated financial statements.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information for September 30, 2000 and 2001 is unaudited)



(1) OPERATIONS

Discovery Therapeutics, Inc. (Discovery) was incorporated in Delaware on April 22, 1994 to acquire, on April 25, 1994, a research business from Whitby, Inc., a pharmaceutical company. In December 2001, Discovery changed its name to Aderis Pharmaceuticals, Inc. (the Company). The Company expanded its business through the acquisition in June 1999 of Renalogics, Inc. (Renalogics), a company engaged in the development and commercialization of products for treatment of glumorolonephritis and other diseases (see Note 11). The Company's primary activity is to engage in the discovery and development of its portfolio compounds and the subsequent commercialization of products utilizing these compounds. These compounds represent therapeutics for disease states where there is a significant medical need, including Parkinson's disease, cardiac disease, and other disorders. To date, the Company's principal activities have involved obtaining capital, performing research and development activities and entering into collaboration agreements. As such, the Company is classified as a development stage company, as the Company has not commercialized any of its drug candidates and, accordingly, has not generated revenues from such activities.

The Company is subject to a number of risks associated with companies in the biotechnology industry and in the development stage. Principal among these are the risks associated with the Company's dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with the US Food and Drug Administration and other governmental regulations and approval requirements, as well as the ability to grow the Company's business and obtain adequate financing to fund this growth.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of consolidation
   The accompanying consolidated financial statements include the Company and its wholly-owned subsidiary, Renalogics. Intercompany balances are eliminated in consolidation.

(b) Unaudited interim financial statements
   The accompanying consolidated financial statements as of September 30, 2001 and for the nine months ended September 30, 2000 and 2001 are unaudited. These unaudited financial statements have been prepared on the same basis as the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. Results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire fiscal year or future periods.

(c) Unaudited pro forma presentation
   The unaudited pro forma consolidated balance sheet and statement of stockholders' equity as of September 30, 2001 and the pro forma net loss per share for the year ended December 31, 2000 and the nine months ended September 30, 2001 reflect the automatic conversion of all outstanding shares of Series A, B, C and D convertible preferred stock into 6,599,186 shares of common stock upon the closing of the Company's proposed initial public offering, as well as the issuance of 103,664 shares of common stock and the issuance and conversion into common stock of

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)


   118,670 shares of Series B convertible preferred stock to Renalogics shareholders upon the closing of the Company's proposed initial public offering.

(d) Use of estimates
   The preparation of the Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at the balance sheet date. Such estimates include the recording of revenue and expenses, the carrying value of property and equipment and intangible assets and the value of certain liabilities. Actual results may differ from such estimates.

(e) Revenue recognition
   Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," was issued in December 1999. SAB No. 101 requires companies to recognize certain up-front nonrefundable fees and milestone payments over the life of the related alliances when such fees are received in conjunction with alliances that have multiple elements. The Company has adopted SAB No. 101 for all periods presented.

   The Company has entered into agreements with pharmaceutical companies under which it licenses product rights to certain compounds, earns milestone payments (based on the pharmaceutical company achieving certain milestones in the development of the compound), consulting fees and research and development cost reimbursements. Under these arrangements, the Company has fulfilled all of its contractual development obligations as of September 30, 2001 and any additional development work requested to be performed by the pharmaceutical company will be charged for at a rate at which the Company would separately charge for these development services. The Company is also involved on committees with these pharmaceutical companies monitoring the development of these compounds. As a result of this, the Company is recognizing the total expected fees under these contracts, exclusive of royalties (as the receipt of royalties do not occur until the successful development and sale of a product which is a separate discrete earnings event), as revenue on a straight-line basis over the estimated development period of the compound to the extent such amount is not greater than cash received. The pharmaceutical company has the right to cancel these agreements at any time and all payments received are nonrefundable; therefore, no revenue is recognized ahead of cash received. Deferred revenue consists of payments received in advance of revenue-recognized under these agreements.

   Revenue is recognized under government grants as the services are provided and payment is assured under the terms of the grant.

(f) Cash and cash equivalents
   Cash equivalents consist of short-term, highly liquid investments with maturities of 90 days or less when acquired. Cash equivalents, which consisted primarily of a money market account, are stated at cost, which approximates market value.

(g) Property and equipment
   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



   The estimated useful lives of property and equipment are as follows:

                                        Estimated
Asset                                        Life
--------------------------------------------------
Computer equipment..................... 3-5 years
Furniture and fixtures.................   5 years
Laboratory equipment...................   5 years
Vehicles...............................   5 years

(h) Intangible assets
   The Company periodically evaluates the potential impairment of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. At the occurrence of a certain event or change in circumstances, the Company evaluates the potential impairment of an asset based on future undiscounted cash flows. In the event that impairment exists, the Company will measure the amount of such impairment based on the fair value of the related asset, calculated based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. Factors that management considers in performing this assessment include current operating results, trends and prospects and, in addition, demand, competition and other economic factors. At December 31, 1999, the Company determined that there had been no impairment of its long-lived assets. As of December 31, 2000, the Company determined that the value of its purchased technology was impaired under Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (see Note 11).

   Intangible assets consisted of the following:

                                             Estimated
                                                useful December 31, December 31,
                                                  life         1999         2000
---------------------------------------------------------------------------------
Purchased technology from Renalogics
  acquisition...............................   3 years   $1,472,762   $1,472,762
Less--Accumulated amortization..............                257,600      748,520
Less--Write-off of purchased technology.....                     --      724,242
                                                         ----------   ----------
                                                         $1,215,162   $       --
                                                         ==========   ==========

   Amortization expense related to intangible assets for the years ended December 31, 1998, 1999 and 2000, the nine months ended September 30, 2000 and 2001 and for the period from inception (April 22, 1994) to September 30, 2001 was approximately $0, $258,000, $491,000, $368,000, $0 and $749,000,
   respectively, and is included in the accompanying consolidated statements of operations as research and development expenses.

(i) Fair value of financial instruments
   The estimated fair value of cash, cash equivalents, accounts receivable and accounts payable approximates carrying value due to the short-term nature of these instruments.

(j) Research and development expenses
   Research and development costs are charged to operations as incurred.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



   (k) Stock-based compensation
   SFAS No. 123, "Accounting for Stock-Based Compensation," requires the measurement of the fair value of stock options or warrants granted to employees to be included in the statement of operations or, alternatively, disclosed in the notes to consolidated financial statements. The Company accounts for stock-based compensation for employees under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and provides additional footnote disclosure as required under SFAS No. 123. The Company records the fair market value of stock options and warrants granted to nonemployees in exchange for services in accordance with Emerging Issues Task Force (EITF) Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees," in the consolidated statement of operations.

   (l) Basic and diluted income (loss) per common share
   The Company applies SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. Basic net income
   (loss) per share excludes dilution and is computed by dividing net income
   (loss) by the weighted average number of unrestricted common shares outstanding for the period. Diluted net income per share is computed by dividing net income by the diluted weighted average number of common and common-equivalent shares outstanding during the period. Common stock equivalents include options to purchase common stock and convertible preferred stock. The weighted average number of common-equivalent shares has been determined in accordance with the treasury stock method for options and by using the if converted method from the date of issuance for convertible preferred stock. In accordance with the SAB No. 98, the Company has determined that there were no nominal issuances of the Company's stock prior to the Company's initial public offering. Pro forma net loss per share has been computed as described above and also gives effect to the conversion of convertible preferred stock that will automatically convert upon the completion of the Company's proposed initial public offering (using the if-converted method) from the original date of issuance. Upon consummation of the proposed initial public offering, all of the convertible preferred stock outstanding as September 30, 2001 will be converted into an aggregate of 6,599,186 shares of common stock. In addition, the Company will also issue 222,334 shares of common stock to the previous shareholders of Renalogics (see Note 11). These shares have been included in the calculation of pro forma earnings per share.

--------------------------------------------------------------------------------
F-10

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



   Calculation of historical and pro forma basic and diluted net income (loss) per shares are as follows:

                                                                                Nine months ended
                                              Year ended December 31,             September 30,
                                        ----------------------------------  ------------------------
                                              1998       1999         2000         2000         2001
------------------------------------------------------------------------------------------------------
Basic:
 Net income (loss)..................... $   79,264 $1,072,528  $(4,942,523) $(2,344,353) $(6,711,602)
 Weighted average common shares
   outstanding.........................  1,094,991  1,416,415    1,612,529    1,612,429    1,687,321
 Weighted average restricted common
   shares outstanding..................         --    (29,870)     (13,907)     (15,220)      (8,410)
                                        ---------- ----------  -----------  -----------  -----------
 Basic weighted average shares
   outstanding.........................  1,094,991  1,386,545    1,598,622    1,597,209    1,678,911
                                        ========== ==========  ===========  ===========  ===========
   Basic income (loss) per share....... $     0.07 $     0.77  $     (3.09) $     (1.47) $     (4.00)
                                        ========== ==========  ===========  ===========  ===========
Diluted:
 Net income (loss)..................... $   79,264 $1,072,528  $(4,942,523) $(2,344,353) $(6,711,602)
 Weighted average common shares
   outstanding.........................  1,094,991  1,386,545    1,598,622    1,597,209    1,678,911
 Restricted shares - common stock......         --     29,870           --           --           --
 Conversion of preferred stock.........  1,305,568  1,779,145           --           --           --
 Effect of assumed exercise of dilutive
   stock options.......................     29,971     58,596           --           --           --
                                        ========== ==========  ===========  ===========  ===========
 Diluted weighted average shares
   outstanding.........................  2,430,530  3,254,156    1,598,622    1,597,209    1,678,911
                                        ========== ==========  ===========  ===========  ===========
 Diluted income (loss) per share....... $     0.03 $     0.33  $     (3.09) $     (1.47) $     (4.00)
                                        ========== ==========  ===========  ===========  ===========

                                                                                December 31, September 30,
                                                                                        2000          2001
-----------------------------------------------------------------------------------------------------------
Pro forma:
 Basic and diluted weighted average common shares outstanding..................    1,598,622     1,678,911
 Issuance of contingent shares to former Renalogics' stockholders..............      222,334       222,334
 Weighted average adjustment to reflect the conversion of preferred stock......    2,432,312     4,846,490
                                                                                   ---------     ---------
   Pro forma basic and diluted weighted average shares outstanding.............    4,253,268     6,747,735
                                                                                   =========     =========

   For the years ended December 31, 1998, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001 the following options and warrants were excluded from the computation of diluted net income (loss) per share, as their effect would be anti-dilutive: 0, 0, 1,099,391, 1,098,891 and 1,412,791, respectively. In addition 0, 0, 2,522,352, 2,522,352, and
   6,599,186 shares of convertible preferred stock have been excluded from the calculation of diluted net income (loss) per share for the years ended December 31, 1998, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001, respectively, as their effect would be anti-dilutive.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



(m) Concentration of credit risk
   SFAS No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk," requires disclosure of any significant off-balance-sheet and credit risk concentrations. As of December 31, 2000 and September 30, 2001, the Company has no significant off-balance-sheet or concentrations of credit risk. The Company's financial instruments that subject the Company to credit risk at December 31, 2000 and September 30, 2001 consist of cash and cash equivalents. The Company maintains the majority of its cash balances with highly rated financial institutions. Concentration of credit risk with respect to accounts receivable is limited to certain customers with whom the Company has licensing agreements. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its credit risk exposure is limited. To date, the Company has not experienced any material credit losses. The Company recorded revenues of greater than 10% of total revenues from the following customers for the years ended December 31, 1998, 1999 and 2000, the nine months ended September 30, 2000 and 2001 and for the period from inception (April 22, 1994) to September 30, 2001:

                                                      Percentage of revenues
                                        --------------------------------------------------------
                                                                                   Period from
                                                                                     inception
                                                               Nine months ended    (April 22,
                                        Year ended December 31,  September 30,         1994) to
                                        -------------------  --------------    September 30,
Customer                                1998       1999  2000   2000        2001          2001
------------------------------------------------------------------------------------------------
A......................................    *         13%   72%   66%       100%             29%
B......................................   21%        18%    *     *          *              16%
C......................................   45%        45%   23%   28%         *              33%
D......................................   33%        24%    *     *          *              21%

   * Revenues derived from this customer were less than 10% of the Company's total revenue for the applicable period.

   At December 31, 1999, one customer accounted for 100% of the Company's accounts receivable balance.

(n) Comprehensive income (loss)
   SFAS No. 130, "Reporting Comprehensive Income," requires disclosure of all components of comprehensive income (loss) on an annual and interim basis. Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances involving nonowner sources. The Company does not have any items of comprehensive income (loss) other than its reported net income
   (loss).

(o) Disclosures about segments of an enterprise
   SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information regarding operating segments and establishes standards for related disclosure about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)


   decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as one operating segment.

   As of September 30, 2001, all of the Company's assets are located in the United States.

   Revenue was derived in the following manner (based on location of customer):

                                                      For the nine months
                                  For the years ended       ended
                                    December 31,        September 30,
                                  ----------------    ----------------
                                  1998    1999  2000    2000         2001
              ------------------------------------------------------------
              United States......   22%     30%   77%   72%        100%
              Germany............   45%     46%   23%   28%         --
              Japan..............   33%     24%   --                --

(p) Accrued expenses
   Accrued expenses consist of the following:

                                       December 31,
                                     ----------------- September 30,
                                       1999     2000            2001
            ---------------------------------------------------------
            Development costs....... $ 13,296 $278,071      $173,750
            Payroll related.........       --  175,669       135,035
            Professional fees.......   88,791  277,905        35,143
            Other/Travel related....   20,916  140,954        66,523
                                     -------- --------      --------
                                     $123,003 $872,599      $410,451
                                     ======== ========      ========

(q) Accounting for derivative instruments
   On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137 and No. 138, which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. The adoption of SFAS No. 133 did not have a material impact on the Company's financial statements.

   In September 2000, the EITF issued Issue No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock," which requires free-standing contracts that are settled in a company's own stock, including common stock options and warrants to third parties, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF Issue No. 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity and no fair value adjustments are required. As of December 31, 2000 and September 30, 2001, the Company has recorded all warrants and options to third parties as a component of equity based on the requirements of EITF Issue No. 00-19.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



(r) Recently issued accounting pronouncements
   In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. SFAS No. 142 discusses how intangible assets that are acquired should be accounted for in financial statements upon their acquisition and also how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. Beginning on January 1, 2002, with the adoption of SFAS No. 142, goodwill and certain purchased intangibles existing on June 30, 2001 will no longer be subject to amortization over their estimated useful lives. Rather, the goodwill and certain purchased intangibles will be subject to an annual assessment for impairment based on fair value. The provisions of SFAS No. 142 are required to be adopted starting with fiscal years beginning after December 15, 2001. The Company does not expect adoption of these statements to have a material impact on its financial position or results of operations.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", which supersedes SFAS No. 121. SFAS No. 144 further refines the requirements of SFAS No. 121 that companies (i) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and
   (ii) measure an impairment loss as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 144 provides guidance on accounting and disclosure issues surrounding long-lived assets to be disposed of by sale. The Company does not expect the adoption of this statement to have a material impact on its financial position or results of operations. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001.

(3) PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                                 December 31,
                                               ----------------- September 30,
                                                   1999     2000          2001
  -----------------------------------------------------------------------------
  Computer equipment.......................... $ 53,688 $ 73,490      $152,910
  Furniture and fixtures......................   28,737   36,389       116,053
  Laboratory equipment........................  167,488  168,773       341,274
  Vehicles....................................       --       --        17,500
                                               -------- --------      --------
                                                249,913  278,652       627,737
  Less--Accumulated depreciation..............  230,977  242,014       279,338
                                               -------- --------      --------
     Total.................................... $ 18,936 $ 36,638      $348,399
                                               ======== ========      ========

Depreciation expense related to property and equipment for the years ended December 31, 1998, 1999 and 2000, the nine months ended September 30, 2000 and 2001 and for the period from inception (April 22, 1994) to September 30, 2001 was approximately $40,000, $25,000, $11,000, $8,000, $37,000 and $279,000,
respectively.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



(4) COMMITMENTS AND CONTINGENCIES

   (a) Lease commitments
   The Company leases its facilities and office equipment under operating leases that expire through July 31, 2006. During the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001, rent expense totaled approximately $35,000, $50,000, $62,000, $45,000 and $90,000, respectively. Rent expense for the period from inception (April 22, 1994) to September 30, 2001 was approximately $353,000.

   Future minimum payments under the operating lease agreements at December 31, 2000 are as follows:

             Year ending December 31,
             ------------------------------------------------------
             2001........................................  120,000
             2002........................................  136,000
             2003........................................  105,000
             2004........................................   10,000
             2005 and thereafter.........................   16,000
                                                          --------
                                                          $387,000
                                                          ========

(b) Royalties
   The Company has a number of agreements with various research firms and universities in which the Company has potential obligations to pay royalties upon the achievement of specific milestones, as defined. During the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001 and for the period from inception (April 22, 1994) to September 30, 2001, the Company incurred $0, $120,000, $20,000, $15,000,
   $15,000 and $302,400, respectively, of royalties under these agreements, which are included in the accompanying consolidated statements of operations as royalty expense. In connection with one agreement with a university, the Company is obligated to pay a minimum annual royalty of $20,000. The Company's obligation to pay this royalty shall continue until it is terminated by either party in accordance with provisions, as defined.

(c) Contingencies
   From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims whose outcome is expected to result in a material adverse effect on the financial position or results of operations of the Company.

(5) NOTES PAYABLE TO STOCKHOLDERS

During 1996, the Company issued convertible promissory notes to investors totaling $3,000,000. In March 1999, the notes payable to stockholders totaling $3,000,000 were converted into 500,000 shares of Series B convertible preferred stock at the fair market value of $6.00 per share, as determined by the Company's Board of Directors and consistent with the price of previous issuances of Series B convertible preferred stock. At the conversion date, the accrued interest on the notes payable to stockholders totaled

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)


$740,332, of which $165,000 was converted into 275,000 shares of common stock at the fair market value of $0.60 per share, as determined by the Company's Board of Directors, and $575,332 of the accrued interest was forgiven. In accordance with EITF Issue No. 85-17, "Accrued Interest Upon Conversion of Convertible Debt", the forgiveness of interest was treated as an additional capital contribution and recorded to additional paid-in capital upon conversion.

(6) CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

(a) Convertible preferred stock
   The Company has 7,000,000 authorized shares of convertible preferred stock, $0.001 par value, of which 666,667 shares have been designated as Series A convertible preferred stock (Series A Preferred Stock), 1,500,000 shares have been designated as Series B convertible preferred stock (Series B Preferred Stock), 538,776 shares have been designated as Series C convertible preferred stock (Series C Preferred Stock), and 4,090,910 shares have been designated as Series D convertible preferred stock (Series D Preferred Stock).


   In February, March and August 2001, the Company issued an aggregate of 4,076,834 shares of Series D Preferred Stock at $11.00 per share, resulting in gross proceeds to the Company of approximately $44.8 million.

   In connection with the Series D Preferred Stock financing, the Company paid a placement agent approximately $1.1 million and issued to it a warrant to purchase 136,400 shares of common stock at $6.00 per share. The value of the warrant using the Black-Scholes option pricing model was approximately $1,239,000. Both amounts are included in the Series D issuance costs. The warrant expires five years from the issuance date.

   In April 1994, the Company issued 666,667 shares of Series A Preferred Stock at $0.75 per share, resulting in net proceeds to the Company of $480,303. In March and November 1995, the Company issued an aggregate 430,583 shares of Series B Preferred Stock at $6.00 per share, resulting in net proceeds to the Company of $2,526,486. In addition, in March 1995, the Company issued 191,651 shares of Series B Preferred Stock at $6.00 upon the conversion of $1,100,000 of principal and $49,907 of accrued interest of convertible notes payable. In November 1995, the Company issued 16,667 shares of Series B Preferred Stock to a consultant as payment for past services rendered. The Company has recorded the fair value of the shares issued of $100,002 as research and development expense in 1995. In March 1999, the Company issued 500,000 shares of Series B Preferred Stock upon conversion of $3,000,000 of principal of convertible notes payable (see Note 5) at a price of $6 per share. In June 1999, the Company issued 178,008 shares of Series B Preferred Stock in connection with the acquisition of Renalogics (see Note 11). In February and May 2000, the Company issued an aggregate 538,776 shares of Series C Preferred Stock at $10.21 per share, resulting in net proceeds to the Company of $5,484,110.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



   The rights, preferences and privileges of the Series A, Series B, Series C and Series D Preferred Stock are detailed below:

Dividends
   The Company is not required to pay dividends to any preferred stockholders. However, in the event of a dividend to common stockholders, Series A Preferred stockholders are entitled to receive dividends at a rate of $0.06 per annum (8% of purchase price) prior to any dividend payments to common stockholders. Series B Preferred stockholders are entitled to receive dividends at a rate of $0.48 per annum (8% of purchase price) prior to any dividend payments to common stockholders. Series C Preferred stockholders are entitled to receive dividends at a rate of $0.82 per annum (8% of purchase price) prior to any dividend payments to common stockholders. Series D Preferred stockholders are entitled to receive dividends at a rate of $0.88 per annum (8% of purchase price) prior to any dividend payments to common stockholders. These dividends are not cumulative.

Liquidation
   In the event of any voluntary or involuntary liquidation, dissolution or winding-up, including the sale of all or substantially all of the assets of the Company, as defined, the holders of Series A, Series B, Series C and Series D Preferred Stock then outstanding shall be entitled to be paid an amount equal to $0.75, $6.00, $10.21 and $11.00 per share, respectively plus any declared but unpaid dividends. As the potential liquidation event upon the sale of all or substantially all of the assets of the Company could be deemed outside the control of the Company, the convertible preferred stock has been presented outside of stockholder's equity (deficit) in the accompanying financial statements. Since redemption is uncertain because it is based on a liquidation event, the Company has presented the preferred stock at issuance value. The following summarizes the liquidation values of Series A, Series B, Series C and Series D Preferred Stock as of December 31, 1999 and 2000 and September 30, 2001:

                                                 December 31,
                                             --------------------- September 30,
                                                   1999       2000          2001
---------------------------------------------------------------------------------
Series A Preferred Stock.................... $  500,000 $  500,000   $   500,000
Series B Preferred Stock....................  7,901,454  7,901,454     7,901,454
Series C Preferred Stock....................         --  5,500,903     5,500,903
Series D Preferred Stock....................         --         --    44,845,174

   After the liquidation preference payments to all Preferred stockholders, the remaining assets of the Company shall be distributed ratably among the holders of common stock and Series A, Series B, Series C and Series D Preferred Stock based on the number of shares of common stock that each series of Preferred Stock is then convertible into.

   If upon any such liquidation, dissolution, or winding-up of the Company, the remaining assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Preferred Stock the full amount which they are entitled to, the holders of shares of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to their aggregate liquidation amount.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



   Conversion
   Each share of Series A, Series B, Series C and Series D Preferred Stock is convertible at the option of the holder, at any time, into one share of common stock, adjustable for certain dilutive events. An automatic conversion occurs into common stock at the then applicable conversion price upon the closing of a public offering in which the share price is not less than $15.00 per share (adjusted for specified events) and the aggregate proceeds to the Company are greater than $25,000,000.

   Voting rights
   The Series A, Series B, Series C and Series D Preferred stockholders are entitled to the number of votes for each share of common stock which the Preferred Stock is then convertible on most matters submitted to a vote of stockholders. In addition, Series A Preferred stockholders, voting as a separate class, are entitled to elect one director of the Company. Series B Preferred stockholders, voting as a separate class, are entitled to elect one director of the Company.

   The Company must reserve a sufficient number of its authorized but unissued common stock to provide for the conversion of Series A, Series B, Series C and Series D Preferred Stock. Therefore, the following number of shares of common stock has been reserved as of September 30, 2001:

Series A Preferred Stock...............   666,667
Series B Preferred Stock............... 1,500,000
Series C Preferred Stock...............   538,776
Series D Preferred Stock............... 4,090,910
                                        ---------
                                        6,796,353
                                        =========

   (b) Common stock
   The Company has 50,000,000 authorized shares of common stock, of which a total of 1,607,830, 1,612,830 and 1,694,830 shares have been issued as of December 31, 1999, December 31, 2000 and September 30, 2001, respectively.

   (c) Restricted common stock
   The Company has entered into a vesting and buyback agreement with a shareholder/member of the Board of Directors. The agreement provides that in the event that the shareholder is no longer on the Board of Directors, the Company has the right to repurchase any unvested shares from the stockholder at the original issuance price of $0.05 to $0.60 per share. The repurchase option on the 74,000 shares of restricted common stock outstanding at December 31, 2000 lapses on a monthly basis through 2004. As of December 31, 2000, 64,467 shares of common stock were vested and 9,533 shares of common stock were subject to repurchase rights. In September 2001, the Company accelerated the vesting of the remaining unvested restricted shares for this Board member upon her resignation from the Board. The Company recorded a noncash compensation charge of approximately $79,000 during the nine months ended September 30, 2001 related to the acceleration of vesting and the Company's termination of the agreement to repurchase shares held by the Board member.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



(7) Stock option plans

In March 1995, the Company adopted the 1995 Stock Option Plan (the 1995 Plan), whereby the Board of Directors may grant incentive and nonstatutory stock options. The Company initially reserved 500,000 shares of common stock for issuance to eligible employees, directors of and consultants to the Company, which was increased to 1,000,000 shares in June 1999 and to 1,500,000 shares in September 1999. Options granted under the 1995 Plan expire no later than 10 years from the date of grant. For incentive stock options, the option price shall be at least 100% of the fair value on the date of grant, and no less than 85% of the fair value for nonqualified stock options. If, at the time the Company grants an incentive stock option, the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, then the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options generally vest over a period of four years from the date of grant. Options may be granted with different vesting terms from time to time. As of September 30, 2001, the Company had 47,609 shares available for future grant under the 1995 Plan.

In November 2001, the Company adopted the 2001 Incentive Award Plan (the 2001
Plan), whereby the Board of Directors may grant incentive and nonstatutory stock options. The Company has reserved 700,000 shares of common stock for issuance under the 2001 Plan.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



Activity under this stock option plan is summarized is follows:

                                                                   Weighted
                                                                    average
                                                         Exercise  exercise
                                               Number       price price per
                                            of shares   per share     share
    ------------------------------------------------------------------------
     Granted...............................   163,000  $0.05-0.50    $ 0.44
                                            ---------  ----------    ------
    Balance, December 31, 1995.............   163,000   0.05-0.50      0.44
     Granted...............................    80,000   0.05-0.50      0.39
                                            ---------  ----------    ------
    Balance, December 31, 1996.............   243,000   0.05-0.50      0.43
     Granted...............................   257,000        0.50      0.50
     Cancelled.............................    (1,000)       0.50      0.50
                                            ---------  ----------    ------
    Balance, December 31, 1997.............   499,000   0.05-0.50      0.46
     Granted...............................     1,000        0.50      0.50
     Exercised.............................   (15,000)       0.05      0.05
     Cancelled.............................   (63,000)       0.50      0.50
                                            ---------  ----------    ------
    Balance, December 31, 1998.............   422,000   0.05-0.50      0.47
     Granted...............................   294,500        0.60      0.60
     Exercised.............................   (74,000)  0.05-0.50      0.40
     Cancelled.............................   (48,000)       0.50      0.50
                                            ---------  ----------    ------
    Balance, December 31, 1999.............   594,500   0.05-0.60      0.54
     Granted...............................   509,891   0.60-1.00      0.60
     Exercised.............................    (5,000)       0.05      0.05
                                            ---------  ----------    ------
    Balance, December 31, 2000............. 1,099,391   0.50-1.00      0.57
     Granted...............................   300,000        1.10      1.10
     Exercised.............................   (82,000)       0.60      0.60
     Cancelled.............................   (41,000)       0.60      0.60
                                            ---------  ----------    ------
    Balance, September 30, 2001............ 1,276,391  $0.50-1.10    $ 0.69
                                            =========  ==========    ======
    Exercisable, September 30, 2001........   618,812  $0.50-0.60    $ 0.55
                                            =========  ==========    ======
    Exercisable, December 31, 2000.........   523,496  $0.50-0.60    $ 0.54
                                            =========  ==========    ======
    Exercisable, December 31, 1999.........   369,063  $0.50-0.60    $ 0.51
                                            =========  ==========    ======
    Exercisable, December 31, 1998.........   377,417  $0.05-0.50    $ 0.48
                                            =========  ==========    ======

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)


The following table summarizes information about options outstanding at September 30, 2001:

                             Outstanding                Exercisable
                  ---------------------------------- ------------------
                                   Weighted
                                    average Weighted           Weighted
                                  remaining  average            average
         Exercise    Number     contractual exercise    Number exercise
           prices of shares life (In years)    price of shares    price
         ---------------------------------------------------------------
          $0.50     308,000            5.34    $0.50   307,979    $0.50
           0.60     668,391            8.52     0.60   310,833     0.60
           1.10     300,000            9.54     1.10        --       --
                  ---------            ----    -----   -------    -----
                  1,276,391            7.99    $0.69   618,812    $0.55
                  =========            ====    =====   =======    =====

The Company has computed the pro forma disclosures required under SFAS No. 123 for options granted in 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001 using the Black-Scholes option pricing model prescribed by SFAS No. 123. The assumptions used and weighted average information is as follows:

                                                December 31,                 September 30,
                                      --------------------------------  ----------------------
                                        1998       1999        2000        2000        2001
------------------------------------------------------------------------------------------------
Risk-free interest rate                   5.52%  5.08-5.68%  5.17-6.50%  5.80-6.66%  4.51-5.24%
Expected dividend yield                     --          --          --          --          --
Expected lives                         5 years     5 years     5 years     5 years     5 years
Expected volatility                         --          --          --          --          --
Weighted average fair value of
 options granted equal to fair market
 value                                $   0.12  $     0.14  $     0.17  $     0.17          --
Weighted average fair value of
 options granted below fair market
 value                                      --          --  $     2.61  $     2.61  $    10.14

The pro forma effects of applying SFAS No. 123 are as follows for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2000 and 2001:

                                       December 31,                 September 30,
                              ------------------------------  ------------------------
                               1998      1999       2000         2000         2001
----------------------------------------------------------------------------------------
Net income (loss)--
 As reported                  $79,264 $1,072,528 $(4,942,523) $(2,344,353) $(6,711,602)
 Pro forma                    $66,051 $1,053,783 $(4,967,374) $(2,366,436) $(6,913,629)
Net income (loss) per share--
 As reported--basic           $  0.07 $     0.77 $     (3.09) $     (1.47) $     (4.00)
 As reported--diluted         $  0.03 $     0.33 $     (3.09) $     (1.47) $     (4.00)
 Pro forma--basic             $  0.06 $     0.76 $     (3.11) $     (1.48) $     (4.12)
 Pro forma--diluted           $  0.03 $     0.32 $     (3.11) $     (1.48) $     (4.12)

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)


The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Because the Company accounts for its stock-based awards using the intrinsic value method in accordance with APB Opinion No. 25 and its related interpretations, no compensation expense has been recognized in the consolidated financial statements at the date of grant for employee stock option arrangements for which the exercise price is equal to the deemed fair market value of the underlying shares at that date.

In connection with stock options granted to employees during the year ended December 31, 2000 and nine months ended September 30, 2001, the Company recorded deferred compensation of approximately $1,109,000 and $2,921,000, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock determined for financial reporting purposes on the grant date. The deferred compensation will be recognized as an expense over the vesting period, generally four years, in accordance with the method described in FASB Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (An Interpretation of APB Opinion No. 15 and No. 25"), of the underlying stock options for options granted to employees. The Company recorded stock-based compensation expense of $144,335 and $1,116,654 for the year ended December 31, 2000 and nine months ended September 30, 2001, respectively, related to these options.

At September 30, 2001, the remaining unamortized deferred stock-based compensation totaled $2,769,064 and will be amortized over the following periods (assuming no forfeitures):

Three months ending December 31, 2001............ $  458,544
Year ending December 31, 2002....................  1,274,934
Year ending December 31, 2003....................    673,930
Year ending December 31, 2004....................    307,515
Year ending December 31, 2005....................     54,141
                                                  ----------
                                                  $2,769,064
                                                  ==========

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



From inception (April 22, 1994) though September 30, 2001, the Company has issued options to purchase a total of 132,000 shares to nonemployees. These options typically vest 25% upon the first anniversary of the vesting start date and ratably on a monthly basis thereafter through 2003. The Company has recorded the applicable stock-based compensation expense based on the fair value of these options as calculated by the Black-Scholes option pricing model of $5,900, $16,460, $23,154, $11,771, $116,754 and $170,269 during the years ended December 31, 1998, 1999 and 2000, the nine months ended September 30, 2000 and 2001 and the period from inception (April 22, 1994) to September 30, 2001, respectively. The assumptions used are as follows:

                                       December 31,              September 30,
                              ------------------------------ ----------------------
                                1998      1999       2000       2000       2001
-----------------------------------------------------------------------------------
Risk-free interest rate......    5.52% 5.08-5.68% 5.17-6.50% 5.80-6.66% 4.51-5.24%
Expected dividend yield......       --         --         --         --         --
Expected lives............... 10 years   10 years   10 years   10 years   10 years
Expected volatility..........      80%        85%        90%        90%        95%

In December 2000, the Company recorded a charge of $63,114 related to the acceleration of one executive's 25,625 unvested options on the date of his termination. In January 2001, the former executive exercised his 102,500 options in a cashless exercise in exchange for 82,000 shares of the Company's common stock. The cashless exercise of options utilizing immature shares resulted in a new measurement date and the Company recorded a noncash compensation charge of approximately $189,000 in relation to this exercise in the nine months ended September 30, 2001. This charge was calculated based on the fair market value on the date of exercise. This cashless exercise was not a provision of the original plan and has only been granted to this one executive.

In September 2001, the Company accelerated the vesting and extended the exercise term of options to two Board members who resigned. In connection with this agreement, the Company recorded a noncash compensation charge of approximately $665,000 related to the option modification in the nine months ended September 30, 2001. This change was calculated based on the fair market value on the date of the acceleration.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



(8) INCOME TAXES

The provision for income taxes consists of the following:

                                                  For the years ended
                                                     December 31,
                                                  --------------------
                                                       1998 1999 2000
          ------------------------------------------------------------
          Current payable--
             Federal............................. $ 70,000  $ -- $ --
             State...............................       --    --   --
             Foreign.............................  138,000    --   --
                                                   -------- ---- ----
                                                   208,000    --   --
          Deferred tax benefit--
             Federal.............................       --    --   --
             State...............................       --    --   --
             Foreign.............................       --    --   --
                                                   -------- ---- ----
                                                  $208,000  $ -- $ --
                                                   ======== ==== ====

The provision for income taxes for the year ended December 31, 1998 consisted of alternative minimum taxes and foreign withholding taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 1999 and 2000, the components of the net deferred tax assets are approximately as follows:

                                                    1999         2000
-----------------------------------------------------------------------
Net operating loss carryforwards............ $ 4,175,000  $ 5,597,000
Research and development tax credit
 carryforwards..............................     351,000      473,000
Other tax credit carryforwards..............      70,000       70,000
Deferred revenue............................     788,000      732,000
Depreciation and amortization...............     127,000      152,000
Other.......................................       5,000       12,000
Capitalized purchased technology............    (486,000)          --
                                             -----------  -----------
                                               5,030,000    7,036,000
Valuation allowance.........................  (5,030,000)  (7,036,000)
                                             -----------  -----------
   Net deferred income tax asset............ $        --  $        --
                                             ===========  ===========

The Company has placed a full valuation allowance against its net deferred tax assets since the Company believes it is more likely than not that it will not be able to utilize its net deferred tax asset.

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



The provision for income taxes differs from the federal statutory rate due to the following:

                                              For the year ended
                                                 December 31,
                                             ----------------------
                                              1998   1999   2000
-------------------------------------------------------------------
Tax at statutory rate.......................  34.0%  34.0% (34.0)%
State taxes, net of federal benefit.........   3.3    6.1   (5.7)
Permanent differences.......................   0.9    0.8    1.6
Tax credits................................. (18.6) (12.6)  (2.5)
Tax effect of foreign activities............  31.8     --     --
Change in valuation allowance...............  21.0  (28.3)  40.6
                                             -----  -----  -----
   Effective tax rate.......................  72.4%   -- %   -- %
                                             =====  =====  =====

At December 31, 2000, the Company had net operating loss carryforwards and research and development tax credit carryforwards of approximately $13,990,000 and $473,000, respectively. The federal net operating losses and the research and development tax credits expire beginning in 2009 through 2020. In addition, at December 31, 2000, the Company also had alternative minimum tax (AMT) credit carryforwards of approximately $70,000. The carryforward period for the AMT credit is unlimited. The use of these losses may be limited due to ownership change limitations under Section 382 of the Internal Revenue Code.

(9) RETIREMENT SAVINGS PLAN

The Company has a simplified employee pension plan covering substantially all of the Company's employees. Company matching contributions are at the discretion of the Company's management. The Company has not made any discretionary contributions from inception (April 22, 1994) through September 30, 2001.

(10) RELATED PARTY TRANSACTIONS

In February 2000, the Company sold 489,804 shares of Series C Preferred Stock to a customer at $10.21 per share for gross proceeds of $5,000,000. Total revenues from this customer for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2000 were $1,436,387, $3,133,935, and $673,019. No revenue was recognized from this customer in the year ended December 31, 1998 or the nine months ended September 30, 2001. No portion of the proceeds from the sales of Series C Preferred Stock were allocated to revenue. In addition in March 2001, this customer purchased 200,000 shares of Series D Preferred Stock at $11.00 per share. This price is consistent with that paid by other investors.

In addition in May 2000, the Company issued an additional 48,972 shares of Series C Preferred Stock to the owner of a molecule the Company was developing as partial payment for licensing the molecule from this Company. The license agreement was for $1,500,000, of which the Company paid $1,000,000 in cash and issued stock valued at $500,000 based on a price of $10.21 per share.

ADERIS PHARMACEUTICAL, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)



(11) ACQUISITIONS

Whitby Research
On April 25, 1994, the Company purchased all of the outstanding capital stock of Whitby Research (a wholly-owned subsidiary of Whitby, Inc.) for $500,000 in cash. Accordingly, the acquired assets and liabilities were recorded at their estimated fair value as of the date of acquisition, including approximately $310,000 allocated to in-process purchased research and development costs and approximately $190,000 allocated to property and equipment. In connection with the purchase, the Company entered into a royalty agreement with Whitby, Inc. for an indefinite period, in which the Company has agreed to pay future royalties to Whitby, Inc. for certain patents, license and know-how fees received by the Company. During the years ended December 31, 1998, 1999 and 2000, the nine months ended September 30, 2000 and 2001 and for the period from inception (April 22, 1994) to September 30, 2001, the Company incurred approximately $492,000, $243,000, $28,000, $17,000, $0 and $1,108,000,
respectively, of royalties under the royalty agreement, which is included in royalty expense in the accompanying consolidated statements of operations.

Renalogics
On June 21, 1999, the Company acquired all of the outstanding capital stock of Renalogics in exchange for a maximum of 259,161 shares of the Company's common stock and 296,678 shares of the Company's Series B Preferred Stock.

On June 21, 1999, the Company issued to the shareholders of Renalogics 155,497 shares of the Company's common stock valued at $0.60 per share or $93,298 and 178,008 shares of the Company's Series B Preferred Stock valued at $6.00 per share or $1,068,048 in exchange for all of the outstanding capital stock of Renalogics. In addition, the Company forgave the principal of $192,830 and the accrued interest of $2,795 related to the notes receivable entered into in April and May of 1999 with Renalogics. In addition, the Company paid cash upon the closing of the acquisition as settlement of the outstanding liabilities of Renalogics of $27,423 that the Company was assuming as part of the acquisition. The Company also incurred approximately $103,000 of legal, accounting and consultation fees as a cost of this transaction. This transaction was accounted for as a purchase in accordance with the provisions of APB Opinion No. 16, "Accounting for Business Combinations." The purchase price of the acquisition has been allocated as follows:

Purchased technology................... $1,472,762
Cash...................................     14,848
                                        ----------
                                        $1,487,610
                                        ==========

The portion of the purchase price allocated to purchased technology represents the licensing and research agreements with Emory University assumed by the Company. Under these arrangements, the Company acquired the right to develop and commercialize any intellectual property that resulted from Emory University's efforts with respect to the development of a family of novel anti-inflammatory molecules in exchange for certain milestone payments and royalties based on sales of a product resulting from the intellectual property of Emory University. The Company has paid approximately $0, $405,000, $136,000 and $541,000 in 1998, 1999, 2000 and for the period from inception (April 22, 1994) to

ADERIS PHARMACEUTICALS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
(Information for September 30, 2000 and 2001 is unaudited)


September 30, 2001, respectively, in payments in connection with the research agreement with Emory University, which has been recorded as research and development expense in the accompanying consolidated statement of operations.

The Company estimated that there was value to the licensing agreement from Emory University which they had purchased in the acquisition. Accordingly, the Company capitalized the full amount to purchased technology and assigned it a three-year life, management's estimate for the period of time it would take the Company to recognize the value of the technology covered by the licensing agreement. The Company began amortizing the purchased technology on a straight-line basis over the estimated useful life. In addition, the former president of Renalogics became the president of the Company as of June 21, 1999.

During December 2000, the Company reevaluated the commercial potential of the licensing agreement with Emory University and the employment arrangement it had with the former president of Renalogics and concluded that it would not pursue the further commercialization of this technology. Accordingly, the Company terminated its licensing agreement with Emory University and wrote off the remaining $742,242 of unamortized value of the purchased technology. In addition, as of December 31, 2000, the Company terminated the former president of Renalogics.

The Company is required to issue an additional 103,664 shares of its common stock and 118,670 shares of its Series B Preferred Stock to the shareholders of Renalogics upon closing of an underwritten initial public offering of the Company's common stock at a price of at least $10.00 per share or upon the sale of the Company for a price greater than $60 million. As of December 31, 2000, none of these milestones had been achieved. As there is no longer value related to the assets acquired in this acquisition, the Company will expense this contingent purchase amount if it is paid based on the fair value of stock on the date it is issued.

The following unaudited pro forma financial information combines the Company's and Renalogics' results of operations as if the acquisition had taken place on January 1, 1998. The pro forma results are not necessarily indicative of what the results of operations actually would have been if the transaction had occurred on the applicable dates indicated and are not intended to be indicative of future results of operations:

                                              Year ended
                                             December 31,
                                        ----------------------
                                              1998        1999
---------------------------------------------------------------
Revenues............................... $3,173,148  $6,850,560
Operating (loss) income................   (249,232)    814,506
Net (loss) income......................   (697,575)    829,511
Net (loss) income per share, basic.....      (0.64)       0.60
Net (loss) income per share, diluted...      (0.64)       0.25

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Renalogics, Inc.:

We have audited the accompanying balance sheets of Renalogics, Inc. (a Georgia corporation) as of December 31, 1998 and June 21, 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for year ended December 31, 1998, for period from January 1, 1999 to June 21, 1999 and for the period from inception (September 10, 1996) to June 21, 1999. These financial statements are the responsibility of the Renalogics, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renalogics, Inc. as of December 31, 1998 and June 21, 1999, and the results of its operations and its cash flows for year ended December 31, 1998, for period from January 1, 1999 to June 21, 1999 and for the period from inception (September 10, 1996) to June 21, 1999 in conformity with accounting principles generally accepted in the United States.

Boston, Massachusetts
August 22, 2001


--------------------------------------------------------------------------------

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------


BALANCE SHEETS

                                                                              December 31,     June 21,
                                                                                      1998         1999
---------------------------------------------------------------------------------------------------------

Assets
Current Assets:
 Cash and cash equivalents...................................................  $    84,453  $    14,848
                                                                               -----------  -----------
     Total assets............................................................  $    84,453  $    14,848
                                                                               ===========  ===========
Liabilities, Redeemable Convertible Preferred Stock And Stockholders' Deficit
Current Liabilities:
 Accounts payable and accrued expenses.......................................  $    59,400  $    27,423
 Notes payable to Discovery Therapeutics, Inc. (Discovery)...................           --      192,830
 Convertible notes payable to stockholders...................................      200,000           --
                                                                               -----------  -----------
     Total current liabilities...............................................      259,400      220,253
                                                                               -----------  -----------
Series A Redeemable Convertible Preferred Stock (at redemption value)
 Authorized--2,000,000 shares, of which all 2,000,000 shares are designated Series A redeemable convertible preferred stock issued and outstanding--1,600,000 shares and 1,812,559 shares of Series A redeemable convertible preferred stock (at redemption value)
   December 31, 1998 and June 21, 1999, respectively.........................    1,500,000    1,712,559
                                                                               -----------  -----------
Stockholders' Deficit:
 Common stock, $0.01 par value--
   Authorized--6,000,000 shares
   Issued and outstanding--1,583,333 shares at December 31, 1998 and
     June 21, 1999...........................................................       15,833       15,833
 Deficit accumulated during the development stage............................   (1,690,780)  (1,933,797)
                                                                               -----------  -----------
     Total stockholders' deficit.............................................   (1,674,947)  (1,917,964)
                                                                               -----------  -----------
     Total liabilities and stockholders' deficit.............................  $    84,453  $    14,848
                                                                               ===========  ===========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                                                                           F-29

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS


                                              Period     Period from
                                                from       Inception
                                          January 1,  (September 10,
                              Year Ended     1999 to        1996) to
                            December 31,    June 21,        June 21,
                                    1998        1999            1999
----------------------------------------------------------------------
Expenses:
 Research and development..    $ 434,541   $  54,931     $ 1,069,011
 General and administrative      348,399     181,519         864,689
                               ---------   ---------     -----------
     Total expenses........      782,940     236,450       1,933,700
Interest Expense...........        4,164       6,850          11,014
Interest Income............       10,265         283          19,578
                               ---------   ---------     -----------
     Net loss..............    $(776,839)  $(243,017)    $(1,925,136)
                               =========   =========     ===========



The accompanying notes are an integral part of these financial statements.

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT




                                                                             Stock
                                                                      Subscription
                                                                        Receivable
                                                             Series A         from                             Stock
                                               Redeemable Convertible     Series A                      Subscription
                                                      Preferred Stock   Redeemable         Common Stock   Receivable
                                               ----------------------  Convertible  -------------------         from
                                                           Redemption    Preferred                $0.01       Common
                                                   Shares       Value  Stockholder     Shares Par Value  Stockholder
                                               ---------  ----------  ------------  --------- --------- ------------
Balance, September 10, 1996...................        --  $       --     $      --         --   $    --      $    --
  Issuance of common stock....................        --          --            --    666,667     6,667           --
  Issuance of Series A redeemable convertible
   preferred stock............................   333,334     250,000            --         --        --           --
  Net loss....................................        --          --            --         --        --           --
                                                ---------  ----------    ---------  ---------   -------      -------
Balance, December 31, 1996....................   333,334     250,000            --    666,667     6,667           --
  Issuance of common stock....................        --          --            --    906,666     9,066       (2,194)
  Issuance of Series A redeemable convertible
   preferred stock, net of issuance costs of
   $8,661..................................... 1,266,666   1,250,000      (150,000)        --        --           --
  Net loss....................................        --          --            --         --        --           --
                                                ---------  ----------    ---------  ---------   -------      -------
Balance, December 31, 1997.................... 1,600,000   1,500,000      (150,000) 1,573,333    15,733       (2,194)
  Issuance of common stock....................        --          --            --     10,000       100           --
  Payment of stock subscription receivables...        --          --       150,000         --        --        2,194
  Net loss....................................        --          --            --         --        --           --
                                                ---------  ----------    ---------  ---------   -------      -------
Balance, December 31, 1998.................... 1,600,000   1,500,000            --  1,583,333    15,833           --
  Issuance of Series A redeemable convertible
   preferred stock upon conversion of
   principal and interest on notes payable to
   stockholders...............................   212,559     212,559            --         --        --           --
  Net loss....................................        --          --            --         --        --           --
                                                ---------  ----------    ---------  ---------   -------      -------
Balance, June 21, 1999........................ 1,812,559  $1,712,559     $      --  1,583,333   $15,833      $    --
                                                =========  ==========    =========  =========   =======      =======







                                                   Deficit
                                               Accumulated
                                                During the          Total
                                               Development  Shareholders'
                                                     Stage        Deficit
                                               -----------  -------------
Balance, September 10, 1996................... $        --   $        --
  Issuance of common stock....................          --         6,667
  Issuance of Series A redeemable convertible
   preferred stock............................          --            --
  Net loss....................................     (95,424)      (95,424)
                                               -----------   -----------
Balance, December 31, 1996....................     (95,424)      (88,757)
  Issuance of common stock....................          --         6,872
  Issuance of Series A redeemable convertible
   preferred stock, net of issuance costs of
   $8,661.....................................      (8,661)       (8,661)
  Net loss....................................    (809,856)     (809,856)
                                               -----------   -----------
Balance, December 31, 1997....................    (913,941)     (900,402)
  Issuance of common stock....................          --           100
  Payment of stock subscription receivables...          --         2,194
  Net loss....................................    (776,839)     (776,839)
                                               -----------   -----------
Balance, December 31, 1998....................  (1,690,780)   (1,674,947)
  Issuance of Series A redeemable convertible
   preferred stock upon conversion of
   principal and interest on notes payable to
   stockholders...............................          --            --
  Net loss....................................    (243,017)     (243,017)
                                               -----------   -----------
Balance, June 21, 1999........................ $(1,933,797)  $(1,917,964)
                                               ===========   ===========


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
                                                                           F-31

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS



                                                                                          Period from
                                                                          Period from       Inception
                                                                           January 1,  (September 10,
                                                              Year Ended      1999 to        1996) to
                                                            December 31,     June 21,        June 21,
                                                                    1998         1999            1999
-------------------------------------------------------------------------------------------------------
Operating Activities
 Net loss..................................................    $(776,839)   $(243,017)    $(1,925,136)
 Adjustments to reconcile net loss to net cash used in
   operating activities--
   Common stock issued for payment of research and
     development services..................................           --           --             833
   Noncash interest on convertible notes payable to
     stockholders..........................................           --       12,559          12,559
   Changes in operating assets and liabilities--
     Interest receivable...................................        1,167           --              --
     Accounts payable and accrued expenses.................       (2,700)     (31,977)         27,423
                                                               ---------    ---------     -----------
       Net cash used in operating activities...............     (778,372)    (262,435)     (1,884,321)
                                                               ---------    ---------     -----------
Financing Activities
 Net proceeds from sale of common stock....................          100           --          12,806
 Net proceeds from sale of Series A redeemable
   convertible preferred stock, net of issuance costs......           --           --       1,341,339
 Payment of stock subscription receivable from common
   stockholder.............................................        2,194           --           2,194
 Payment of stock subscription receivable from Series A
   redeemable convertible preferred stockholder............      150,000           --         150,000
 Convertible notes payable to stockholders.................      200,000           --         200,000
 Notes payable to Discovery................................           --      192,830         192,830
                                                               ---------    ---------     -----------
       Net cash provided by financing activities...........      352,294      192,830       1,899,169
                                                               ---------    ---------     -----------
(Decrease) Increase in Cash and Cash Equivalents...........     (426,078)     (69,605)         14,848
Cash and Cash Equivalents, beginning of period.............      510,531       84,453              --
                                                               ---------    ---------     -----------
Cash and Cash Equivalents, end of period...................    $  84,453    $  14,848     $    14,848
                                                               =========    =========     ===========
Supplemental Disclosure of Noncash Financing Activities
Issuance of Series A redeemable convertible preferred stock
  upon conversion of principal and interest of notes
  payable to stockholders..................................    $      --    $ 212,559     $   212,559
                                                               =========    =========     ===========
Issuance of common stock for research and development
  services.................................................    $      --    $      --     $       833
                                                               =========    =========     ===========

The accompanying notes are an integral part of these financial statements.

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
June 21, 1999


(1) OPERATIONS

Renalogics, Inc. (the Company) was incorporated as a Georgia corporation on September 10, 1996. The Company is engaged in the development and commercialization of therapeutic products for the treatment of glumerulonephritis and other diseases.

The Company is in the development stage and is devoting substantially all of its efforts towards research and development. The Company incurred net losses of approximately $1,925,000 during the period from inception (September 10, 1996) to June 21, 1999. The Company has an accumulated deficit of approximately $1,934,000 as of June 21, 1999. The Company is subject to risks and challenges similar to other development stage biotechnology companies. These risks include, but are not limited to, dependence on key individuals, successful development and marketing of its products, the ability to obtain adequate financing to support growth and future operations and competition from substitute products and larger companies with greater financial, technical, management and marketing resources.

On June 21, 1999, Discovery Therapeutics, Inc. (Discovery) completed its acquisition of the Company. In consideration for the acquisition of the Company, the stockholders of the Company received 155,497 shares of Discovery's common stock, $0.001 par value per share and 178,008 shares of Discovery's Series B convertible preferred stock in exchange for all of the outstanding capital stock of the Company. Discovery will issue the stockholders of the Company an additional 103,664 shares of its common stock and 118,670 shares of its Series B convertible preferred stock upon achievement of certain milestones. In connection with the acquisition, the principal of $192,830 and accrued interest of $2,795 of the notes due to Discovery were forgiven by Discovery.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) Basis of presentation
   The Company's financial statements have been presented on the basis that it will continue as a going-concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of approximately $777,000 and $243,000 for the year ended December 31, 1998 and for the period from January 1, 1999 to June 21, 1999, respectively, and had an accumulated deficit of approximately $1,934,000 at June 21, 1999. However, as discussed in Note 1, the Company was acquired on June 21, 1999 by Discovery. Continuation of the Company's operations will be dependent on business decisions made by the management of Discovery, funding provided by Discovery and the Company's results of operations.

   (b) Use of estimates
   The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the accompanying financial statements and notes. Actual results could differ from those estimates.

   (c) Cash and cash equivalents
   Cash and cash equivalents include all highly liquid investments with a maturity of 90 days or less at the time of purchase.

--------------------------------------------------------------------------------
                                                                           F-33

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
June 21, 1999


   (d) Research and development expenses
   The Company expenses all research and development costs as incurred.

   (e) Concentrations of credit risk
   Financial instruments that subject the Company to concentrations of credit risk consist of cash and cash equivalents. The Company maintains its cash balances with one highly rated financial institution.

   (f) Stock-based compensation
   Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," requires the measurement of the fair value of stock options or warrants granted to employees to be included in the statement of operations or, alternatively, disclosed in the notes to financial statements. The Company has determined that it will account for stock-based compensation of employees under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and elect the disclosure-only alternative under SFAS No. 123. The Company records the fair market value of stock options and warrants granted to nonemployees in exchange for services in accordance with Emerging Issues Task Force (EITF) No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," in the statement of operations. To date, there have been no option and no warrant grants to either employees or nonemployees.

   (g) Comprehensive loss
   SFAS No. 130, "Reporting Comprehensive Income," requires companies to report comprehensive income (loss) as a measure of overall performance. Comprehensive loss includes all changes in equity during a period, except those resulting from investments by owners and distributions to owners. For the period from inception (September 10, 1996) to June 21, 1999, the Company's comprehensive loss is the same as its reported net loss.

   (h) Fair value of financial instruments
   Financial instruments principally consist of cash and cash equivalents and notes payable to stockholders. The estimated fair values of these instruments approximates their carrying values. The estimated fair values have been determined through information obtained from market sources and management estimates.

   (i) Recently issued accounting pronouncements
   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, will be effective for the Company's financial reporting beginning in the first quarter of fiscal 2001. SFAS No. 133 will require the Company to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of the derivative. The Company does not expect the adoption of SFAS No. 133 to have a material impact on the results of its operations or financial position.

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
June 21, 1999



(3) STOCKHOLDERS' DEFICIT

   (a) Redeemable convertible preferred stock
   In September 1996, the Company sold 333,334 shares of Series A redeemable convertible preferred stock (Series A Preferred Stock) at $0.75 per share, resulting in net proceeds of $250,000. In May 1997, the Company sold 666,666 shares of Series A Preferred Stock at $0.75 per share, resulting in net proceeds of $498,466. In November 1997, the Company sold 600,000 shares of Series A Preferred Stock at $1.25 per share, resulting in net proceeds of $742,873 of which $150,000 was not paid until 1998 and, therefore, represents the stock subscription receivable from Series A Redeemable Convertible Preferred stockholder in the accompanying financial statements.

   The rights, preferences and privileges of the Series A Preferred Stock are as follows:

   Dividends
   The Company is not required to pay dividends to any preferred stockholders. However, in the event a dividend is declared, Series A Preferred stockholders are entitled to receive dividends at a rate of $0.075 per share prior to any dividend payments to common stockholders. These dividends are not cumulative.

   Liquidation
   In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, as defined, the holders of Series A Preferred Stock then outstanding shall be entitled to be paid an amount equal to the original purchase price per share plus any declared but unpaid dividends. As of December 31, 1998 and June 21, 1999, the liquidation value of Series A Preferred Stock was $1,500,000 and $1,712,559, respectively.

   After the liquidation preference payments to all Series A Preferred stockholders, the remaining assets of the Company shall be distributed ratably among the holders of common stock and Series A Preferred Stock based on the number of shares of common stock that each share of Series A Preferred Stock is then convertible into.

   If upon any such liquidation, dissolution, or winding-up of the Company, the remaining assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Series A Preferred Stock the full amount which they are entitled to, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

   Conversion
   Each share of Series A Preferred Stock is convertible at the option of the holder, at any time, into one share of common stock, adjustable for certain dilutive events. An automatic conversion occurs into common stock at the then applicable conversion price upon the closing of a public offering in which the share price is not less than $5.00 per share (adjusted for specified events) and the aggregate proceeds to the Company are not less than $15,000,000.

--------------------------------------------------------------------------------
                                                                           F-35

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
June 21, 1999


   Voting rights
   The Series A Preferred stockholders are entitled to the number of votes for each share of common stock which the Series A Preferred Stock is then convertible on most matters submitted to a vote of stockholders. In addition, Series A Preferred stockholders, voting as a separate class, are entitled to elect four directors.

   Redemption rights
   The Company will be required to redeem, subject to certain conditions, on September 1, 2003, the mandatory redemption date, all of the outstanding Series A Preferred Stock at a price equal to the purchase price per share plus any declared but unpaid dividends.

   (b) Common stock
   The Company has 6,000,000 authorized shares of common stock, of which 1,583,333 shares have been issued as of June 21, 1999. As of June 21, 1999, the Company has reserved a total of 2,000,000 shares of common stock for the conversion of Series A Preferred Stock.

(4) NOTES PAYABLE

   On October 15, 1998, the Company executed notes payable to various stockholders for $200,000. The Company has the option to convert these notes payable into shares of preferred stock. The notes bear interest at a rate of 10% per annum and mature on the earlier of conversion into preferred stock or June 30, 1999, as amended. On May 31, 1999, the Company converted the principal of $200,000 and the accrued interest of $12,559 into 212,559 shares of Series A Preferred Stock.

   During 1999, the Company also received $192,830 from Discovery in the form of a note payable. The note bears interest at a rate of 10% per annum and matures on the earlier of the date that is 15 days after the closing of a transaction or December 31, 1999. Upon acquisition this note plus the accrued interest of $2,795 was forgiven.

(5) INCOME TAXES

   The Company follows the liability method of accounting for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets or liabilities are recognized based on temporary differences between the financial statements and tax bases of assets and liabilities using currently enacted tax rates.

   No income tax provision or benefit has been recorded for the period from inception (September 10, 1996) to June 21, 1999.

   As of June 21, 1999, the Company had a deferred tax asset of approximately $803,000 related primarily to the Company's net operating loss carryforwards of approximately $1,923,000, which expire through 2019, and research and development credit carryforwards of approximately $71,000. The Company has not recognized any of its potential tax benefits in the accompanying financial statements because the future realizability of such assets is uncertain. The use of losses may be limited due to ownership change limitations under Section 382 of the Internal Revenue Code.

--------------------------------------------------------------------------------
F-36

RENALOGICS, INC.
(A development stage company)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (continued)
June 21, 1999


   The Company's effective tax rate differed from the federal statutory rate as follows:

                                                                   For the period
                                      For the year  For the period from inception
                                             ended from January 1, (September 10,
                                      December 31,         1999 to       1996) to
                                              1998   June 21, 1999  June 21, 1999
----------------------------------------------------------------------------------
Federal statutory tax rate...........    (34.0)%        (34.0)%        (34.0)%
State taxes--Net of federal benefit..     (4.0)          (4.0)          (4.0)
Change in valuation allowance........     38.0           38.0           38.0
                                         -----          -----          -----
                                            -- %           -- %           -- %
                                         =====          =====          =====

(6) RELATED PARTY TRANSACTIONS

   For the year ended December 31 1998, the period from January 1, 1999 to June 21, 1999 and the period from inception (September 10, 1996) to June 21, 1999, the Company paid consulting fees to various shareholders which totaled approximately $354,000, $148,000 and $778,000, respectively.

   In May 1997, the Company entered into licensing and research agreements with Emory University (Emory) under which Emory agreed to assign certain patent and other rights to the Company and perform various research and development services for the Company. Under these agreements, the Company agreed to pay Emory through February 1999 total fees of approximately $700,000 and 83,333 shares of the Company's common stock. During 1997, the Company issued Emory 83,333 shares of its common stock. The Company recorded this transaction at the deemed fair value of the common stock on the grant date totaling $833, which was more clearly evident than the fair value of the consideration received. During the year ended December 31, 1998, the period from January 1, 1999 and June 21, 1999 and the period from inception (September 10, 1996) to June 21, 1999, the Company incurred approximately $278,000, $22,000 and $700,000 of costs related to these agreements, which are included in research and development expenses. In addition, there are minimum royalties or royalties based on sales of products developed under the agreement. As of June 21, 1999, none of the criteria had been achieved related to this additional consideration.

--------------------------------------------------------------------------------




[LOGO] Logo of Aderis Pharmaceuticals

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------


INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discount and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

                                                           Amount to
                                                             Be Paid
                                                           ---------
         SEC registration fee.............................  $24,000
         NASD filing fee..................................   10,000
         Nasdaq National Market listing fee...............      *
         Legal fees and expenses..........................      *
         Accounting fees and expenses.....................      *
         Printing and engraving...........................      *
         Blue sky fees and expenses (including legal fees)      *
         Transfer agent fees..............................      *
         Miscellaneous....................................      *
            Total.........................................      *

--------
* To be provided by amendment.

Item 14. Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation in effect as of the date hereof, and our Restated Certificate of Incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has applied for liability insurance for its officers and directors.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------

made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

The following sets forth information regarding all securities sold by the registrant since January 1, 1999:

1. In February 2000, the Registrant issued and sold an aggregate of 489,804 shares of Series C preferred stock at a price per share of $10.21 to one accredited investor.

2. In May 2000, the Registrant issued and sold an aggregate of 48,972 shares of Series C preferred stock at a price per share of $10.21 to one accredited investor.

3. In February 2001 and March 2001, the Registrant issued and sold an aggregate of 2,713,200 shares of Series D Preferred Stock at a price per share of $11.00 to twenty-one accredited investors.

4. In August 2001, the Registrant issued and sold an aggregate of 1,363,634 shares of Series D preferred stock at a price per share of $11.00 to nine accredited investors.

5. Between January 1, 1999 and September 30, 2001, the Registrant granted options to purchase an aggregate of 1,104,391 shares of common stock at exercise prices ranging from $0.60 to $1.10 per share with a weighted average exercise price of $0.74 per share.

6. In August 2001, the Registrant issued a warrant to purchase an aggregate of 136,400 shares of common stock at an exercise price of $6.00 to Gerard Klauer & Mattison, an accredited investor, for services rendered in connection with the sale of Series D preferred stock.

7. On November 14, 2001, the Registrant granted options to purchase an aggregate of 504,000 shares of common stock at an exercise price of $1.10 per share under the 2001 Incentive Award Plan.

The sale of the above securities were deemed to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder or, with respect to issuances to employees and consultants, Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients either received adequate information about the registrant or had adequate access, through their relationships with the registrant to such information.

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------


Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Number                                        Description
------ ------------------------------------------------------------------------------------------
  1.1* Form of Underwriting Agreement.
  3.1  Amended and Restated Certificate of Incorporation of Aderis Pharmaceuticals, Inc. as
       currently in effect.
  3.2  Bylaws of Aderis Pharmaceuticals, Inc., as currently in effect.
  3.3* Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering.
  3.4* Bylaws of Aderis Pharmaceuticals, Inc., to be effective upon the closing of this offering.
  4.1* Specimen Common Stock certificate.
  4.2  Restated Investor Rights Agreement dated March 31, 1995, as amended by the First
       Amendment dated November 3, 1995, the Second Amendment dated June 21, 1999, the
       Third Amendment dated February 21, 2001 and the Fourth Amendment dated August 15,
       2001.
  4.3  Warrant to Purchase Common Stock, dated July 18, 2001, granted to Gerard Klauer
       Mattison & Co., Inc.
  5.1* Opinion of Latham & Watkins.
 10.1  Form of Indemnification Agreement between Aderis and each of our directors and officers.
 10.2  1995 Stock Option Plan as amended by the First Amendment dated June 7, 1999 and the
       Second Amendment dated August 10, 2001.
 10.3  Amended and Restated 2001 Incentive Award Plan.
 10.4+ Development and License Agreement by and between Discovery Therapeutics, Inc. and
       Fujisawa Healthcare, Inc., dated July 29, 1999.
 10.5+ Development and Commercialization Agreement by and between Medco Research, Inc. and
       Discovery Therapeutics, Inc., dated August 19, 1997.
 10.6+ Exclusive License Agreement by and between Discovery Therapeutics, Inc. and Schwarz
       Pharma AG, dated August 10, 1999, as amended by Amendment No. 1 dated December 22,
       1999.
 10.7+ Earn Out Agreement by and between Whitby, Inc. and Discovery Therapeutics, Inc. dated
       April 25, 1994.
 10.8  Property Lease by and between Straley Corporation and Discovery Therapeutics, Inc. dated
       December 15, 2000, as amended by Lease dated November 15, 2001.
 10.9  Property Lease by and between Morton G. Thalhimer, Inc. and Discovery Therapeutics, Inc.
       dated February 24, 1998, as amended by the First Addendum dated January 7, 1999, the
       Second Addendum dated July 14, 1999, and the Third Addendum dated September 12,
       2000.
 16.1  Letter from Ernst & Young LLP.
 21.1  List of Subsidiaries of Aderis.
 23.1  Consent of Arthur Andersen LLP.
 23.2  Consent of Arthur Andersen LLP (Renalogics).
 23.3  Consent of Latham & Watkins (included in Exhibit 5.1).
 24.1  Power of Attorney (See Signature Page on Page II-5).

--------
* To be supplied by amendment.
+ Confidential treatment requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

None.

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Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Part II
--------------------------------------------------------------------------------


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Hopkinton, State of Massachusetts, on this 11th day of January 2002.

                                          ADERIS PHARMACEUTICALS, INC.

                                          By: /s/ PETER G. SAVAS
                                            ------------------------------------
                                              Name: Peter G. Savas
                                              Title: Chairman of the Board of
                                              Directors,
                                                  Chief Executive Officer and
                                                  President

                               Power of Attorney

Each person whose signature appears below constitutes and appoints Peter G. Savas and Kenneth L. Rice, Jr. and each of them individually, as attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendment to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as her or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or each of them individually, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated:

          Signature                      Title                     Date
   ------------------------ -------------------------------- ----------------

      /s/ PETER G. SAVAS    Chairman of the Board of         January 11, 2002
   ------------------------   Directors, Chief Executive
        Peter G. Savas        Officer and President
                             (Principal Executive Officer)

   /s/ KENNETH L. RICE, JR. Vice President and Chief         January 11, 2002
   ------------------------   Commercial Officer (Principal
     Kenneth L. Rice, Jr.     Financial Officer)

     /S/ JOSEPH R. VIDAL    Vice President--Finance          January 11, 2002
   ------------------------   (Principal Accounting Officer)
       Joseph R. Vidal

      /s/ STAN M. BENSON    Director                         January 11, 2002
   ------------------------
        Stan M. Benson

      /s/ GARY FRASHIER     Director                         January 11, 2002
   ------------------------
        Gary Frashier

       /S/ JAMES GARVEY     Director                         January 11, 2002
   ------------------------
         James Garvey

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--------------------------------------------------------------------------------

                      Signature        Title         Date
                 -------------------- -------- ----------------

                  /s/ ROBERT McNEIL   Director January 11, 2002
                 --------------------
                 Robert McNeil, Ph.D.

                   /s/ WAYNE I. ROE   Director January 11, 2002
                 --------------------
                     Wayne I. Roe

                   /s/ MICHAEL ROSS   Director January 11, 2002
                 --------------------
                 Michael Ross, Ph.D.

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